Exhibit 10.10
EXECUTION VERSION
CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

LOAN AGREEMENT
dated as of September 30, 2024
between
731 OFFICE ONE LLC,
as Borrower
and
GERMAN AMERICAN CAPITAL CORPORATION,
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
collectively, as Lender
Property: OFFICE UNIT 1 AND OFFICE UNIT 2, BEACON COURT CONDOMINIUM, 731 LEXINGTON AVENUE, NEW YORK, NEW YORK

Page
TABLE OF CONTENTS
I.    DEFINITIONS; PRINCIPLES OF CONSTRUCTION    9
Section 1.1.    Specific Definitions    9
Section 1.2.    Index of Other Definitions    50
Section 1.3.    Principles of Construction    53
II.    THE LOAN    53
Section 2.1.    The Loan    53
2.1.1    Agreement to Lend and Borrow    53
2.1.2    Single Disbursement to Borrower    54
2.1.3    The Note    54
2.1.4    Use of Proceeds    54
Section 2.2.    Interest Rate    54
2.2.1    Interest Rate    54
2.2.2    Default Rate    54
2.2.3    Interest Calculation    55
2.2.4    Usury Savings    55
Section 2.3.    Loan Payments    55
2.3.1    Payments    55
2.3.2    Payments Generally    56
2.3.3    Payment on Maturity Date    56
2.3.4    Late Payment Charge    56
2.3.5    Method and Place of Payment    56
Section 2.4.    Prepayments    56
2.4.1    Prepayments    57
2.4.2    Voluntary Prepayments    57
2.4.3    Open Prepayment    57
2.4.4    Prepayments in Connection with a Casualty or Condemnation    57
2.4.5    Prepayments After Default    58
2.4.6    Prepayment/Repayment Conditions    58
Section 2.5.    Release of Property    59
Section 2.6.    Intentionally Left Blank    60
Section 2.7.    Intentionally Left Blank    60
Section 2.8.    Intentionally Left Blank    60
Section 2.9.    Regulatory Changes; Taxes    60
2.9.1    Increased Costs    60
2.9.2    Special Taxes    61
2.9.3    Other Taxes    62
2.9.4    Tax Refund    62
2.9.5    Change of Office    62
2.9.6    Survival    62

III.    REPRESENTATIONS AND WARRANTIES    63
Section 3.1.    Borrower Representations    63
3.1.1    Organization; Special Purpose    63
3.1.2    Proceedings; Enforceability    63
3.1.3    No Conflicts    63
3.1.4    Litigation    63
3.1.5    Agreements    64
3.1.6    Consents    64
3.1.7    Property; Title    64
3.1.8    ERISA; No Plan Assets    65
3.1.9    Compliance    65
3.1.10    Financial Information    66
3.1.11    Easements; Utilities and Public Access    66
3.1.12    Assignment of Leases    67
3.1.13    Insurance    67
3.1.14    Flood Zone    67
3.1.15    Physical Condition    67
3.1.16    Intentionally Omitted    67
3.1.17    Leases    67
3.1.18    Tax Filings    69
3.1.19    No Fraudulent Transfer    69
3.1.20    Federal Reserve Regulations    69
3.1.21    Organizational Chart    69
3.1.22    Organizational Status    69
3.1.23    Bank Holding Company    70
3.1.24    No Casualty    70
3.1.25    Purchase Options    70
3.1.26    FIRPTA    70
3.1.27    Investment Company Act    70
3.1.28    Fiscal Year    70
3.1.29    Other Debt    70
3.1.30    Intentionally Omitted    70
3.1.31    Full and Accurate Disclosure    70
3.1.32    Condominium Representations    70
3.1.33    Bloomberg Lease    71
3.1.34    Illegal Activity    71
3.1.35    Labor Matters    71
Section 3.2.    Survival of Representations    71
IV.    BORROWER COVENANTS    72
Section 4.1.    Payment and Performance of Obligations    72
Section 4.2.    Due on Sale and Encumbrance; Transfers of Interests    72
Section 4.3.    Liens    73
Section 4.4.    Special Purpose    74

Section 4.5.    Existence; Compliance with Legal Requirements    74
Section 4.6.    Taxes and Other Charges    74
Section 4.7.    Litigation    75
Section 4.8.    Title to the Property    75
Section 4.9.    Financial Reporting    75
4.9.1    Generally    76
4.9.2    Quarterly Reports    76
4.9.3    Annual Reports    76
4.9.4    Other Reports    77
4.9.5    Annual Budget    77
Section 4.10.    Access to Property    78
Section 4.11.    Leases    78
4.11.1    Generally    78
4.11.2    Approvals    78
4.11.3    Covenants    81
4.11.4    Security Deposits; Bloomberg Letters of Credit    81
4.11.5    Lease Sweep Lease Covenants    82
Section 4.12.    Repairs; Maintenance and Compliance; Alterations    83
4.12.1    Repairs; Maintenance and Compliance    83
4.12.2    Alterations    83
Section 4.13.    Insolvency Opinion    84
Section 4.14.    Property Management    84
4.14.1    Management Agreement/Leasing Agreement    84
4.14.2    Prohibition Against Termination or Modification    84
4.14.3    Replacement of Manager    86
4.14.4    Termination of Leasing Agreement    86
Section 4.15.    Performance by Borrower    87
Section 4.16.    Licenses    87
Section 4.17.    Further Assurances    87
Section 4.18.    Estoppel Statement    87
Section 4.19.    Notice of Default    88
Section 4.20.    Cooperate in Legal Proceedings    88
Section 4.21.    Indebtedness    88
Section 4.22.    Business and Operations    89
Section 4.23.    Dissolution    89
Section 4.24.    Debt Cancellation    89
Section 4.25.    Affiliate Transactions    89
Section 4.26.    No Joint Assessment    89
Section 4.27.    Condominium Covenants    89
Section 4.28.    Change of Name, Identity or Structure    92
Section 4.29.    Costs and Expenses    93
Section 4.30.    Indemnity    94
Section 4.31.    ERISA    95
Section 4.32.    Patriot Act Compliance    95
Section 4.33.    Anti-Corruption Obligations    97

Section 4.34.    Employees    97
Section 4.35.    Co-Working Lease Provisions    97
V.    INSURANCE, CASUALTY AND CONDEMNATION    98
Section 5.1.    Insurance    98
5.1.1    Insurance Policies    98
5.1.2    Insurance Company    107
5.1.3    Condominium Board Policies    109
5.1.4    Bloomberg Insurance Policies    109
Section 5.2.    Casualty    109
Section 5.3.    Condemnation    110
Section 5.4.    Restoration    111
VI.    CASH MANAGEMENT AND RESERVE FUNDS    117
Section 6.1.    Cash Management Arrangements    117
Section 6.2.    Condominium Funds    118
6.2.1    Deposits of Condominium Funds    118
6.2.2    Release of Condominium Funds    119
6.2.3    Letter of Credit    119
Section 6.3.    Tax Funds    119
6.3.1    Deposits of Tax Funds    119
6.3.2    Release of Tax Funds    120
6.3.3    Letter of Credit    120
Section 6.4.    Insurance Funds    121
6.4.1    Deposits of Insurance Funds    121
6.4.2    Release of Insurance Funds    121
6.4.3    Acceptable Blanket Policy    122
6.4.4    Letter of Credit    122
Section 6.5.    Intentionally Left Blank    122
Section 6.6.    Rollover Funds    122
6.6.1    Deposits of Rollover Funds    122
6.6.2    Release of Rollover Funds    123
6.6.3    Letter of Credit    124
Section 6.7.    Bloomberg Reserves    125
6.7.1    Bloomberg Tenant Fund Account    125
6.7.2    Bloomberg Capital Upgrade Account    127
Section 6.8.    Lease Sweep Funds    128
6.8.1    Deposit of Lease Sweep Funds    128
6.8.2    Release of Lease Sweep Funds    128
6.8.3    Letter of Credit    131
Section 6.9.    Intentionally Left Blank    131
Section 6.10.    Casualty and Condemnation Account    132
Section 6.11.    Cash Collateral Funds    132
Section 6.12.    Property Cash Flow Allocation    133

6.12.1    Order of Priority of Funds in Deposit Account    133
6.12.2    Failure to Make Payments    134
6.12.3    Application After Event of Default    135
Section 6.13.    Security Interest in Reserve Funds    135
Section 6.14.    Limitations on Letters of Credit/Guarantees    136
VII.    PERMITTED TRANSFERS    136
Section 7.1.    Permitted Transfer of the Entire Property    136
Section 7.2.    Permitted Transfers    139
Section 7.3.    Cost and Expenses; Searches; Copies    143
VIII.    DEFAULTS    143
Section 8.1.    Events of Default    143
Section 8.2.    Remedies    148
8.2.1    Acceleration    148
8.2.2    Remedies Cumulative    149
8.2.3    Severance    149
8.2.4    Lender’s Right to Perform    150
IX.    SALE AND SECURITIZATION OF MORTGAGE    150
Section 9.1.    Sale of Mortgage and Securitization    150
Section 9.2.    Securitization Indemnification    154
Section 9.3.    Severance    157
9.3.1    Severance Documentation    157
9.3.2    Reserved    158
9.3.3    Cooperation; Execution; Delivery    158
Section 9.4.    Costs and Expenses    158
X.    MISCELLANEOUS    159
Section 10.1.    Exculpation    159
Section 10.2.    Survival; Successors and Assigns    164
Section 10.3.    Lender’s Discretion; Rating Agency Review Waiver    164
Section 10.4.    Governing Law    164
Section 10.5.    Modification, Waiver in Writing    166
Section 10.6.    Notices    166
Section 10.7.    Waiver of Trial by Jury    168
Section 10.8.    Headings, Schedules and Exhibits    169
Section 10.9.    Severability    169
Section 10.10.    Preferences    169
Section 10.11.    Waiver of Notice    169
Section 10.12.    Remedies of Borrower    169
Section 10.13.    Offsets, Counterclaims and Defenses    169
Section 10.14.    No Joint Venture or Partnership; No Third Party Beneficiaries    170
Section 10.15.    Publicity    170

Section 10.16.    Waiver of Marshalling of Assets    170
Section 10.17.    Certain Waivers    171
Section 10.18.    Conflict; Construction of Documents; Reliance    171
Section 10.19.    Brokers and Financial Advisors    171
Section 10.20.    Prior Agreements    172
Section 10.21.    Servicer    172
Section 10.22.    No Fiduciary Duty.    173
Section 10.23.    Creation of Security Interest    174
Section 10.24.    Assignments and Participations    174
Section 10.25.    Counterparts    174
Section 10.26.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    174
Section 10.27.    Co-Lenders    176
Section 10.28.    Appraisals    177

Schedules and Exhibits
Schedules:
Schedule 3.1    Exceptions to Representations and Warranties
Schedule 3.1.21    Organization of Borrower
Schedule 4.4    Definition of Special Purpose Bankruptcy Remote Entity
Schedule 4.25    Affiliate Service Agreements
Schedule 10.27    Ratable Share
Exhibits:
Exhibit A    Legal Description
Exhibit B    Secondary Market Transaction Information
Exhibit C    Form of Alteration Deficiency Guaranty
Exhibit D    Form of Contribution Agreement
Exhibit E    Standard Form of Lease
Exhibit F    Form of Recycled Entity Certificate
Exhibit G    Reserved
Exhibit H    Form of Completion Guaranty

LOAN AGREEMENT
This LOAN AGREEMENT, dated as of September 30, 2024 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among GERMAN AMERICAN CAPITAL CORPORATION, having an address at 1 Columbus Circle, 15th Floor, New York, New York 10019 (together with its successors and assigns, “GACC”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns, “JPM”), WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at 401 South Tryon Street, 9th Floor, Charlotte North Carolina 28202 (together with its successors and assigns, “WFB”; each of GACC, JPM and WFB, a “Co-Lender” and, collectively, together with their respective successors and assigns, “Lender”), and 731 OFFICE ONE LLC, a Delaware limited liability company, having an address at c/o Alexander’s, Inc., 210 Route 4 East, Paramus, New Jersey 07652 (together with its permitted successors and assigns, “Borrower”).
All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.
W I T N E S S E T H :
WHEREAS, Borrower desires to obtain the Loan from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
I.    DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1.    Specific Definitions.
For all purposes of this Agreement, except as otherwise expressly provided:
“Acceptable Leasing Expenses” shall mean actual out-of-pocket costs and expenses incurred or to be incurred by Borrower (a) (i) for demolition and cleaning in preparation of space at the Property for occupancy by a new Tenant and (ii) in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions, tenant allowances and improvements, legal costs (to the extent not in excess of $1.50 per rentable square foot of space demised pursuant to an executed Lease and sufficient funds are anticipated by Lender (based on Lender’s reasonable projection of expected Net Operating Income) to be on reserve with Lender to pay for all anticipated tenant improvement and leasing commissions in connection with such Lease), costs to satisfy lease delivery conditions and base building expenses (to the extent required to be performed under the applicable Lease), which costs and expenses in each of clauses (a)(i) and (ii) are (A) on market terms and conditions and (B) either (1) approved by Lender, such approval not to be unreasonably withheld or delayed, or (2) are incurred pursuant to or in connection with Leases entered into in accordance with this Agreement, and (b) subject to Lender’s prior written approval, such approval not to be unreasonably withheld or delayed, in building out of speculative space, including costs to “white box” the space and costs to create “turn key” space for leasing which costs and expenses are on market terms and conditions, as determined by Lender in its reasonable discretion.
“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly fifty percent (50%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person.
“Affiliated Taxable REIT Subsidiary” means an entity which (i) is a wholly-owned subsidiary of Borrower, (ii) is a “taxable REIT subsidiary” of Member REIT under Section 856(l) of the Code, and (iii) is Special Purpose Bankruptcy Remote Entity which satisfies the covenants set forth contained in Schedule 4.4 hereof, with its sole assets being its interests in one or more Qualifying TRS Co-Working Leases and incidental personal property necessary for the performance of its obligations and exercise of its rights thereunder, and its sole purpose to perform its obligations and exercise its rights under such agreements.
“Affiliate Service Agreement” shall mean any service agreement entered into by and between Borrower and any Person who is an Affiliate of Borrower, pursuant to which such Person is to provide services with respect to the Property; provided, that, any such Affiliate Service Agreement shall be on market terms and conditions and be approved by Lender, such approval not to be unreasonably withheld or delayed (or deemed approved subject to the satisfaction of the Deemed Approval Requirements). Affiliate Service Agreement shall not include the Management Agreement or the Leasing Agreement.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Deficiency Guaranty” shall mean a guaranty (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time) in favor of Lender pursuant to the terms and provisions of Section 4.12.2 of this Agreement, which shall be substantially in the form attached hereto as Exhibit C and shall be executed and delivered by a Qualified Guarantor.
“Alteration Threshold” shall mean an amount equal to Twenty-Five Million and No/100 Dollars ($25,000,000.00); provided, however, that the list of any alterations performed which are detailed in the proviso to the definition of Material Alteration shall not be included in determining whether an alteration exceeds the Alteration Threshold.
“ALX” means Alexander’s, Inc., a Delaware corporation, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of Alexander’s, Inc., subject to any applicable terms, covenants and/or conditions of this Agreement.

“ALX Letter of Credit Agreement” shall mean that certain letter agreement, of even date herewith, by and between ALX and Lender, and acknowledged, agreed and consented to by Borrower, under which ALX agrees to maintain possession and control of the Bloomberg Letters of Credit for the Term, subject to ALX’s obligations thereunder to deliver the Bloomberg Letters of Credit to Lender, or to allow Borrower to draw upon the same, as and when required thereunder.
“ALX Ownership Condition” shall mean one or more of (i) VRLP, (ii) VRT, (iii) one or more Interstate Parties and/or (iv) following a Transfer and Assumption in accordance with this Agreement, one or more Eligible Qualified Owners (as such term is modified by clause (z) of Section 7.1(a)(iv)) owns (beneficially and economically) and controls not less than fifteen percent (15%) of the shares outstanding in ALX.
“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated operating income, operating expenses and Capital Expenditures for the applicable Fiscal Year.
“Anti-Money Laundering Laws” shall mean any laws of the United States of America, Canada, the United Kingdom, Germany, the European Union, any other EEA Member Country, the Cayman Islands, the United Nations and any other country pursuant to which any Lender is required to comply with, whether pursuant to Legal Requirements or internal compliance, in each case, relating to money laundering or terrorist financing, including, without limitation, (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, and (E) the Patriot Act.
“Approved Capital Expenditures” shall mean Capital Expenditures incurred by Borrower and (i) included in the Approved Annual Budget, (ii) provision for which is included in any Lease in effect as of the date hereof or that is entered after the date hereof in accordance with the Loan Documents or (iii) approved (or deemed approved) by Lender, which approval shall not be unreasonably withheld or delayed.
“Approved Lease Agreements” shall mean Leases demising space at the Property, which Leases are approved by Lender, deemed approved by Lender in accordance with the terms of this Agreement, or do not require Lender’s approval and have been entered into in accordance with the terms of this Agreement.
“Approved Lease Sweep Space Leasing Expenses” shall mean Acceptable Leasing Expenses incurred by Borrower in leasing Lease Sweep Space at the Property pursuant to Qualified Leases or preparing Lease Sweep Space to be leased pursuant to Qualified Leases.
“Approved Replacement Guarantor” shall mean a Person (i) that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee”, (ii) (A) that is formed in (or, if such Person is an individual, is a citizen of), maintains its principal place of business in (or, if such Person is an individual, maintains a primary residence in), and is subject to service in the United States or Canada or (B) that is formed in (or, if such Person is an individual, is a citizen of) and maintains its principal place of business in (or, if such Person is an individual, maintains a primary residence in) a jurisdiction that is otherwise reasonably acceptable to Lender and is subject to service in the United States or Canada, (iii) that has sufficient assets in the United States or Canada to satisfy the Guarantor Financial Covenants (either individually or collectively with other Approved Replacement Guarantors), (iv) for which Lender has received a Rating Agency Confirmation from each applicable Rating Agency and (v) who Controls Borrower (or Transferee Borrower, as applicable) and owns a direct or indirect interest in Borrower (or Transferee Borrower, as applicable). If two or more Approved Replacement Guarantors are delivering replacement guaranties and replacement environmental indemnities to Lender, then (1) only one such Approved Replacement Guarantor must Control Borrower (or Transferee Borrower, as applicable), directly or indirectly (provided, that, each such Approved Replacement Guarantor must own a direct or indirect interest in Borrower (or Transferee Borrower, as applicable)) and (2) the obligations of all Approved Replacement Guarantors shall be joint and several.
“Approved Upper-Tier Pledge” shall mean a pledge (as distinguished from a realization on any such pledge) of all or substantially all of the assets of ALX other than unpledged cash and cash equivalents made in connection with a loan to ALX that, in each case, satisfies the following conditions: (i) is secured by all or substantially all of the assets of ALX other than unpledged cash and cash equivalents (and in any event not by any collateral for the Loan), (ii) is made after Securitization of the entire Loan, (iii) is made only upon Borrower providing Lender at least sixty (60) days prior notice (which notice shall be revocable by Borrower), (iv) secures a loan in a principal amount not to exceed $200,000,000; provided, that, at the time the loan to ALX is originated (and solely at that time), such amount when added to the amount of the Loan does not result in (A) a Loan to Value Ratio of more than forty-nine percent (49%), (B) a Debt Service Coverage Ratio lower than 2.15:1.00, or (C) a Debt Yield lower than twelve percent (12%), (v) has an initial maturity date that extends past the Stated Maturity Date, (vi) each agent and lender of such loan is, and shall remain throughout the term of such loan, a Qualified Institutional Lender and (vii) creates no obligations or liabilities on the part of Borrower and results in no Liens on any portion of the Property.
“Assignment of Agreements” shall mean that certain Collateral Assignment of Agreements, Licenses, Permits and Contracts, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.
“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.
“Assignment of Leasing Agreement” shall mean that certain Assignment of Leasing Agreement and Subordination of Commission Fees, dated as of the date hereof, among Borrower, Alexander’s Management LLC, a New York limited liability company, and Lender.
“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Borrower, Manager and Lender.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of the Property.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.
“Bloomberg” shall mean Bloomberg L.P., a Delaware limited partnership, or any successor Tenant under the Bloomberg Lease in accordance with the terms hereof.
“Bloomberg Eligible Alteration Costs” shall mean actual out-of-pocket costs or expenses incurred or to be incurred by Borrower or Bloomberg in performing Alterations (as defined in the Bloomberg Lease) at the Property (“Bloomberg Alterations”), which costs Borrower is obligated to pay to or on behalf of Bloomberg in accordance with Section 6(A) of the Ninth Amendment to the Bloomberg Lease.
“Bloomberg Eligible Capital Upgrade Costs” shall mean Capital Upgrade Costs (as defined in Section 7(B) of the Ninth Amendment to the Bloomberg Lease) for which Bloomberg is entitled to credit in accordance with Section 7(F) of the Ninth Amendment to the Bloomberg Lease (“Bloomberg Capital Upgrades”).
“Bloomberg Lease” shall mean, that certain Agreement of Lease, dated as of April 30, 2001, between Seven Thirty One Limited Partnership, a New York limited partnership (predecessor-in-interest to Borrower) (“Original Landlord”), as landlord, and Bloomberg, as tenant, as amended by (i) that certain letter agreement, dated as of December 20, 2001, between Original Landlord and Bloomberg, (ii) that certain letter agreement, dated as of January 30, 2002, between Original Landlord and Bloomberg, (iii) that certain First Amendment of Lease, dated as of April 19, 2002, between Original Landlord and Bloomberg, (iv) that certain letter agreement, dated as of July 3, 2002, between Original Landlord and Bloomberg, (v) that certain letter agreement, dated as of September 30, 2002, between 731 Commercial LLC, a Delaware limited liability company (successor-in-interest to Original Landlord) (“731 Commercial”) and Bloomberg, (vi) that certain letter agreement, dated as of February 5, 2003, between 731 Commercial and Bloomberg, (vii) that certain letter agreement, dated as of March 14, 2003, between 731 Commercial and Bloomberg, (viii) that certain letter agreement, dated as of April 14, 2003, between 731 Commercial and Bloomberg, (ix) that certain letter agreement, dated as of May 22, 2003, between 731 Commercial and Bloomberg, (x) that certain letter agreement, dated as of November 4, 2003, between 731 Commercial and Bloomberg, (xi) that certain letter agreement, dated as of November 14, 2003, between 731 Commercial and Bloomberg, (xii) that certain letter agreement, dated as of February 9, 2004, between 731 Commercial and Bloomberg, (xiii) that certain letter agreement, dated as of September 29, 2004, between Borrower (successor-in-interest to 731 Commercial) and Bloomberg, (xiv) those certain five (5) letter agreements, dated as of February 7, 2005, between Borrower and Bloomberg, (xv) that certain letter agreement, dated as of March 8, 2005, between Borrower and Bloomberg, (xvi) that certain letter agreement, dated as of December 31, 2009, between Borrower and Bloomberg, (xvii) that certain letter agreement, dated as of December 20, 2011, between Borrower and Bloomberg, (xviii) that certain Second Amendment of Lease, dated as of January 12, 2016, between

Borrower and Bloomberg, and (xix) that certain Third Amendment of Lease, dated as of April 20, 2016, between Borrower and Bloomberg, (xx) that certain letter agreement, dated as of November 21, 2018, between Borrower and Bloomberg, (xxi) that certain letter agreement, dated as of November 30, 2018, between Borrower and Bloomberg, (xxii) that certain Fourth Amendment of Lease, dated as of June 28, 2019, between Borrower and Bloomberg, (xxiii) that certain letter agreement, dated as of December 11, 2020, between Borrower and Bloomberg, (xxiv) that certain license agreement, dated as of March 5, 2021, between Borrower and Bloomberg, (xxv) that certain Fifth Amendment of Lease, date December 17, 2021, between Borrower and Bloomberg, (xxvi) that certain Sixth Amendment of Lease, dated as of March 29, 2022, between Borrower and Bloomberg, (xxvii) that certain Seventh Amendment of Lease, dated as of July 19, 2022, between Borrower and Bloomberg, (xxviii) that certain Eighth Amendment of Lease, dated as of July 21, 2023, between Borrower and Bloomberg, (xxix) that certain Ninth Amendment of Lease, dated as of May 3, 2024, between Borrower and Bloomberg (the “Ninth Amendment to the Bloomberg Lease”), (xxx) that certain letter agreement, dated as of May 3, 2024, between Borrower and Bloomberg, (xxxi) that certain letter agreement, dated as of May 3, 2024, between Borrower and Bloomberg, and as the same may be further amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Bloomberg Lease Default” shall mean the occurrence of an “Event of Default” as such term is defined in the Bloomberg Lease.
“Bloomberg Lease Sweep Period” shall mean the period commencing on the Closing Date and continuing until the first time the amount on deposit in the Bloomberg Tenant Fund Account is equal to the Bloomberg Tenant Fund Required Amount.
“Bloomberg Letters of Credit” shall mean, collectively, (a) that certain Irrevocable Standby Letter of Credit No. OSB22543NYA, dated as of January 28, 2016, issued by The Bank of Nova Scotia, New York Agency in favor of Borrower and its successors and assigns, as beneficiary, in the notional amount of $150,000,000, the applicant and customer under which is Bloomberg and (b) that certain Irrevocable Standby Letter of Credit No. 04140124, dated as of January 29, 2016, issued by BNP Paribas in favor of Borrower and its successors and assigns, as beneficiary, in the notional amount of $50,000,000, the customer under which is Bloomberg, as either of the foregoing may be amended, restated, extended, replaced, supplemented or otherwise modified from time to time, and including without limitation, any other letter of credit delivered by or on behalf of Bloomberg with respect to the Bloomberg Lease.
“Bloomberg Tax Deposit” has the meaning set forth in Section 6.3 below.
“Bloomberg Tenant Fund Required Amount” shall mean an amount equal to (i) Fifty-Six Million Eight Hundred Eight Thousand Nine Hundred and No/100 Dollars ($56,808,900.00) minus (ii) the sum of (A) the amount of any disbursements made by Borrower to Bloomberg from the Tenant Fund (as defined in the Ninth Amendment to the Bloomberg Lease) in accordance with the Bloomberg Lease and (B) the amount of any credits or offsets taken by Bloomberg against the Tenant Fund (as defined in the Ninth Amendment to the Bloomberg Lease) in accordance with the Bloomberg Lease; provided, that, (y)with respect to the amounts described in the foregoing clause (ii), Borrower shall provide written notice to Lender of any such disbursement, credit or offset, and (z) subject to any applicable limitations or restrictions set forth in the Loan Agreement, if Borrower exercises Borrower’s right to consummate a Sublease Recapture pursuant to the Bloomberg Lease, the Bloomberg Tenant Fund Required Amount shall be decreased by fifty percent (50%) of the amount by which the Tenant Fund (as defined in the Ninth Amendment to the Bloomberg Lease) is reduced in accordance with the Bloomberg Lease as a result thereof.
“Borrower Affiliate” shall mean (i) any Affiliate of Borrower, (ii) VRLP, VRT or any Affiliate of VRLP or VRT, so long as, in each case, VRLP, VRT or any Affiliate of VRLP or VRT owns directly or indirectly ten percent (10%) or more of the direct or indirect ownership interests in ALX, and/or (iii) any director or officer of Borrower or of a Borrower Affiliate.
“Business Day” shall mean any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the states in which the corporate trust office of Lender’s trustee or certificate administrator and the offices of Lender, its Servicer or its Servicer’s collection account are located are authorized or obligated by law, governmental decree or executive order to be closed.
“Bylaws” shall mean the Bylaws of the Beacon Court Condominium as in effect on the date hereof (together with any amendments or supplements thereto, subject to terms, covenants and/or conditions of this Agreement).
“Calculation Date” shall mean the last day of each calendar quarter during the Term.
“Capital Commitments” shall mean, with respect to any Guarantor or any Approved Replacement Guarantor, as the case may be, any unfunded, unconditional (other than complying with reasonable and customary draw requests) callable investor capital commitments to such Guarantor or Approved Replacement Guarantor that are from institutional “accredited investors,” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyers” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, and that are not required, designated or reserved for current or designated investments or other purposes, but only to the extent (a) such institutional investor (i) is not in breach or otherwise in default on its obligations to make capital contributions to such Guarantor or such Approved Replacement Guarantor under the organizational documents of such Guarantor or such Approved Replacement Guarantor or any other agreement relating to the making of its capital contributions, (ii) is not subject to a proceeding under any bankruptcy, insolvency or similar laws and (iii) has not made (without subsequently revoking) any public statements indicating that it does not intend to make any further capital contributions in connection with its investments generally which statement would reasonably be expected to apply to the investor capital commitments, (b) such commitments are owed by Persons that are not Affiliates of such Guarantor or such Approved Replacement Guarantor and (c) such commitments are either (i) not pledged as security for a so-called “subscription line facility,” a “subscription line of credit,” a “commitment loan facility” or a “commitment line of credit” or (ii) if so pledged, then only the amount by which such commitments exceed the maximum permitted principal balance of the applicable facility or line of credit will be counted.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.
“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Deposit Bank, Borrower, and Manager, together with any successor or replacement cash management agreement entered into in accordance herewith.
“Clearing Account Agreement” shall mean that certain Deposit Account Control Agreement dated the date hereof by and among Borrower, Lender, Manager and Clearing Bank, together with any successor or replacement clearing account agreement entered into in accordance herewith.
“Clearing Bank” means PNC Bank, National Association, or such other Eligible Institution as may be selected by Borrower and reasonably approved by Lender.
“Closing Date” shall mean the date of the funding of the Loan.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Co-Lender” shall have the meaning set forth in the introductory paragraph hereto.
“Co-Working Tenant” shall mean tenants such as WeWork, Industrious LLC, Convene or Regis or other tenants in the business of renting or otherwise licensing rights to use occupied space to third parties.
“Common Elements” shall mean the “Common Elements” as defined in the Condominium Declaration.
“Common Expenses” shall mean all common expenses of the Condominium incurred pursuant to the Condominium Documents (including, for the avoidance of doubt, common expenses incurred pursuant to the Condominium Declaration).
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Condominium” shall mean the condominium regime created under, and governed by, the Condominium Documents.
“Condominium Act” shall mean the provisions of Article 9-B of the Real Property Law of the State of New York, as the same may be amended from time to time.

“Condominium Board” shall mean (i) the organization managing the Condominium by virtue of the Condominium Act and the Condominium Documents on behalf of all the owners of the Units comprising the Condominium and (ii) the organization managing Office Unit 1(as such term is defined in the Condominium Declaration) and Office Unit 2 (as such term is defined in the Condominium Declaration) by virtue of the Condominium Act and the Condominium Documents on behalf of all the owners of the Office Units (as such term is defined in the Condominium Declaration).
“Condominium Common Charges” shall mean the share of Common Expenses payable by Borrower as owner of the Property or any portion thereof under the Condominium Documents.
“Condominium Declaration” shall mean that certain Amended and Restated Declaration of Beacon Court Condominium made under the Condominium Act, dated February 8, 2005 and recorded on March 9, 2005, in the Office of the Register, The City of New York, County of New York, in CRFN 2005000139245 (together with any permitted modifications, amendments, restatements or supplements).
“Condominium Documents” shall mean all documents, as required by the Condominium Act and otherwise, relating to the submission of the Property to the provisions of said Condominium Act or to the regulation, operation, administration or sale thereof after such submission, including, but not limited to, the Condominium Declaration (and all exhibits and schedules annexed thereto), articles of incorporation, if applicable, Bylaws and rules and regulations of a condominium, floor plans and plats.
“Condominium Property” shall mean the General Common Elements, the Office Common Elements and the Office Limited Common Elements.
“Condominium Proxy” shall mean, individually or collectively as the context may require, those certain an irrevocable proxy agreements, each dated as of the date hereof, given by Borrower to Lender in connection with the Loan with respect to the exercise of Borrower’s rights on the Condominium Board.
“Confirmed Qualified Owner” shall mean a Person with respect to which Rating Agency Confirmation has been obtained and that would have been an Eligible Qualified Owner under one or more of clauses (a) through (e) of the definition thereof had the minimum dollar amounts specified therein been half of the amounts actually specified therein.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Special Taxes or branch profits Special Taxes.
“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and Control shall not be deemed absent solely because a non-managing member, partner or shareholder shall have veto rights with respect to major decisions, and the terms Controlled, Controlling and Common Control shall have correlative meanings.
“Control and Ownership Condition” means a condition that is satisfied if and for so long as each of the following is true: (1) one or more of ALX (so long as the ALX Ownership Condition is satisfied), VRLP, VRT, one or more Interstate Parties and/or one or more Eligible Qualified Owners (as such term is modified by clause (z) of Section 7.1(a)(iv)) (following a Transfer and Assumption in accordance with this Agreement), individually or collectively, Control Borrower and own at least fifteen percent (15%) of the equity interests in Borrower (directly or indirectly) (the foregoing, collectively, the “Controlling Owner”), and (2) the Property is managed by a Qualified Manager.
“Crowd Funded Person” shall mean a Person that is primarily capitalized through the practice of syndication, advertising or general or broad solicitation, which capitalization is achieved primarily (i) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and/or (ii) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.
“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.
“Debt-Like Preferred Equity” shall mean preferred equity that (i) has a “hard coupon”, minimum return or the equivalent, such as a preferred return or similar required payments that must be paid on dates certain, (ii) a “hard maturity” such as mandatory redemption date or similar required date of repayment or redemption, (iii) provides for a change in control, required redemption, increase in preferred return, right to change control or management, buy-sell mechanism or similar remedies in the event of a failure to repay or redeem on date certain or satisfy preferred return or similar payment thresholds, (iv) is secured by a pledge of ownership interests, or (v) is treated as debt under GAAP.
“Debt Service” shall mean, with respect to any particular period, the scheduled interest payments due under the Note and each Note Component in such period.
“Debt Service Coverage Ratio” shall mean a ratio for the applicable period, reasonably determined by Lender, in which (a) the numerator is the Net Operating Income for such period and (b) the denominator is the aggregate Debt Service payable for such period.
“Debt Yield” shall mean, on any date of determination, a ratio expressed as a percentage, reasonably determined by Lender, in which (a) the numerator is the Net Operating Income for such period, and (b) the denominator is the Outstanding Principal Balance on such date.

“Deemed Approval Requirements” shall mean, with respect to any matter requiring Lender consent that expressly refers to the Deemed Approval Requirements in this Agreement, the satisfaction of the following:
(i)    Borrower shall have delivered to Lender a written request for the applicable approval or consent, containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY LENDER TO 731 OFFICE ONE LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and accompanied by such information and documents as Borrower believes in good faith are reasonably required for Lender to adequately evaluate such request and as requested by Lender in writing prior to the expiration of such five (5) Business Day period; and
(ii)    if Lender fails to respond to or to deny such request for approval or consent in writing within such five (5) Business Day period, Borrower shall have delivered a second notice requesting approval to Lender containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY LENDER TO 731 OFFICE ONE LLC. FAILURE TO APPROVE OR DENY THIS REQUEST IN WRITING WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED”, and accompanied by such information and documents as Borrower believes in good faith are reasonably required for Lender to adequately evaluate such request and as requested by Lender in writing prior to the expiration of such five (5) Business Day period, and Lender shall have failed to either approve or deny (and, in the case of a denial, state the grounds therefor in reasonable detail) such request for approval or consent within such second five (5) Business Day period.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.
“Default Rate” shall mean, with respect to any Note or Note Component, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) three percent (3%) above the applicable Interest Rate.
“Deposit Account” shall mean an Eligible Account at the Deposit Bank.
“Deposit Bank” shall mean PNC Bank, National Association, or such other bank as shall be designated from time to time by Lender (which other bank shall at all times be an Eligible Institution).

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate, when compounded semiannually.
“Disqualified Person" shall mean any Person (i) that is a Crowd Funded Person, a DST or that is Controlled by a Crowd Funded Person or a DST or, other than through ownership of securities publicly traded on a nationally recognized stock exchange, in which a Crowd Funded Person or a DST owns any direct or indirect ownership interest of more than five percent (5%), or (ii) that owns (or, in connection with a proposed assumption of the Loan or a proposed Transfer, proposes to own) any direct or indirect interest in the Property through a tenancy-in-common or other similar form of ownership.
“DST” means a trust formed under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §§ 3801 et seq., or any successor statute thereto, in each case, as amended from time to time, or any similar statutory trust formed under the law of any other state.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least [***] by S&P, [***] by Moody’s, [***] by Fitch and [***] by Morningstar DBRS in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least [***] by Fitch and S&P, [***] by Moody’s and [***] by Morningstar DBRS; provided, that, subject to receipt of a Rating Agency Confirmation which the Rating Agency may or may not provide in its sole and absolute discretion, Lender may in its reasonable discretion approve lower minimum credit ratings other than set forth above by Lender’s written acknowledgement and waiver in each instance.
“Eligible Qualified Owner” shall mean a Qualified Transferee that is any one of the following (or is wholly owned and Controlled by any one or more of the following):
(b)    a pension fund, pension trust or pension account satisfying the Experience Threshold that (i) owns real estate assets in excess of $600,000,000 (exclusive of the Property) and (ii) is managed by a Person that controls (by ownership or management) real estate assets in excess of $600,000,000 (exclusive of the Property);
(c)    a pension fund advisor satisfying the Experience Threshold that (i) immediately prior to any transfer of the Property to such Person, controls (by ownership or management) real estate assets in excess of $600,000,000 (exclusive of the Property) and (ii) is acting on behalf of one or more pension funds that, in the aggregate, own real estate assets in excess of $600,000,000 (exclusive of the Property);

(d)    an insurance company which is subject to the jurisdiction of an insurance commissioner (or similar official or agency) of any state or territory of the United States (including the District of Columbia) satisfying the Experience Threshold that (i) has a Net Worth, as of a date not more than six (6) months prior to the date of the transfer of the Property or an interest therein to such insurance company, of at least $250,000,000 and (ii) controls (by ownership or management) real estate assets in excess of $600,000,000 (exclusive of the Property);
(e)    a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) satisfying the Experience Threshold that (i) has a combined capital and surplus equal to at least $250,000,000 and (ii) controls (by ownership or management) real estate assets of at least $600,000,000 (exclusive of the Property);
(f)    a Person satisfying the Experience Threshold that (i) has a long-term unsecured debt rating from each Rating Agency that rates such Person’s long-term unsecured debt, and in any event from at least two (2) of the Rating Agencies, that is Investment Grade, or (ii) (A) has a Net Worth, as of a date not more than six (6) months prior to the date of any transfer of the Property to such Person, of at least $250,000,000 and (B) controls (by ownership or management) real estate assets of at least $600,000,000 (exclusive of the Property);
(g)    a Confirmed Qualified Owner;
(h)    Bloomberg or an Affiliate of Bloomberg; and/or
(i)    an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where (i) a Permitted Fund Manager satisfying the Experience Threshold acts (directly or indirectly) as general partner, managing member or fund manager, and (ii) the Permitted Investment Fund has a Net Worth of at least $250,000,000 excluding the Property and either the Permitted Fund Manager or the Permitted Investment Fund is regularly engaged in the business of controlling (by ownership or management) real estate assets.
“Eligibility Requirements (Qualified Institutional Lender)” shall mean, with respect to any Person, that such Person (A) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity or net worth of $250,000,000, in each case excluding the Property, and (B) is regularly engaged in the business of making mortgage and/or mezzanine loans secured by commercial office properties (or direct or indirect equity ownership interests in entities owning commercial office properties).
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” shall mean at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower or Guarantor as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Excluded Taxes” shall mean (a) Special Taxes (including any additions to tax, penalties and interest) imposed on or measured by net income (however denominated) or net profits (including any branch profits or franchise taxes) of, or required to be withheld or deducted from any payment to any Co-Lender or any of its Affiliates, divisions or branches by the jurisdiction imposing such Special Tax (or any political subdivision thereof) (i) as a result of such Co-Lender (or Affiliate, divisions or branches of such Co-Lender) being a resident or deemed to be resident, is organized, maintains an office, or carries on business or is deemed to carry on business to which such payment relates, in the jurisdiction imposing such taxes or (ii) that are Other Connection Taxes; (b) any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Co-Lender (or any transferee, successor or assignee thereof, including any Person that is sold or assigned an interest in the Loan pursuant to Article IX) under the law in effect at the time such Co-Lender (or such transferee, successor or assignee) becomes a party to this Agreement or changes its lending office, except in each case to the extent that, pursuant to Section 2.9.2, amounts with respect to such Special Taxes were payable either to such Co-Lender’s (or such transferee’s, successor’s or assignee’s) assignor immediately before such Co-Lender (or such transferee, successor or assignee) became a party hereto or to such Co-Lender (or such transferee, successor or assignee) immediately before it changed its lending office, (c) any backup withholding taxes; (d) taxes imposed on account of such Co-Lender not providing documentation (including documentation regarding direct or indirect owners) that would have reduced or eliminated such taxes, provided that such Co-Lender is legally entitled to provide such documentation; and (e) U.S. federal withholding taxes imposed on account of Sections 1471-74 of the Code (or any similar or successor provision that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Excusable Delay” shall mean a delay solely due to acts of God, Governmental Authority restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower (including any delays in any determinations under the Condominium Documents as to whether or not the building will be restored and any delays caused by the owner of a Unit other than Borrower).
“Experience Threshold” shall mean the ownership and/or management of more than 5,000,000 leasable square feet (excluding the Property) of institutional class office properties located in central business districts of major urban centers of the United States of America, with at least five (5) years’ experience in the ownership and/or management of such properties.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term, or such other fiscal year as may be selected by Borrower and approved by Lender, which approval shall not be unreasonably withheld, delayed or conditioned.
“Fitch” shall mean Fitch, Inc. and its successor in interest.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession as of the date of the applicable financial report or other date when GAAP is applicable.
“GACC” shall have the meaning set forth in the introductory paragraph hereto.
“General Common Elements” shall mean the “General Common Elements” as such term is defined in the Condominium Declaration.
“Governmental Authority” shall mean any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) (whether of the government of the United States or any other nation) now or hereafter in existence (including any supra-national bodies such as the European Union or the European Central Bank and any intergovernmental organizations such as the United Nations).
“Gross Income” shall mean, during any period, an amount equal to:
(a)    the sum of the following amounts (without duplication):
(i)    actual base rents received by Borrower during the four (4) calendar quarters then most recently ended under Leases at the Property with Tenants that have accepted possession and are paying full unabated base rent as of the date of such calculation (“Bona Fide Leases”), adjusted to annualize rent increases that commenced during such four (4) calendar quarters or that will commence within twelve (12) months following the end of such four (4) calendar quarters (in each case only with respect to permanent rent increases specified in the corresponding Leases);
(ii)    actual percentage rents, escalation payments, payments on account of electricity, condenser water usage and overtime charges, other recoveries and other sundry charges received by Borrower under Bona Fide Leases during such four (4) calendar quarters;
(iii)    annualized in-place base rents for any Lease at the Property entered into as of the date of calculation if, as of such date, either: (A) the Tenant under such Lease has taken possession of its premises, twelve (12) months or less of rent abatements and gap rent remain outstanding under such Lease (or, if more than twelve (12) months of rent abatements and/or gap rent remain outstanding, rent abatements and gap rent for the period in excess of twelve (12) months shall have been deposited with Lender), and all of Borrower’s obligations which are conditions to the commencement of such Lease have been satisfied (excluding de minimis amounts owed to the Tenant under such Lease and amounts owed to the Tenant under such Lease for which Lender is holding reserves), or (B) the Tenant under such Lease has not taken possession of its premises, Borrower is performing tenant improvements under the terms of such Lease, Tenant has no option to terminate prior to taking possession of such premises under the Lease, nine (9) months or less of rent abatements and gap rent remain outstanding under such Lease (or if more than nine (9) months of rent abatements and/or gap rent remain outstanding, rent abatements and gap rent for the period in excess of nine (9) months shall have been deposited with Lender), then, the annualized in-place base rent under such Lease, based on the initial base rent payable after the rent commencement date under such Lease, excluding the effect of the applicable free rent period, shall be included in Gross Income; and
(iv)    actual cash flow receipts received by Borrower from other sources at the Property during such four (4) calendar quarters (to the extent not covered in clauses (i) through (iii) above); less
(b)    the sum of the following amounts (without duplication): (i) any amounts included in clause (A) above representing sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, tax rebates, refunds, proceeds from the sale of furniture, fixtures and equipment or any other sale, transfer or exchange, proceeds from any financing, capital contributions, interest income from any source other than the Deposit Account, the Accounts or other accounts required to be maintained for the benefit of Lender pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or rent loss insurance proceeds), Awards, forfeited Tenant security deposits (other than if applied in the ordinary course to the payment of rent and the Tenant under the applicable Lease is otherwise not in default thereunder beyond any applicable notice and cure periods other than a default solely relating to the non-payment of recoveries or similar amounts (but not base rent) under such Lease that the Tenant is disputing in good faith), utility and other similar deposits, Lease Sweep Lease Termination Payments, Lease Termination Payments and any other extraordinary or other non-recurring revenues; and (ii) any amounts included in clause (A) above received (w) from Tenants that are not paying full, unabated base rent as of the date of calculation (except for Tenants described in clause (iii) above), (x) from Tenants that are in material default of their obligations to pay monthly base rent under their Leases and such default has remained uncured for forty-five (45) days, (y) from Tenants that are the subject of a bankruptcy or other insolvency proceeding (unless such Leases have been affirmed in the applicable bankruptcy or insolvency proceeding), and (z) from Tenants under month-to-month Leases (provided, however, that any Lease that has continued on a month-to-month basis for more than six (6) months and neither Borrower nor Tenant has delivered notice of an intention to terminate shall not constitute a month-to-month Lease) or Leases where the term expires within thirty (30) days from the determination of Gross Income (unless an extension of such Lease or a new Lease has been executed).
In determining whether Lender is holding sufficient reserves to satisfy the tests set forth in clause (a)(iii)(A) or (B) above, if such reserves can be applied to two or more Leases, Borrower shall have the right to designate (without duplication of funds) the Lease(s) to which such reserves shall be applied.
“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including Rents and any Insurance Proceeds (whether or not Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f)); provided, that, for the avoidance of ambiguity, Gross Revenue shall not include tenant security deposits (other than forfeited security deposits).
“Guarantor” shall mean Alexander’s, Inc., a Delaware corporation, or any other Person that now or hereafter guarantees any of Borrower’s obligations under any Loan Document.
“Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 of the Guaranty.
“Guaranty” shall mean, individually or collectively, as the context may require, the Guaranty of Bloomberg Obligations and the Guaranty of Recourse Obligations.
“Guaranty of Bloomberg Obligations” shall mean that certain Guaranty of Bloomberg Obligations of even date herewith from Guarantor for the benefit of Lender.
“Guaranty of Recourse Obligations” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender.
“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, except if the partnership, operating or similar agreement provides that the same is waived to the extent such Person lacks funds to pay the same, (iv) all obligations under leases that constitute capital leases for which such Person is liable, (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vi) all obligations under any PACE Loans and (vii) to the extent guaranteed by such Person, directly or indirectly, all indebtedness of other Persons that would be “Indebtedness”

under one of the preceding clauses (i) through (vi) if the same were directly owned by the first Person.
“Indemnified Taxes” means Special Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by Borrower under any Loan Document.
“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Borrower Affiliate, (ii) is not connected with Borrower or any Borrower Affiliate as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions (other than as a result of providing services to Borrower or any Borrower Affiliate) and (iii) is not a member of the immediate family of a Person defined in clauses (i) or (ii) above.
“Independent Accountant” shall mean (i) a firm of nationally-recognized, certified public accountants which is Independent and which is selected by Borrower and is a “Big 4” accounting firm, Cornerstone Accounting Group, Marcum LLP or another firm otherwise reasonably acceptable to Lender or (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Lender.
“Insolvency Opinion” shall mean (i) that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Locke Lord LLP in connection with the Loan, and (ii) any updated or new bankruptcy non-consolidation opinion letter received in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and satisfying Rating Agency criteria and from Locke Lord LLP or, in the case of a new bankruptcy non-consolidation opinion letter, other counsel reasonably satisfactory to Lender and satisfactory to the Rating Agencies.
“Interest Rate” shall mean, with respect to each Interest Period: (a) with respect to each Component, the “Interest Rate” applicable to such Component set forth in the Componentization Notice delivered to Borrower pursuant to the provisions of Section 9.3.1 or (b) when applicable pursuant to this Agreement or any other Loan Document, the Default Rate.
“Interstate” shall mean Interstate Properties, a New Jersey general partnership.
“Interstate Parties” shall mean, collectively (i) Interstate, so long as Interstate is Controlled by any one or more of Roth, Mandelbaum and Wight, (ii) Steven Roth (“Roth”), (iii) David Mandelbaum (“Mandelbaum”), (iv) Russell B. Wight, Jr. (“Wight”), or (v) any trust Controlled by any of the Persons described in clauses (ii), (iii) or (iv) created for the benefit of any of the Persons described in clauses (ii), (iii) or (iv) or any of the immediate family members (including children by adoption) of the Persons referred to in clauses (ii), (iii) or (iv).
“Investment Grade” shall mean, with respect to any Person, that the long-term unsecured debt obligations of such Person are rated at least [***] by S&P, [***] by Moody’s or its equivalent by another Rating Agency.

“Lease” shall mean any lease, sublease, sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted by Borrower (or any predecessor-in-interest of Borrower) a possessory interest in, or right to use or occupy, all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Lease Sweep Lease” shall mean (i) the Bloomberg Lease, as the same may be amended, supplemented or otherwise modified from time in accordance with this Agreement, or (ii) any replacement Lease that, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, covers the majority of the applicable Lease Sweep Space.
“Lease Sweep Lease Termination Payments” shall mean, collectively, all sums actually paid by a Tenant under a Lease Sweep Lease with respect to (A) a modification of such Lease Sweep Lease that materially reduces the Rent paid thereunder or the space demised thereunder, and (B) any rejection, termination, surrender or cancellation of such Lease Sweep Lease (including in any Lease Sweep Tenant Party Insolvency Proceeding) or any lease buy-out or surrender payment from any Tenant under such Lease Sweep Lease, including any payment relating to unamortized tenant improvements and/or leasing commissions and/or application of any security deposit; provided, however, for the avoidance of ambiguity, the reduction in the Tenant Fund (as defined in the Ninth Amendment to the Bloomberg Lease) upon Borrower’s exercise of its Recapture Right (as defined in the Bloomberg Lease) pursuant to the Bloomberg Lease shall not constitute a Lease Sweep Lease Termination Payment.
“Lease Sweep Period”
(i)    shall commence on the first Monthly Payment Date following (or in the case of clause (a)(1) below, the Monthly Payment Date preceding) the occurrence of any of the following:
(a)    with respect to each Lease Sweep Lease, the earlier to occur of:
1.    the date which is twelve (12) months prior to the expiration date of such Lease Sweep Lease, after taking into account any extensions or renewals to such Lease Sweep Lease which have been irrevocably exercised by Tenant;
2.    the date on which Borrower or Manager receives notice from a Tenant under a Lease Sweep Lease of its intent to effect an early termination, early cancellation or early surrender of the premises demised under such Lease Sweep Period (or any material portion thereof), which notice of termination, cancellation or surrender is validly exercised in accordance with the terms of such Lease Sweep Lease;
(b)    the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated; provided, however, notwithstanding the foregoing, a Lease Sweep Period shall not commence hereunder as a result of (i) the amendment, modification or partial termination of the Bloomberg Lease in connection with the occurrence of a Sublease Recapture which has been approved in writing by Lender in accordance with Section 4.11.2(c) hereof and/or (ii) the amendment or termination of any Lease pursuant to and in accordance with Section 4.11.2(d) hereof;
(c)    upon the occurrence of a monetary default or a material non-monetary default by Tenant under a Lease Sweep Lease that continues for sixty (60) days beyond any applicable notice and cure period; provided, however, for the avoidance of ambiguity, it shall not constitute a monetary default under the applicable Lease Sweep Lease if Tenant is disputing, in good faith in accordance with the terms of the applicable Lease Sweep Lease, the amount of any reimbursable or recoverable costs and expenses (but not base rent or fixed rent) incurred by Borrower; or
(d)    the occurrence of a Lease Sweep Tenant Party Insolvency Proceeding; and
(ii)    shall end with respect to the applicable event giving rise to the Lease Sweep Period upon the first to occur of the following with respect to such event (identified by sub-clause reference below):
(A)    in the case of clause (i)(a) or (i)(b) above, the date on which (I) the applicable Lease Sweep Space (or portion thereof) is leased pursuant to one or more Qualified Leases, and (II) in Lender’s reasonable judgment, sufficient funds have been accumulated in or are deposited by Borrower into the Lease Sweep Account, the Bloomberg Tenant Fund Account and/or the Bloomberg CapEx Account to cover all reasonably anticipated Approved Lease Sweep Space Leasing Expenses and any shortfalls in Operating Expenses and Debt Service by reason of free rent periods and/or rent abatement periods set forth in such Qualified Leases (the foregoing conditions being hereinafter referred to as the “Lease Sweep Lease Termination Conditions”).
(B)    in the case of clause (i)(a)(2) above, if the notice from Tenant to Borrower described in clause (i)(a)(2) above is rescinded in writing by the applicable Tenant under the applicable Lease Sweep Lease without modification of such Lease Sweep Lease (other than modifications that would constitute Approved Lease Agreements that would nevertheless satisfy the Lease Sweep Lease Termination Conditions);
(C)    in the case of clause (i)(c) above, the date on which the subject default has been cured, and no other default described in clause (i)(c) above is continuing under such Lease Sweep Lease; and

(D)    in the case of clause (i)(d) above, either (I) the applicable Lease Sweep Tenant Party Insolvency Proceeding has terminated and the applicable Lease Sweep Lease, and each guaranty of the Lease Sweep Lease (if any), has been affirmed or assumed, without modification of such Lease Sweep Lease or any guaranty thereof (other than modifications that would constitute Approved Lease Agreements that would nevertheless satisfy the Lease Sweep Lease Termination Conditions), by the Tenant under the Lease Sweep Lease and each guarantor (if any) of the Lease Sweep Lease in a manner reasonably satisfactory to Lender pursuant to a final, non-appealable order of the bankruptcy court, or (II) the applicable Lease Sweep Lease has been assumed by the Tenant under the Lease Sweep Lease and assigned to a third party in compliance with the assignment and assumption requirements of the Lease Sweep Lease (or in a manner otherwise reasonably acceptable to Lender), without modification of such Lease Sweep Lease or any guaranty thereof (other than modifications that would constitute Approved Lease Agreements that would nevertheless satisfy the Lease Sweep Lease Termination Conditions), in a manner reasonably satisfactory to Lender pursuant to a final, non-appealable order of the bankruptcy court, and, in connection therewith, in each case (whether under the foregoing clause (I) or clause (II)), all defaults under the Lease Sweep Lease which would result in a Lease Sweep Period under clause (i)(c) are cured.
“Lease Sweep Space” shall mean the space demised under the applicable Lease Sweep Lease.
“Lease Sweep Tenant Party” shall mean a Tenant under a Lease Sweep Lease and/or any guarantor of such Tenant’s obligations under a Lease Sweep Lease.
“Lease Sweep Tenant Party Insolvency Proceeding” shall mean, with respect to any Lease Sweep Tenant Party, (i) the admission in writing by such Lease Sweep Tenant Party of its inability to pay its debts generally, or the making of a general assignment for the benefit of creditors, or the instituting by such Lease Sweep Tenant Party of any proceeding seeking to adjudicate it insolvent or seeking a liquidation or dissolution or the similar taking advantage by such Lease Sweep Tenant Party of any Insolvency Law (as hereinafter defined), or the commencement by such Lease Sweep Tenant Party of a case or other proceeding naming it as debtor under any Insolvency Law or the instituting of a case or other proceeding against or with respect to such Lease Sweep Tenant Party under any Insolvency Law; provided, however, if such insolvency action was involuntary, and such Lease Sweep Tenant did not consent, approve or acquiesce to such insolvency action, then upon the same not being discharged, stayed or dismissed within ninety (90) days following its occurrence, or (ii) the instituting of any proceeding against or with respect to such Lease Sweep Tenant Party seeking liquidation of its assets or the appointment of (or if any Lease Sweep Tenant Party shall consent to or acquiesce in the appointment of) a receiver, liquidator, conservator, trustee or similar official in respect of it or all or substantially all of its properties or assets. As used herein, the term “Insolvency Law” shall mean Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.) as the same has been or may be amended or superseded from time to time, or any other applicable domestic or foreign liquidation, conservatorship, bankruptcy, receivership, insolvency, reorganization, or any similar debtor relief laws affecting the rights, remedies, powers, privileges and benefits of creditors generally.
“Leasing Agreement” shall mean that certain Real Estate Retention Agreement, dated February 28, 2014, between Borrower and Alexander’s Management LLC, a New York limited liability company (the “Leasing Agent”), as amended by that certain First Amendment to Real Estate Retention Agreement, dated as of the date hereof, between Borrower and Leasing Agent, pursuant to which the Leasing Agent is to provide leasing and other services with respect to the Property, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof, but for the avoidance of doubt, excluding the Condominium Documents.
“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution; provided, that, a letter of credit shall cease to be a Letter of Credit if at any time the issuing institution is no longer an Eligible Institution. The following terms and conditions shall apply to each Letter of Credit:
(a)    Each such Letter of Credit shall expressly provide that partial draws are permitted thereunder.
(b)    Each such Letter of Credit shall expressly provide that it is freely transferable (without payment of any transfer fee) to any successor or assign of Lender.
(c)    Lender shall be entitled to draw on any Letter of Credit immediately and without further notice (1) upon the occurrence and during the continuance of any Event of Default, (2) if Borrower shall not have delivered to Lender, no less than thirty (30) days prior to the expiration date of such Letter of Credit (including any renewal or extension thereof), a renewal or extension of such Letter of Credit or a replacement Letter of Credit for a term of not less than one year (or through the date that is thirty (30) days beyond the Maturity Date, whichever is earlier), or (3) if the issuing institution is not an Eligible Institution and Borrower has not, within ten (10) Business Days after receiving notice from Lender that the issuing institution is not an Eligible Institution, (x) delivered to Lender a replacement Letter of Credit, (y) deposited with Lender cash collateral in lieu of such Letter of Credit or (z) delivered to Lender a guaranty from a Qualified Guarantor in form and substance reasonably satisfactory to Lender, if and only if such a guaranty is expressly permitted to be delivered hereunder in respect of the matter for which such Letter of Credit was delivered.
“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the creation or issuance of any Debt-Like Preferred Equity, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Lien Waiver Accommodation” shall mean, with respect to any obligation by Borrower to deliver a lien waiver pursuant to this Agreement, Borrower shall be deemed to have satisfied such obligation notwithstanding the fact that all required lien waivers have not been delivered if any lien waivers which have not been delivered are (i) with respect to any second tier or lower tier subcontractor or second tier or lower tier materialman (i.e., subcontractors that do not have a direct contract with Borrower or the general contractor engaged by Borrower), (ii) with respect to a contract for labor, materials or lienable services which, when aggregated with all other contracts with the same Person and its Affiliates, and taking into account all change orders under such contract, does not exceed a contract price equal to or greater than $1,000,000.00, and (iii) not related to a mechanic’s or materialman’s lien that exists against the Property (for the avoidance of ambiguity, the foregoing shall not limit Borrower’s right to contest any such lien in accordance with the terms of the this Agreement and Borrower shall continue to be entitled to receive disbursements during any such contest, subject to Borrower complying with the other applicable disbursement conditions and all lien contest provisions herein); provided, however, in no event shall the aggregate value of the labor, materials or lienable services for which Lender has not received lien waivers from the general contractor and any subcontractors that have a direct contracts with Borrower or the general contractor does not exceed $1,500,000.00 for any particular tenant improvement project or $2,000,000.00 in the aggregate.
“Liquid Assets” shall mean any of the following, but only to the extent owned individually, free of all security interests, liens, pledges, charges or any other encumbrance: (a) cash, (b) marketable direct obligations issued by, or guaranteed by, the United States of America or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (c) Investment Grade municipal and corporate bonds, (d) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within two years from the date of acquisition or overnight bank deposits, (e) investments in money market funds which invest substantially all of their assets in securities of the type described in clauses (a) through (d) above,

(f) marketable securities publicly traded on a nationally recognized stock exchange (including operating partnership units of any operating partnership of a publicly-traded real estate investment trust so long as, in each case, the same are not subject to lock-up rights and can be readily converted into shares of common stock in such publicly-traded real estate investment trust), and (g) Capital Commitments.
“Loan” shall mean the loan in the original principal amount of the Loan Amount, made by Lender to Borrower pursuant to this Agreement.
“Loan Amount” shall mean Four Hundred Million and No/100 Dollars ($400,000,000.00).
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Assignment of Agreements, the Environmental Indemnity, the Assignment of Management Agreement, the Assignment of Leasing Agreement, the Condominium Proxy, the ALX Letter of Credit Agreement and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.
“Low Debt Yield Avoidance Amount” shall mean the amount by which the then current Outstanding Principal Balance would need to be reduced in order for the Debt Yield to be equal to the Debt Yield threshold set forth in the definition of Low Debt Yield Period that would need to be achieved in order to end the applicable Low Debt Yield Period, taking into account the aggregate amount of Low Debt Yield Avoidance Collateral previously provided by Borrower and still held by Lender, as reasonably determined by Lender.
“Low Debt Yield Avoidance Period” shall mean the period commencing on the date the Low Debt Yield Avoidance Collateral is delivered and automatically ending on the earlier of (a) the Calculation Date upon which the Debt Yield, calculated with the assumption that the Outstanding Principal Balance of the Loan has been reduced by the Low Debt Yield Avoidance Amount, is less than the Debt Yield threshold set forth in the definition of Low Debt Yield Period that would need to be achieved in order to end the applicable Low Debt Yield Period, and (b) the date Lender releases the Low Debt Yield Avoidance Collateral pursuant to Section 6.13.
“Low Debt Yield Avoidance Collateral” shall mean either cash or a Letter of Credit, which shall constitute additional collateral for the Loan. Any cash delivered as Low Debt Yield Avoidance Collateral hereunder shall be deposited by Lender into the Cash Collateral Account.
“Low Debt Yield Period” shall commence if the Debt Yield is less than eleven percent (11%) for two (2) consecutive Calculation Dates, as reasonably determined by Lender, and shall end if the Property has achieved a Debt Yield of at least eleven percent (11%) for two (2) consecutive Calculation Dates, as reasonably determined by Lender; provided, however, notwithstanding the foregoing, provided no Event of Default, Bloomberg Lease Sweep Period or Lease Sweep Period is continuing, following receipt of notice from Lender that a Low Debt

Yield Period has commenced, Borrower may deliver to Lender the Low Debt Yield Avoidance Collateral in an amount equal to the Low Debt Yield Avoidance Amount, in which event a Low Debt Yield Period shall not be deemed to exist for the Low Debt Yield Avoidance Period. Except for purposes of determining whether the Low Debt Yield Avoidance Collateral may be released pursuant to Section 6.13 hereof, during the Low Debt Yield Avoidance Period, and to the extent that Lender continues to hold such Low Debt Yield Avoidance Collateral, the Debt Yield shall be calculated, solely for purposes of determining whether a Low Debt Yield Period exists, with the assumption that the Outstanding Principal Balance of the Loan has been reduced by the Low Debt Yield Avoidance Amount, as reasonably determined by Lender; provided, that, as of and after the date that the Low Debt Yield Avoidance Collateral is released, the Debt Yield shall be calculated without any assumption that the Outstanding Principal Balance of the Loan has been reduced by the Low Debt Yield Avoidance Amount.
“Major Lease” shall mean any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, (i) demises more than 100,000 rentable square feet at the Property, (ii) contains an option or other preferential right to purchase all or any portion of the Property, (iii) is with an Affiliate of Borrower as Tenant (provided, however, if Borrower is a subsidiary of a REIT, then a Lease with an Affiliated Taxable REIT Subsidiary that constitutes a Qualifying TRS Co-Working Lease shall not constitute a Major Lease for purposes of this clause (iii)), (iv) is entered into during the continuance of an Event of Default, (v) contains any option to purchase or any right of first refusal to purchase all or any portion of the Property, or (vi) is with a Co-Working Tenant, but only to the extent that the Leases (including any Qualifying TRS Co-Working Leases) with one or more Co-Working Tenants demise in the aggregate more than 50,000 rentable square feet at the Property. The parties hereby acknowledge and agree that the Bloomberg Lease is a Major Lease.
“Management Agreement” shall mean the Office Unit 1 Management Agreement or the Office Unit 2 Management Agreement, as applicable.
“Manager” means the Qualified Manager engaged from time to time to manage the Property in accordance with the terms and conditions of the Loan Documents.
“Material Adverse Effect” shall mean any event or condition that has a material adverse effect, in each case, taken as a whole on (a) the Property, (b) the use, operation or value of the Property, (c) the business, profits, operations or financial condition of Borrower or Guarantor, (d) the ability of any guarantor to perform its obligations under any guaranty given in connection with the Loan or (e) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s or Guarantor’s obligations under the Loan Documents.
“Material Alteration” shall mean any alteration affecting structural elements of the Property the cost of which exceeds the Alteration Threshold; provided, that, in no event shall any of the following constitute a Material Alteration: (i) any tenant improvement work pursuant to any Lease existing on the Closing Date or entered into hereafter in accordance with the provisions of this Agreement, whether to be performed by or on behalf of Borrower or the Tenant thereunder, including, without limitation, any work that Borrower as landlord is required to perform (or cause to be performed) under any Lease or any work to be performed by Tenant or for which Tenant is entitled to receive an allowance under any Lease, (ii) any alterations performed as part of a Restoration, (iii) any alterations required pursuant to applicable Legal Requirements, (iv) any alteration required under the Condominium Documents to the extent that Borrower’s obligation to perform (or cause to be performed) such alteration is outside the control of the members of the Condominium Board appointed by Borrower and/or (v) any alterations which constitute Bloomberg Alterations or Bloomberg Capital Upgrades.
“Maturity Date” shall mean the Stated Maturity Date, or such earlier date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Member REIT” shall mean any REIT that directly or indirectly has an ownership interest in Borrower and any Affiliated Taxable REIT Subsidiary.
“Monthly Operating Expense Budgeted Amount” shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for the calendar month in which such Monthly Payment Date occurs, as the same may be adjusted on account of any Permitted Budget Variances.
“Monthly Payment Date” shall mean the ninth (9th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be November 9, 2024.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Morningstar DBRS” shall mean DBRS, Inc. and its successor in interest.
“Mortgage” shall mean that certain first priority Consolidated, Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Multi-Asset Person” shall mean a Person in respect of which the net operating income from the Property (or such portion thereof allocable to such Person) is less than fifty percent (50%) of such Person’s aggregate gross income.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Net Operating Income” shall mean, as of any date of determination, Gross Income minus Operating Expenses.
“Net Worth” shall mean, with respect to any Person, the Gross Asset Value of such Person minus the sum of (i) the Total Liabilities of such Person, and (ii) minority interests not owned by such Person (provided that the corresponding asset amount for such minority interests were included in the calculation of Gross Asset Value). For purpose of this definition, (a) “Gross Asset Value” shall mean the sum value of all assets of such Person, including, but not be limited to Liquid Assets, personal homes and effects, operating partnership units held by such Person in the operating partnership of any real estate investment trust, the current market value of all marketable securities and the real estate assets owned by such Person (with the value of such real estate assets to be based on their respective market values), together with the amount of all unencumbered, unpledged uncalled capital commitments of institutional “accredited investors”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyers” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, but in each case shall exclude the Property and any other amounts owed to such Person by any of its Affiliates, and (b) “Total Liabilities” shall mean the sum of all liabilities, including principal recourse and non-recourse debt, drawn lines of credit, issued and undrawn letters of credit, unsecured debt, subordinated debt, accounts payable and accrued expenses, federal and state tax liabilities and unfunded obligations of such Person, and in each case shall exclude any liabilities relating to the Property and any other amounts owed by such Person to any of its Affiliates.
“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.
“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.
“Occupancy Conditions” shall mean, with respect to any Lease, the delivery by Borrower to Lender of evidence reasonably satisfactory to Lender, including an estoppel certificate executed by the relevant Tenant or Officer’s Certificate from Borrower certifying to the same, that (A) all or a portion of the subject Lease Sweep Space is tenanted under one or more Qualified Leases, (B) each such Tenant has taken occupancy of the entire space demised to such Tenant, (C) all contingencies under such Lease to the effectiveness of such Lease have been satisfied, (D) all leasing commissions payable in connection with such Lease have been paid and all tenant improvement obligations or other landlord obligations of an inducement nature have either been completed or paid in full or, alternatively, sufficient funds will be retained in the Lease Sweep Account for such purposes (the “Unpaid TI/LC Obligation Amount”), (E) such Tenant has actually commenced paying full contractual rent under such Lease and any initial free rent period or period of partial rent abatements has expired or, alternatively, sufficient funds will be retained in the Lease Sweep Account to account for all remaining scheduled free rent periods or rent abatements (the “Remaining Rent Abatement Amount”) and (F) the rent commencement date under such Lease has been set.
“Office Common Elements” shall mean the “Office Common Elements” as such term is defined in the Condominium Declaration.
“Office Limited Common Elements” shall mean the “Office Limited Common Elements” as such term is defined in the Condominium Declaration.
“Office Unit 1 Management Agreement” shall mean (i) the management agreement entered into by and between Borrower and the current Manager with respect to the Unit known as Office Unit 1 (as defined in the Condominium Declaration) and the related Office Limited Common Elements or (ii) any replacement management agreement entered into by and between Borrower and a Manager in accordance with the terms of the Loan Documents, pursuant to which the Manager is to provide management and other services with respect to such Unit and related Office Limited Common Elements, in either such case, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time in compliance with the terms and conditions of the Loan Documents.
“Office Unit 2 Management Agreement” shall mean (i) the management agreement entered into by and between Borrower and the current Manager with respect to the Unit known as Office Unit 2 (as defined in the Condominium Declaration) and the related Office Limited Common Elements or (ii) any replacement management agreement entered into by and between Borrower and a Manager in accordance with the terms of the Loan Documents, pursuant to which the Manager is to provide management and other services with respect to such Unit and related Office Limited Common Elements, in either such case, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time in compliance with the terms and conditions of the Loan Documents.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an officer or authorized signatory of Borrower or by an officer of the direct or indirect Controlling owner of Borrower, which officer or authorized signatory is duly authorized to deliver such certificate.
“Open Prepayment Date” shall mean the Monthly Payment Date occurring on October 9, 2026.
“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the operation, management, maintenance, repair and use of the Property, determined on an accrual basis, and, except to the extent otherwise provided in this definition, in accordance with GAAP. Operating Expenses specifically shall include, without limitation, (i) all operating expenses incurred in the period in question based on the financial statements delivered to Lender in accordance with Section 4.9 hereof for such period, (ii) property management fees in an amount equal to actual property management fees; provided, that, for the purposes of calculating Net Operating Income, in no event shall property management fees be less than one percent (1.0%) of Operating Income, (iii) administrative, payroll, security and general expenses for the Property, (iv) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (v) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (vi) cost of attendance by employees at training and manpower development programs, (vii) association dues, (viii) computer processing charges, (ix) operational equipment and other lease payments that are not capitalized in accordance with GAAP, and (x) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and insurance premiums or allocations. Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation, amortization or other non-cash items (other than expenses that are due and payable and not yet paid), (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures and any other expenses which are required to be capitalized in accordance with GAAP, (5) Debt Service, (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant, (7) equity distributions, (8) leasing costs, including tenant improvements and allowances, leasing commissions and legal costs, (9) deposits to Reserve Accounts and (10) any item of expense that would otherwise be covered by the provisions hereof (such as, without limitation, utility charges) but which is required to be paid by any Tenant directly pursuant to such Tenant’s Lease or other written agreement solely to the extent such items are not included Gross Income.
“Operating Income” shall mean, for any period, all income of Borrower during such period from the use, ownership or operation of the Property, including:
(a)    all amounts payable to Borrower by any Person as Rent and other amounts under Leases, license agreements, concession agreements, occupancy agreements and other agreements relating to the Property;
(b)    business interruption insurance proceeds allocable to the applicable reporting period; and
(c)    all other amounts which in accordance with GAAP are included in Borrower’s annual financial statements as operating income attributable to the Property.
Notwithstanding the foregoing, Operating Income shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of the Property, (c) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant, provided such item of income is for payment of an item of expense

(such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause (6) of the definition thereof, (d) security deposits received from Tenants until forfeited or applied and (e) any Lease Sweep Lease Termination Payments or Lease Termination Payments. Operating Income shall be calculated on an accrual basis of accounting and, except to the extent otherwise provided in this definition in accordance with GAAP (but in all cases without straight-lining of rents).
“Other Charges” shall mean all ground rents, Condominium Charges, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof, and any interest or penalties assessed in connection with any of the foregoing.
“Other Connection Taxes” means, with respect to any Co-Lender, Special Taxes imposed as a result of a present or former connection between such Co-Lender and the jurisdiction imposing such Special Tax (other than connections arising from such Co-Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.
“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.
“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015 and as the same may be further amended, extended, replaced or otherwise modified from time to time, and any corresponding provisions of future laws.
“Permitted 731 Transfers” means any of the following (provided, that, the same shall not result in a violation of ERISA or the Patriot Act):

(a)    any pledge (as distinguished from a realization on any such pledge) of direct or indirect equity interests in and/or right to distributions by or from ALX, VRLP, VRT, any Multi-Asset Person, or any of their direct or indirect equityholders to secure a loan to any such Person that is secured by all or a substantial portion of any such Person’s assets;
(b)    the Transfer or issuance of any securities or any direct or indirect interests in (i) any direct or indirect owner of Borrower, in either case, whose securities are, or in connection with such Transfer or issuance will be, publicly traded on a national exchange (including ALX’s, VRLP’s and VRT’s securities) (regardless of whether such Transfer or issuance is of publicly traded securities or interests), (ii) any Person who directly or indirectly holds such securities or interests, or (iii) any Multi-Asset Person to a Qualified Transferee; provided, that, in each case, such Transfer or issuance does not result in a failure to satisfy the Control and Ownership Condition; or
(c)    (i) the merger or consolidation of ALX, VRT, VRLP or any Eligible Qualified Owner with or into any other Person that is a Qualified Transferee, (ii) the sale of all or substantially all of the assets of ALX, VRT, VRLP or any Eligible Qualified Owner to any other Person that is a Qualified Transferee, or, in the case of VRT or VRLP, the sale or other Transfer of all or substantially all of VRT’s or VRLP’s New York City assets and/or New York City office assets (which may, for purposes of determining whether it constitutes all or substantially all of VRT’s or VRLP’s New York City office assets, exclude assets in and around the Penn Plaza district), (ii) the merger or consolidation of any entity holding direct or indirect ownership interests in Borrower into another entity, where the resulting entity is (or is wholly owned and Controlled by) an Eligible Qualified Owner, or (iii) the sale of all or substantially all of the assets of an entity holding direct or indirect ownership interests in Borrower to another entity, where the purchasing or acquiring entity is an Eligible Qualified Owner (each, a “ALX/EQO Transfer”); provided, that, following the consummation of such ALX/EQO Transfer, the Control and Ownership Condition shall continue to be satisfied.
“Permitted Budget Variance” shall mean a change or modification to the Approved Annual Budget (i) to address an emergency at the Property, which expenditure is necessary for the preservation or safety of the Property or persons or to avoid suspension of necessary services to the Property, (ii) to reallocate realized cost savings among line items, and (iii) to address a request from Bloomberg under the Bloomberg Lease that is not otherwise set forth in the Approved Annual Budget, but that will be fully reimbursed by Bloomberg to Borrower as a “pass-through” expense, and (iv) to reallocate up to ten percent (10%) of any line item; provided, however, in no event shall the aggregate amount of all such changes or modifications result in an increase exceeding five percent (5%) of the aggregate amount set forth in the last Approved Annual Budget actually approved by Lender.
    “Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet delinquent or that are being contested in compliance with the terms of this Agreement, (iv) any workers’, mechanics’ or other similar Liens on the Property;

provided, that, any such Lien is bonded or discharged within sixty (60) days after Borrower first receives written notice of such Lien or is being contested in good faith in accordance with the requirements of Section 4.3, (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, (vi) the Leases, (vii) security interests in connection with equipment leases for equipment used at the Property so long as (A) such equipment leases are secured solely by the subject equipment leased thereunder and (B) the obligations of Borrower with respect thereto constitute Permitted Indebtedness hereunder, (viii) an Approved Upper-Tier Pledge and (ix) any agreement for the sale of Property conditioned on repayment of the Debt in full or assumption of the Loan in accordance herewith.
    “Permitted Fund Manager” means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in equity interests relating to Class A commercial real estate located in major urban centers of the United States of America, including, without limitation, New York City, with real estate assets under management in excess of $600,000,000, and (ii) not subject to a bankruptcy proceeding.
    “Permitted Investments” means the following, subject to the qualifications hereinafter set forth:
(i)    all direct obligations of the U.S. government, and all obligations that are fully guaranteed by the U.S. government, that in each case have maturities not in excess of one (1) year;
(ii)    federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements, each having maturities of not more than ninety (90) days, of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated [***] by S&P, [***] by Fitch and [***] by Moody’s and, if it has a term in excess of three (3) months, the long-term debt obligations of which are rated [***] (or the equivalent) by each of the Rating Agencies, and that (A) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000;
(iii)    deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);
(iv)    commercial paper rated [***] by S&P, [***] by Fitch and [***] by Moody’s (and if the term is between one (1) month and three (3) months, [***] by Moody’s) by each of the Rating Agencies and having a maturity of not more than ninety (90) days;
(v)    any money market fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (B) has net assets of not less than $5,000,000,000, and (c) has a rating of [***] from S&P, [***] by Moody’s and the highest rating obtainable from Fitch; and

(vi)    such other investments as to which the Rating Agency Confirmation has been satisfied.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the Standard & Poor’s “r” symbol (or any other Rating Agency’s corresponding symbol) (indicating high volatility or dramatic fluctuations in their expected returns because of market risk) or any other qualifying suffix attached to the rating (with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities that exceed the time periods set forth above; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment. Interest on Permitted Investments may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No Permitted Investments shall require a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. Except as expressly provided for above, all Permitted Investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three (3) months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Physical Conditions Report” shall mean that certain Property Condition Report for Mortgage Financing Purposes, prepared by CBRE and dated as of July 16, 2024.
“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount and (ii) one percent (1%) of the amount of the outstanding principal balance of the Note or Note Component that is being prepaid as of such Repayment Date.
“Prepayment Notice” shall mean a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof, which date must be no earlier than ten (10) days after the date of such Prepayment Notice and no later than ninety (90) days after the date of such Prepayment Notice. Such notice may be revoked by Borrower at any time, and Borrower shall reimburse Lender for any reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees and disbursements, incurred directly in conjunction with preparing for the prepayment.

“Prior Loan” means, collectively, (i) that certain loan in the original principal amount of $500,000,000 from Deutsche Bank AG, New York Branch and Citigroup Global Markets Realty Corp. to Borrower, (ii) that certain loan in the original principal amount of $400,000,000 from German American Capital Corporation to Borrower and (iii) that certain loan in the original principal amount of $300,000,000 from German American Capital Corporation to Borrower (the notes and mortgages evidencing all of which loans have been or will be assigned to Lender as of the Closing Date).
“Prohibited Person” shall mean any Person:
(i)    that is listed on any Government List or is otherwise a Proscribed Person;
(ii)    that is listed on the annex to, or is otherwise subject to the provisions of, Executive Order 13224;
(iii)    who commits, threatens, conspires to commit or supports "terrorism" as defined in Executive Order 13224;
(iv)    that is in breach of any Sanctions or with whom dealings are restricted or prohibited under any Sanctions Laws, including but not limited to any Person (1) subject to any Sanctions Laws administered by OFAC such that the entry into this Agreement or the performance of the obligations contemplated hereby would be prohibited, (2) subject to any Sanctions Laws administered by any other Sanctions Authority such that the entry into this Agreement or the performance of the obligations contemplated hereby would be prohibited, or (3) located, organized or resident in a country or territory that is the subject of Sanctions such that dealings with such Person are restricted or prohibited under any Sanctions Laws;
(v)    with whom another Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Patriot Act, Executive Order 13224 and any Anti-Money Laundering Laws, or by any Sanctions Laws;
(vi)    that is an Embargoed Person;
(vii)    that has been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense;
(viii)    that is owned ten percent (10%) or more by (other than by a Public Equity Holder) or Controlled by, or acting for on behalf of, any Person or Persons that is described in any of the foregoing clauses (i) through (vii) above; or
(ix)    is a Disqualified Person.

“Property” shall mean the real property described on Exhibit A attached hereto and made a part hereof, consisting of two (2) office condominium units, the Improvements now or hereafter erected or installed thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage.
“Public Equity Holder” shall mean (i) any public equity holder of any Person (solely in such public equity holder’s capacity as a public equity holder) by virtue of such public equity holder being a holder of publicly traded shares or other publicly traded equity interests in any Person which is listed on the New York Stock Exchange or another nationally or internationally recognized stock exchange or is quoted on a national quotation system or (ii) any owner of a direct or indirect interest in a public equity holder described in clause (i) (solely in such owner’s capacity as an owner of such interests).
“PZR Report” means that certain PZR Report prepared by The Planning & Zoning Resource Company, PZR Site Number 173943-1, last dated as of August 9, 2024.
“Qualified Guarantor” shall mean a Person that (a) is formed in, maintains its principal place of business in, and is subject to service of process in, the United States, (b) has all or substantially all of its assets in the United States, (c) has never been indicted or convicted of, or plead guilty or no contest to a Patriot Act Offense and is not on any Government List and (d) at all times that such Person is acting as a Qualified Guarantor maintains an Investment Grade rating from each of the Rating Agencies that rates such Person (and in any event from at least two (2) of the Rating Agencies).
“Qualified Institutional Lender” shall mean a Person that is not an Affiliate of Borrower or Guarantor that is one or more of the following:
(a)    a bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, government entity or plan, investment company, investment trust or institution substantially similar to any of the foregoing; provided, that, any such Person referred to in this clause (a) satisfies the Eligibility Requirements (Qualified Institutional Lender);
(b)    an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended; provided, that, any such Person referred to in this clause (b) satisfies the Eligibility Requirements (Qualified Institutional Lender);
(c)    an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) that satisfies the Eligibility Requirements (Qualified Institutional Lender);
(d)    any entity Controlled by any of the entities described in clauses (a) through (c) above that satisfies the Eligibility Requirements (Qualified Institutional Lender); or

(e)    an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Institutional Lender under clauses (a), (b), (c) or (d) of this definition acts as the general partner, managing member or fund manager.
“Qualified Leases” shall mean (i) the original Lease Sweep Lease, as extended or renewed (even if such extension or renewal occurs subsequent to the date required pursuant to the terms of such Lease Sweep Lease), with respect to all or a portion of the applicable Lease Sweep Space, and/or (ii) one or more new or replacement Leases for all or a portion of the applicable Lease Sweep Space; provided, that, (A) such Leases constitute Approved Lease Agreements, (B) such Leases in the aggregate result in the Property achieving a Debt Yield of at least eleven percent (11%), and (C) the then-current term of the applicable Lease Sweep Lease, as renewed or extended, and/or the initial term of the new Lease(s), as applicable, expire no earlier than five (5) years after the Stated Maturity Date.
“Qualified Manager” shall mean (i) CBRE, Newmark, JLL or Cushman & Wakefield, or any successor to all or a substantial portion of the property management business of any of the foregoing, (ii) the Manager as of the Closing Date, (iii) VRLP, VRT, any Interstate Party or any Affiliate of VRLP, VRT or any Interstate Party, (iv) an Unaffiliated Qualified Manager or (v) ALX or any Affiliate of ALX; provided, that, (A) ALX or such Affiliate of ALX sub-contracts the management responsibilities to a Qualified Manager under clause (ii) or clause (iii) of this definition pursuant to a sub-management agreement, (B) the fees and charges payable under any such sub-management agreement do not exceed the management fees and charges payable to ALX or such Affiliate of ALX under the Management Agreement and are the sole obligation of Manager, (C) any such sub-management agreement terminates in the event of a termination of the Management Agreement, and (D) Borrower shall have no obligations or liabilities under any such sub-management agreement.
“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (x) evidence that the proposed transferee (1) if not a public company, an institutional investor, a financial institution or a pension fund, neither it nor its Affiliate is currently under indictment or has ever been convicted of, or pled guilty or no contest to, a Patriot Act Offense or other felony, (2) is not on any Government List and is not a Prohibited Person, (3) unless Rating Agency Confirmation is received in connection with such transferee, neither it nor a closely held affiliate has in the past five (5) years been the subject of a voluntary bankruptcy proceeding, and (4) unless Rating Agency Confirmation is received in connection with such transferee, neither it nor a closely held affiliate has in the past five (5) years been the subject of any involuntary bankruptcy proceeding which was not dismissed prior to the entry of an order for relief and (y) if the proposed transferee will obtain Control of Borrower or Guarantor or obtain a direct or indirect interest of (i) prior to a Securitization, ten percent (10%) or more, or (ii) following a Securitization, twenty percent (20%)) or more, in either case, in Guarantor, Borrower or any Person that Controls Borrower as a result of such proposed transfer, Satisfactory Search Results with respect to such proposed transferee and its direct and indirect owners as reasonably requested by Lender.

“Qualifying TRS Co-Working Lease” shall mean a Lease which satisfies all of the following conditions or requirements: (i) such Lease is entered into between Borrower, as landlord, and an Affiliated Taxable REIT Subsidiary, as tenant, (ii) the Tenant under such Lease is a Co-Working Tenant, (iii) such Lease shall be at prevailing market rates, (iv) such Lease, in the aggregate with any other Leases with Co-Working Tenants, demises in the aggregate no more than 50,000 rentable square feet at the Property (or such greater rentable square footage as approved by Lender (such approval not to be unreasonably withheld)), (v) such Lease is entered into to facilitate the ability of Member REIT to qualify as, and/or maintain its status as, a “real estate investment trust” under Sections 856-860 of the Code and applicable regulations relating thereto and/or avoiding or minimizing unrelated business taxable income under Sections 511-514 of the Code to Member REIT or any direct or indirect owner of Member REIT and/or avoiding any excise taxes being imposed on Member REIT, (vi) such Lease is not assignable (whether by direct assignment, sublease or otherwise) by such Affiliated Taxable REIT Subsidiary without the prior written approval of Borrower and shall not be assigned (whether by direct assignment, sublease or otherwise) by such Affiliated Taxable REIT Subsidiary to any person that is not an Affiliated Taxable REIT Subsidiary without the prior written approval of Lender, and (vii) the Tenant under such Lease has executed and delivered to Lender a subordination agreement, in form and content reasonably acceptable to Lender, which provides, among other things, that (A) such Lease is subordinate to the Lien of the Mortgage and the other Loan Documents in all respects and (B) at any time following a foreclosure sale (or sale pursuant to power of sale), or conveyance in lieu thereof or the appointment of a receiver for the Property, Lender (or any successor or designee thereof by virtue of any such enforcement action) may terminate such Lease in Lender’s (or any such successor’s or designee’s) sole and absolute discretion and (viii) with respect to any sublease or license made under such Qualifying TRS Co-Working Lease, such sublease or license shall provide that upon the termination of the Qualifying TRS Co-Working Lease, at Lender’s option, such sublease or license shall either (A) automatically become a direct lease or license with Borrower under the same terms and conditions of such sublease or license or (B) terminate.
“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan based on the proportion of the outstanding principal balance of the Loan advanced by such Co-Lender to the total Outstanding Principal Balance. The Ratable Share of each Note on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule 10.27 attached hereto and made a part hereof. The Ratable Share of each Co-Lender shall be the sum of the Ratable Shares of the Notes held by such Co-Lender.
“Rating Agencies” shall mean (i) prior to the Securitization of the Loan, any nationally-recognized statistical rating organization (e.g. S&P, Morningstar DBRS, Moody’s, Fitch or any successor thereto) and (ii) following the Securitization of the Loan, any of the rating organizations that actually rate the Securities secured by the Loan and issued in connection with the Securitization of the Loan.
“Rating Agency Confirmation” shall mean, subject to Section 10.3 hereof, a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event or circumstance with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion, except that if the Loan has not been the subject of a Securitization, then the matter in question shall be determined by Lender in its reasonable discretion.
“Recycled Entity Certificate” shall mean that certain Recycled Entity Certificate, dated as of the Closing Date, delivered by Borrower to Lender in connection with the making of the Loan, which Recycled Entity Certificate is in form substantially identical to the form attached hereto as Exhibit F.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
“Regulatory Change” shall mean any change after the date of this Agreement in U.S. federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to Lender, or any Person Controlling Lender or to a class of banks or companies Controlling banks of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.
“REIT” shall mean a “real estate investment trust” under Sections 856-860 of the Code and applicable regulations relating thereto.
“Related Loan” shall mean a loan to an Affiliate of Borrower or Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan if such loan is required to be so treated with the Loan pursuant to Regulation AB.
“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or any portion thereof.
“Rents” shall mean all rents, “additional rent” (i.e. pass-throughs for operating expenses, real estate tax escalations and/or real estate tax pass-throughs, payments by Tenants on account of electrical consumption, porters’ wage escalations, condenser water charges and tap-in fees, freight elevator and HVAC overtime charges, charges for excessive rubbish removal and other sundry charges), rent equivalents, monies payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower,

Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by or on behalf of Borrower, and Insurance Proceeds, if any, from business interruption or other loss of income insurance.
“Repayment Date” shall mean the date of a prepayment of the Loan pursuant to the provisions of Section 2.4 hereof.
“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Lender or Deposit Bank and held in reserve pursuant to Article 6 of this Agreement.
“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may otherwise be reasonably approved by Lender.
“Restoration DSCR” shall mean, as of any date of determination, the ratio, as determined by Borrower and reasonably confirmed and approved by Lender, of (a) the Net Operating Income of the Property, based on rents in place (annualized and including rental loss insurance proceeds and assuming that the Restoration has been completed) without giving effect to clause (b)(ii)(w) in the definition of Gross Income and expenses on a pro forma basis for the twelve (12) months after Restoration to (b) an amount equal to the Debt Service for the twelve (12) months after the date of determination.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
“Sanctions Laws” shall mean economic or financial sanctions, trade embargoes, or other restrictive economic or financial measures enacted, imposed, administered or enforced from time to time pursuant to statute, executive order, or regulation (“Sanctions”) by any of (each a “Sanctions Authority”): (1) the U.S. Government, including those administered by OFAC, the U.S. Department of State, and the U.S. Department of Commerce; (2) the United Nations Security Council; (3) the European Union or any of its member states; (4) the United Kingdom; (5) the Swiss Government; (6) the Canadian Government; or (7) any agency or department or other Governmental Authority of or within any of the countries, organizations or other Persons identified in the foregoing clauses (1)-(6), or Governmental Authorities of any other country in which Borrower or Guarantor operates.
“Satisfactory Search Results” shall mean, with respect to any Person and its direct and indirect owners, (A) completion by Lender of its anti-financial crime and “know your customer” procedures (internal or otherwise), including receipt of credit history, litigation, judgment, and other related searches, each of which are reasonably satisfactory to Lender in all material respects and (B) confirmation reasonably satisfactory to Lender that such Person does not violate any Anti-Money Laundering Laws, is not on any Government List and is not otherwise a Prohibited Person.
“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
“Special Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“State” shall mean the state of New York.
“Stated Maturity Date” shall mean October 9, 2028.
“Sublease Recapture” shall have the meaning ascribed to such term in the Bloomberg Lease.
“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon. In no event shall any PACE Loan be considered a Tax for purposes of this Agreement.
“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.
“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.
“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.
“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Repayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Open Prepayment Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate).
“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof.

“Trigger Period” shall commence upon the occurrence of (i) an Event of Default, (ii) the commencement of a Bloomberg Lease Sweep Period, (iii) the commencement of a Lease Sweep Period, or (iv) the commencement of a Low Debt Yield Period; and shall end, in each case provided no other Trigger Period is then continuing, if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period has been cured and such cure has been accepted by Lender (and no other Event of Default is then continuing), (B) with respect to a Trigger Period continuing due to clause (ii), such Bloomberg Lease Sweep Period has ended pursuant to the terms hereof, (C) with respect to a Trigger Period continuing due to clause (iii), such Lease Sweep Period has ended pursuant to the terms hereof (and no other Lease Sweep Period is then continuing), (D) with respect to a Trigger Period continuing due to clause (iv), the Low Debt Yield Period has ended pursuant to the terms hereof.
“Trustee” shall mean any trustee holding the Loan in a Securitization.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York or the state in which any of the Cash Management Accounts are located, as the case may be.
“Unaffiliated Qualified Manager” shall mean a property manager that (A) is a management company having at least five (5) years’ experience in the management of Class A office properties in New York City or similar metropolitan areas, (B) at the time of its engagement as property manager has under management leasable square footage equal to or greater than 5,000,000 leasable square feet (excluding the Property) of office space and (C) is not the subject of a bankruptcy or similar insolvency proceeding.
“Unit” or “Units” shall mean the condominium units, together with all other real and personal property, rights, title and interest, estate and appurtenances relating thereto, created pursuant to the Condominium Documents.
“VRLP” means Vornado Realty L.P., a Delaware limited partnership, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of Vornado Realty L.P. or any other transaction permitted pursuant to clause (c) of the definition of Permitted 731 Transfers, subject to any applicable terms, covenants and/or conditions of this Agreement.
“VRT” means Vornado Realty Trust, a Maryland real estate investment trust, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of Vornado Realty Trust or any other transaction permitted pursuant to clause (c) of the definition of Permitted 731 Transfers, subject to any applicable terms, covenants and/or conditions of this Agreement.
“Yield Maintenance Amount” shall mean the present value, as of the Repayment Date, of the remaining scheduled payments of principal and interest on the amount of principal being repaid, from the Repayment Date through the Open Prepayment Date (including any balloon payment or applicable portion thereof which, for purposes of such present value calculation, shall be assumed to be paid on the Open Prepayment Date) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid on the Repayment Date. Each determination by Lender of the Yield Maintenance Amount shall be conclusive and binding for all purposes, absent manifest error.
Section 1.2.    Index of Other Definitions. the following terms are defined in the sections or Loan Documents as indicated below:
“60% Coverage” - 5.2.1
“75% Coverage” - 5.2.1
“Accounts” - 6.1
“Act” - Schedule 4.4
“Acceptable Blanket Policy” - 5.1.1(c)
“Affected Financial Institution” - 10.26
“Agreement” - Introductory Paragraph
“Anti-Corruption Obligation” - 4.33
“ALX/EQO Transfer” - Definition of Permitted 731 Transfers
“Approved Annual Budget” - 4.9.5(a)
“Approved Extraordinary Expenses” - 4.9.5(a)
“Available Cash” - 6.12.1
“Bail-In Action” - 10.26
“Bail-In Legislation” - 10.26
“Bloomberg Alterations” – 1.1 (Definition of Bloomberg Eligible Alteration Costs)
“Bloomberg CapEx Account” - 6.7.2
“Bloomberg CapEx Funds” - 6.7.2
“Bloomberg Capital Upgrades” – 1.1 (Definition of Bloomberg Eligible Capital Upgrade Costs)
“Bloomberg Lease Rights” - 3.1.17
“Bloomberg Policies” - 5.1.4
“Bloomberg Tenant Fund Account” - 6.7.1
“Bloomberg Tenant Funds” - 6.7.1
“Bona Fide Leases” - Definition of Gross Income
“Borrower” - Introductory Paragraph
“Borrower’s Recourse Liabilities” - 10.1
“Cash Collateral Account” - 6.11
“Cash Collateral Funds” - 6.11
“Cash Management Accounts” - 6.13
“Casualty” - 5.2
“Casualty and Condemnation Account” - 6.10
“Casualty and Condemnation Funds” - 6.10
“Casualty Consultant” - 5.4(b)(iii)
“Casualty Retainage” - 5.4(b)(iv)
“Cause” - Schedule 4.4
“Clearing Account” - 6.1
“Committee” - Schedule 4.4
“Completion Guaranty” - Section 5.4(c)
“Componentization Notice” - 9.3.1

“Condemnation Proceeds” - 5.4(b)
“Condominium Account” - 6.2.1
“Condominium Board Policies” -5.1.3
“Condominium Charges” - 6.2.1
“Condominium Funds” - 6.2.1
“Contest Threshold” - 4.3
“Controlled Substances Use” - 4.5
“Controlling Owner” – 1.1 (Definition of Control and Ownership Condition)
“Covered Rating Agency Information” - 9.2(c)
“Disclosure Document” - 9.2(a)
“Easements” - 3.1.11
“Eligible Control Person” - 7.1(b)
“EEA Financial Institution” - 10.26
“EEA Member Country” - 10.26
“EEA Resolution Authority” - 10.26
“Embargoed Person” - 4.32(c)
“Equipment” - Mortgage
“EU Bail-In Legislation Schedule” - 10.26
“Event of Default” - 8.1
“Exchange Act” - 9.2(a)
“Exchange Act Filing” - 9.1(d)
“Executive Order 13224” - 4.32(b)
“FNSIC” - 5.1.1(h)
“Government Lists” - 4.32(b)
“Gross Asset Value” - Definition of Net Worth
“Improvements” - Mortgage
“Increased Costs” - 2.9.1
“Indemnified Liabilities” - 4.30
“Independent Director” - Schedule 4.4
“Independent Manager” - Schedule 4.4
“Initial Interest Period” - 2.3.1
“Insurance Account” - 6.4.1
“Insurance Funds” - 6.4.1
“Insurance Premiums” - 5.1.1(b)
“Insurance Proceeds” - 5.4(b)
“Insured Property” - 5.1.1(a)
“Interest Period” - 2.3.2
“L/C Transfer Certificate” - 4.11.4(b)
“Lease Sweep Account” - 6.8.1(a)
“Lease Sweep Funds” - 6.8.1(a)
“Lease Sweep Lease Termination Conditions” - 1.1 Definition of Lease Sweep Period
“Lease Termination Payments” - 6.6.1(b)(ii)
“Leasing Agent” - Definition of Leasing Agreement
“Lender” - Introductory Paragraph
“Lender Group” - 9.2(b)(ii)

“Lending Parties” - 10.22(a)
“Liabilities” - 9.2(b)(ii)
“Licenses” - 3.1.9
“Mandelbaum” – 1.1 (Definition of Interstate Parties)
“Monthly Interest Payment Amount” - 2.3.1
“Nationally Recognized Service Company” - Schedule 4.4
“Net Proceeds” - 5.4(b)
“Net Proceeds Deficiency” - 5.4(b)(vi)
“Ninth Amendment to the Bloomberg Lease” – 1.1 Definition of Bloomberg Lease
“Non-Conforming Policy” - 5.1.2
“Note” - 2.1.3
“Note A-1” - 2.1.3
“Note A-2” - 2.1.3
“Note A-3” – 2.1.3
“Note Component” - 9.3.1
“Notice” - 10.6
“OFAC” - 4.32(b)
“Other Taxes” - 2.9.3
“Otherwise Rated Insurer” - 5.1.2
“Participant Register” - 9.1(i)
“Patriot Act Offense” - 4.32(b)
“Permitted Indebtedness” - 4.21
“Permitted Operating Shortfall Disbursements” - 6.11(b)
“Permitted Transfer” - 7.2
“Permitted Transfer Date” - 7.1(a)
“PML” - 5.1.1(a)
“Policies” - 5.1.1(b)
“Proscribed Person” - 4.32(b)
“Provided Information” - 9.1(b)(i)
“Public Securitization” - 9.1(d)
“Qualified Carrier” - 5.1.1(i)
“Radius” - 5.1.1(c)
“Register” - 9.1(h)
“Registrar” - 9.1(h)
“Rent Roll” - 3.1.17
“Remaining Rent Abatement Amount” - 1.1 (Definition of Occupancy Conditions)
“Resolution Authority” - 10.26
“Review Waiver” - 10.3(b)
“Rollover Account” - 6.6.1(a)
“Rollover Funds” - 6.6.1(a)
“Roth” – 1.1 (Definition of Interstate Parties)
“Sanctions” - 1.1 (Definition of “Sanctions Laws”)
“Sanctions Authority” - 1.1 (Definition of “Sanctions Laws”)
“Secondary Market Transaction” - 9.1(a)
“Securities” - 9.1(a)

“Securities Act - 9.2(a)
“Securitization” - 9.1(a)
“Servicer” - 10.21
“Servicing Agreement” - 10.21
“Severed Loan Documents” - 8.2(b)
“Sole Member” - Schedule 4.4
“Special Member” - Schedule 4.4
“Special Purpose Bankruptcy Remote Entity” - Schedule 4.4
“Springing Recourse Event” - 10.1
“Standard Form of Lease” - 4.11.2
“Sublease Recapture Landlord’s Portion Reduction Amount” - 6.7.2
“Sublease Recapture Tenant Fund Reduction Amount” - 6.7.1
“Succeeding Interest Period” - 2.4.6
“Tax Account” - 6.3.1
“Tax Funds” - 6.3.1
“Terrorism Insurance” - 5.1.1(h)
“Terrorism Insurance Cap” - 5.1.1(h)
“Total Liabilities” - Definition of Net Worth
“Transfer” - 4.2
“Transfer and Assumption” - 7.1(a)
“Transferee Borrower” - 7.1(a)
“Transferee Guarantor” - 7.1
“UK Financial Institution” - 10.26
“UK Resolution Authority” - 10.26
“Underwriter Group” - 9.2(b)(ii)
“Unpaid TI/LC Obligation Amount” - 1.1 (Definition of Occupancy Conditions)
“Wight” – 1.1 (Definition of Interstate Parties)
“Write-Down and Conversion Powers” - 10.26

Section 1.3.    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
II.    THE LOAN
Section 2.1.    The Loan.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender (or, if Lender consists of more than one Person, each such

Person severally and not jointly) shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.
2.1.2    Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
2.1.3    The Note. The Loan shall be evidenced by:
(a)    that certain Promissory Note A-1 of even date herewith, in the stated principal amount of Two Hundred Million and No/100 Dollars ($200,000,000.00) executed by Borrower to GACC (as the same may hereafter be amended, split, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-1”);
(b)    that certain Promissory Note A-2 of even date herewith, in the stated principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00) executed by Borrower to JPM (as the same may hereafter be amended, split, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-2”); and
(c)    that certain Promissory Note A-3 of even date herewith, in the stated principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00) executed by Borrower to WFB (as the same may hereafter be amended, split, supplemented, restated, increased, extended or consolidated from time to time, the “Note A-3”).
Note A-1, Note A-2 and Note A-3 may be referred to, either individually or collectively, as the context may require, as the “Note.” The Note shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.
2.1.4    Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge (or cause the assignment to Lender of) the Prior Loan, (ii) to make initial deposits of the Reserve Funds, (iii) pay costs and expenses incurred in connection with the closing of the Loan, and (iv) to the extent any proceeds remain after satisfying clauses (i) through (iii) above, for such lawful purpose as Borrower shall designate, provided such purpose does not violate the terms of any Loan Documents.
Section 2.2.    Interest Rate.
2.2.1    Interest Rate. Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate applicable to each Note Component. The total interest accrued under the Loan shall be the sum of the interest accrued on each Note Component of the Loan.
2.2.2    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance (or portion thereof allocable to a Note Component) and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein (but for avoidance of doubt, no Default Interest shall be payable due to the occurrence of a Default for which a cure period is provided herein if such Default is cured during such cure period). Interest at the Default Rate shall accrue and be payable and included as part of the Debt regardless of any demand, and, without limiting the foregoing, shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.
2.2.3    Interest Calculation. Interest on the Outstanding Principal Balance (or portion thereof allocable to a Note Component) shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or Note Component interest rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance (or portion thereof allocable to such Note Component). The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.
2.2.4    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal (without premium or penalty) and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3.    Loan Payments.
2.3.1    Payments. On the date hereof, Borrower shall pay interest on the unpaid Outstanding Principal Balance from the date hereof through and including October 8, 2024 (the “Initial Interest Period”). On November 9, 2024 and each Monthly Payment Date thereafter during the Term, including on the Maturity Date, Borrower shall make a payment of interest on the Outstanding Principal Balance accrued at the Interest Rate during the Interest Period immediately preceding such Monthly Payment Date (the “Monthly Interest Payment Amount”). The amount paid on account of interest on the Loan on each Monthly Payment Date shall be applied to the payment of interest then due and payable on Note A-1, Note A-2 and Note A-3 on a pro rata and pari passu basis in accordance with the outstanding principal balance of each such Note, and, if the Loan has been divided into two or more Note Components, the amount paid on account of interest on the Loan on each Monthly Payment Date shall be applied among the Components in the order of priority specified in the related Componentization Notice with respect to such Note Components. Borrower shall also pay to Lender all amounts to the extent required in respect of Reserve Funds pursuant to Article 6 hereof.
2.3.2    Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the ninth (9th) calendar day of a calendar month and end on (and include) the eighth (8th) calendar day of the following calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the last day of the Interest Period in which such Maturity Date occurs. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
2.3.3    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
2.3.4    Late Payment Charge. If any principal (if any), interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on or before the date on which it is due (or if such day is not a Business Day, and such payment is principal or interest, then the immediately preceding Business Day, or if such payment is a sum other than principal or interest, then the immediately succeeding Business Day), Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided, however, one time in any twelve (12) month period, such late payment charge shall not be due and payable so long as Borrower pays the amount due within three (3) Business Days after the same is due and owing (it being acknowledged that such three (3) Business Day period is a grace period solely for late payment charges and is not a grace period for Default Rate interest and shall not defer accrual of interest at the Default Rate otherwise payable hereunder). Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by law.
2.3.5    Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
Section 2.4.    Prepayments.

2.4.1    Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.
2.4.2    Voluntary Prepayments. Borrower shall have the right to prepay the Outstanding Principal Balance, in whole or in part, upon satisfaction of the following conditions:
(a)    the prepayment shall occur on a Business Day;
(b)    Borrower shall deliver to Lender a Prepayment Notice; and
(c)    Borrower shall comply with the provisions set forth in Section 2.4.6.
2.4.3    Open Prepayment. Notwithstanding anything to the contrary contained herein, on any Business Day on or after the Open Prepayment Date, and provided that Borrower shall deliver to Lender a Prepayment Notice, Borrower may prepay the Outstanding Principal Balance, in whole or in part, and any other amounts outstanding under the Note, this Agreement, or any of the other Loan Documents, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee. If such prepayment is not made on a Monthly Payment Date, Borrower shall also pay interest that would have accrued on the principal balance of the Note to, but not including, the next Monthly Payment Date.
2.4.4    Prepayments in Connection with a Casualty or Condemnation. If Lender is not obligated to make Net Proceeds available to Borrower for Restoration, on the next occurring Monthly Payment Date following the date on which (a) Lender actually receives any Net Proceeds, and (b) Lender has determined that such Net Proceeds shall be applied against the Debt (to the extent that Lender is permitted to make such determination in accordance with the terms hereof), Borrower shall prepay, or authorize and direct Lender to apply Net Proceeds as a prepayment of, the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds (or such lesser amount as shall be required to prepay the Debt in full), without payment of the Prepayment Fee or any other prepayment premium, penalty or fee. Additionally, in the event that thirty-five percent (35%) or more of rentable square footage of the Property is subject to a Casualty or Condemnation and Lender is not required to, and does not, make the Net Proceeds available to Borrower for restoration pursuant to the terms hereof, Borrower shall have the right to prepay (or authorize and direct Lender to apply the Net Proceeds to prepay) the Outstanding Principal Balance without payment of the Prepayment Fee or any other prepayment premium, penalty or fee, within one hundred eighty (180) days of Lender’s notice to Borrower that Net Proceeds will not be made available to Borrower for restoration. Any such prepayment shall be subject to delivery of a Prepayment Notice (Borrower may revoke such Prepayment Notice at any time for any reason; provided, that, Borrower shall pay any actual reasonable out-of-pocket expenses incurred by Lender in connection with such revocation and/or adjournment) and shall be deemed rescinded if Lender notifies Borrower, subsequent to the delivery of the Prepayment Notice and prior to the date of prepayment, that Lender will make Net Proceeds available to Borrower pursuant to the terms hereof. If such prepayment is not made on a Monthly Payment Date, Borrower shall also pay interest that would have accrued through the end of the Interest Period in which such prepayment occurs, if applicable, with respect to the amount prepaid, notwithstanding that such Interest Period extends beyond the date of prepayment. Except during an Event of Default, all such Net Proceeds and any such prepayment shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment); Second, accrued and unpaid interest at the Interest Rate; and Third, to principal. Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, no Prepayment Fee or any other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.4. Any prepayment of the principal of the Loan made pursuant to this Section 2.4.4 hereof shall be applied to Note A-1, Note A-2 and Note A-3 on a pro rata and pari passu basis in accordance with the outstanding principal balance of each such Note immediately prior to such prepayment and with respect to the Components, in the order of priority specified in the related Componentization Notice with respect to such Note Components.
2.4.5    Prepayments After Default. If, concurrently with the occurrence of an Event of Default or if an Event of Default is then continuing, payment of all or any part of the Debt is tendered by Borrower, Guarantor, a purchaser at a foreclosure sale of the Property, or any other Person and is accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds following maturity or acceleration of the Loan), then Borrower shall pay, as part of the Debt, all of: (i) all accrued interest calculated at the Interest Rate on the amount of principal being prepaid through and including the date of such repayment together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being repaid through the end of the Interest Period in which such repayment occurs, notwithstanding that such Interest Period extends beyond the date of repayment, (ii) in the event the payment occurs prior to the Open Prepayment Date, an amount equal to the sum of the Prepayment Fee. Notwithstanding anything herein to the contrary, during the continuance of any Event of Default, any payment of principal, interest or other amounts from whatever source may be applied by Lender among the Note, Components and other Obligations in Lender’s sole discretion.
2.4.6    Prepayment/Repayment Conditions.
(a)    On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement, which date must be a Business Day, Borrower shall pay to Lender all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the Repayment Date together with, if such repayment occurs on a day that is not a Monthly Payment Date, an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment.
(b)    On the Repayment Date, Borrower shall pay to Lender (i) the Prepayment Fee (if such payment is made prior to the Open Prepayment Date), except where this Agreement expressly provides that no Prepayment Fee is due with respect to such prepayment, and (ii) all other sums then due under the Note, this Agreement, the Mortgage, and the other Loan Documents.

(c)    Borrower shall pay all reasonable fees and out-of-pocket costs and expenses of Lender incurred in connection with the repayment or prepayment, including, without limitation, any fees, costs and expenses associated with a release or assignment of the Lien of the Mortgage as set forth in Section 2.5 below and reasonable attorneys’ fees and expenses.
(d)    If the Loan has been divided into two or more Note Components, any prepayment of principal shall be applied among the Note Components in the order of priority set forth in the Componentization Notice with respect to such Note Components.
Section 2.5.    Release of Property.
(a)    Lender shall, upon written request, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Mortgage. In connection with the release of the Lien of the Mortgage, Borrower shall submit to Lender, not less than ten (10) days prior to the Repayment Date, a release of Lien of the Mortgage (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located. Borrower shall pay all fees and out-of-pocket costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with same.
(b)    Notwithstanding the foregoing, if Borrower advises Lender that it desires to effectuate the consequences to Lender of a repayment or prepayment in a manner which will permit the assignment of the Note and the Mortgage to a new lender providing the repayment or prepayment funds, then Lender shall (i) assign the Mortgage and all of the other Loan Documents to any Person designated by Borrower, which assignment documents shall be in recordable form (but without representation or warranty by, or recourse to, Lender, except as to the outstanding principal balance of the Loan and that Lender owns the Note and Mortgage free of any liens and encumbrances and has the authority to effect the assignment), (ii) deliver to or as directed by Borrower the originally executed Note and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of the Note or, with respect to any note where the original has been lost, destroyed or mutilated, a lost note affidavit for the benefit of the assignee lender and the title insurance company insuring the Mortgage, as assigned, in form sufficient to permit such title insurance company to insure the lien of the Mortgage as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note, (iii) execute and deliver an allonge with respect to the Note and any other note(s) as described in the preceding clause (ii) above without recourse, covenant, representation or warranty of any nature, express or implied (except for a representation as to the outstanding principal balance of the Loan and that Lender owns the Note and the Mortgage free of any liens and encumbrances and has the authority to execute and deliver the allonge), (iv) deliver the original executed Mortgage or a certified copy of record, and (v) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment. All reasonable fees and out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements)

incurred by Lender in connection with the foregoing shall be paid by Borrower; provided, that, in no event shall Borrower be required to pay any premium to the Lender or the Servicer in connection therewith. For the avoidance of ambiguity, Borrower shall pay any mortgage recording tax, recording fees or other costs or expenses incurred in connection with any such assignment.
Section 2.6.    Intentionally Left Blank.
Section 2.7.    Intentionally Left Blank.
Section 2.8.    Intentionally Left Blank.
Section 2.9.    Regulatory Changes; Taxes.
2.9.1    Increased Costs.
(a)    If as a result of any Regulatory Change or compliance of any Co-Lender therewith, such Co-Lender or the company that Controls such Co-Lender shall be subject to (i) Special Taxes (other than (A) Indemnified Taxes, which shall be solely covered by Section 2.9.2, (B) Other Taxes, which shall be solely covered by Section 2.9.3, (C) Connection Income Taxes and (D) Special Taxes described in clauses (b) through (e) of the definition of Excluded Taxes); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of such Co-Lender or any company that Controls such Co-Lender is imposed, modified or deemed applicable (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then such Co-Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to such Co-Lender upon such Co-Lender’s written request such additional amount or amounts as will compensate such Co-Lender or any company that Controls such Co-Lender for such Increased Costs to the extent such Co-Lender determines that such Increased Costs are allocable to the Loan.
(b)    Any amount payable by Borrower pursuant to this Section 2.9.1 shall be paid to a Co-Lender within thirty (30) days after such Co-Lender’s delivery to Borrower of a certificate from such Co-Lender setting forth the amount due and such Co-Lender’s basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower absent manifest error. Such Co-Lender shall endeavor to promptly inform Borrower of the occurrence of any of the events referred to in this Section 2.9.1 which shall result in Borrower being required to make any payments to such Co-Lender pursuant to this Section 2.9.1; provided, however, that the failure of such Co-Lender to provide such notice shall not excuse Borrower from its obligations pursuant to this Section 2.9.1 or provide Borrower or any other Person the right to claim any damages or to exercise any other rights or remedies against such Co-Lender; and provided, further, that, the failure on the part of such Co-Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of such Co-Lender’s right to demand payment of such amount for any subsequent or prior period. Notwithstanding anything contained herein to the contrary, Borrower shall not be required to compensate a Co-Lender pursuant to this Section 2.9.1 for any Increased Costs actually paid by such Co-Lender more than one hundred eighty (180) days prior to the date that such Co-Lender notifies Borrower of the change in any applicable Regulatory Change giving rise to such Increased Costs and of such Co-Lender’s intention to claim compensation or reimbursement therefor; provided, however, that the foregoing shall not prohibit such Co-Lender from delivering such certificate to Borrower prior to such Co-Lender’s actual payment of such Increased Costs. Notwithstanding anything contained in this Section 2.9.1 to the contrary, no Co-Lender shall be permitted to make a claim against Borrower under this Section 2.9.1 unless such Co-Lender is making similar claims against other borrowers of such Co-Lender to the extent such borrowers are similarly situated as Borrower after consideration of such factors as such Co-Lender then reasonably determines to be relevant. Notwithstanding anything contained herein to the contrary, if pursuant to this Section 2.9.1, Increased Costs are payable, or will be payable, by Borrower to any Co-Lender, Borrower may, at its option and upon not less than fifteen (15) days’ prior notice to such Co-Lender (which notice shall be delivered to such Co-Lender no later than fifteen (15) days after such Co-Lender’s delivery to Borrower of the above-referenced certificate regarding the payment of such Increased Costs), prepay the Loan in whole, together with the amount of any such Increased Costs that have at such time already been incurred by or paid by such Co-Lender, any applicable Prepayment Fee (if such prepayment occurs prior to the Open Prepayment Date), and all other amounts due and payable under Section 2.4.6 in connection with such prepayment. Notwithstanding anything to the contrary herein (including for the avoidance of doubt, Section 2.9.6), no amount shall be payable to a Co-Lender under this Section 2.9.1 during the period in which the Loan is included in a Securitization.
2.9.2    Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes, except as required by applicable law. If Borrower shall be required by law to deduct any Special Taxes that are Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Co-Lender, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9.2) the applicable Co-Lender receives an amount equal to the sum it would have received had no such deductions for Special Taxes that are Indemnified Taxes been made. Borrower shall make any deductions for Special Taxes required by applicable law and shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Notwithstanding anything contained herein to the contrary, if pursuant to this Section 2.9.2, Borrower is, or will be, required to increase any payment to any Co-Lender on account of Indemnified Taxes, Borrower may, at its option and upon not less than fifteen (15) days’ prior notice to such Co-Lender (which notice shall be delivered to such Co-Lender no later than fifteen (15) days after such Co-Lender’s delivery to Borrower of written notice regarding the increase of payments to such Co-Lender on account of Indemnified Taxes), prepay the Loan in whole, together with the amount of any such Indemnified Taxes that have at such time already been incurred by or paid by such Co-Lender, any applicable Prepayment Fee (if such prepayment occurs prior to the Open Prepayment Date) and all other amounts due and payable under Section 2.4.6 in connection with such prepayment. Notwithstanding anything to the contrary herein (including for the avoidance of doubt, Section 2.9.6), no amount shall be payable to a Co-Lender under this Section 2.9.2 during the period in which the Loan is included in a Securitization.

2.9.3    Other Taxes. Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan, other than such taxes, charges or levies arising solely from any transfer by a Co-Lender of the Loan or an interest therein pursuant to Article IX or arising solely as a result of any Securitization (hereinafter referred to as “Other Taxes”). For the avoidance of doubt, Borrower shall pay any mortgage recording taxes owed with respect to the funding of the Loan by any Co-Lender on the Closing Date or other similar taxes required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of the Mortgage or any of the Loan Documents.
2.9.4    Tax Refund. If any Co-Lender has actual knowledge it has received or has actual knowledge that it is entitled to receive, a refund, credit or offset in respect of amounts paid by Borrower pursuant to Section 2.9.1 or 2.9.2 (whether against U.S. taxes or non-U.S. taxes) which refund, credit or offset in the good faith judgment of such Co-Lender is allocable to such payment, it shall promptly notify Borrower of the availability of such refund, credit or offset and shall, within thirty (30) days after the receipt of a request by Borrower, apply for such refund, credit or offset. If such Co-Lender receives such a refund, credit or offset, it shall pay Borrower the refund net of any reasonable out-of-pocket expenses (including taxes) of such Co-Lender and without interest (other than any interest paid by the relevant taxation authority with respect to such refund, credit or offset). Borrower, upon the request of such Co-Lender, shall repay to such Co-Lender the amount paid over pursuant to this Section 2.9.4 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Co-Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.9.4, in no event will the Co-Lender be required to pay any amount to Borrower pursuant to this Section 2.9.4 the payment of which would place the Co-Lender in a less favorable net after-tax position than the Co-Lender would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any Co-Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
2.9.5    Change of Office. To the extent that changing the jurisdiction of any Co-Lender’s applicable office would have the effect of minimizing Indemnified Taxes, Other Taxes or Increased Costs, such Co-Lender shall at the request of Borrower use commercially reasonable efforts to make such a change, provided that same would not otherwise be disadvantageous (as reasonably determined by such Co-Lender) or involve any unreimbursed expense to such Co-Lender.
2.9.6    Survival. Each party’s obligations under this Section 2.9 shall survive any assignment of rights by, or the replacement of a Co-Lender and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

III.    REPRESENTATIONS AND WARRANTIES
Section 3.1.    Borrower Representations. Borrower represents and warrants to Lender that, except to the extent (if any) disclosed on Schedule 3.1 hereto with reference to a specific subsection of this Section 3.1:
3.1.1    Organization; Special Purpose. Borrower has been duly organized and is validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which the Property is located, and Borrower has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute and deliver, and perform its respective obligations, under this Agreement and the other Loan Documents. Borrower complies with the definition of Special Purpose Bankruptcy Remote Entity. In addition to the foregoing, prior to the Closing Date, Borrower has at all times complied with the representations and warranties set forth in the Recycled Entity Certificate.
3.1.2    Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
3.1.3    No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any material provision of any law or regulation to which Borrower is subject, or conflict in any material respect with, result in a material breach of, or constitute a material default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any material agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).
3.1.4    Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened in writing against Borrower, Guarantor, Manager or the Property in any court or by or before any other Governmental Authority which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

3.1.5    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to result in, or does result in, a Material Adverse Effect. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound, except where such default would not reasonably be expected to result in, and does not result in, a Material Adverse Effect. Except as set forth on Schedule 4.25, there are no Affiliate Service Agreements.
3.1.6    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.
3.1.7    Property; Title.
(a)    Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records (and all appropriate recording costs, taxes and fees (if any) are paid), together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty owned by Borrower (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal priority with, the Lien of the Mortgage, except for the Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially and adversely affect or interfere with the value, or current or contemplated use or operation, of the Property, or the security intended to be provided by the Mortgage, or the ability of the Property to generate net cash flow sufficient to service the Loan, or Borrower’s ability to pay its obligations as and when they come due, including its ability to repay the Debt in accordance with the terms of the Loan Documents.
(b)    All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All Taxes and Other Charges due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.
(c)    The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.
(d)    No Condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
(e)    To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
3.1.8    ERISA; No Plan Assets.
(a)    As of the date hereof and throughout the Term (i) neither Borrower nor Guarantor is nor will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, or a “plan” within the meaning of Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitute or will constitute “plan assets” of one or more such employee benefit plans or plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, (iii) Borrower and Guarantor are not, nor will be, a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower or Guarantor are not, and will not be, subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.
(b)    Except for obligations with respect to any Multiemployer Plan maintained by any ERISA Affiliate, none of Borrower, Guarantor or any ERISA Affiliate (i) maintains or contributes to, or is or has, within the past six (6) years, been required to maintain or contribute to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) has incurred any unsatisfied liability under Title IV or Section 302 of ERISA or Section 412 of the Code or could be subjected to any such liability.
3.1.9    Compliance. Except as described in the PZR Report or the Property Condition Report, Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes. Any noncompliance with any applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes described in the PZR Report or the Property Condition Report are not reasonably expected to result in, and does result in, a Material Adverse Effect. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would reasonably be expected to result in, or does result in, a Material Adverse Effect. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan

Documents or cause the withdrawal of the Property from the Condominium. The Property is used exclusively for office, storage and other appurtenant and related uses. Except as described in the PZR Report, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. To Borrower’s knowledge and except as described in the PZR Report or the Property Condition Report, no legal proceedings are pending or threatened with respect to the zoning of the Property and neither the zoning nor any other right to use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect, except to the extent the failure to have such Licenses would not reasonably be expected to result in, and does not result in, a Material Adverse Effect. The certificate of occupancy for the Property expired on January 1, 2024, but the failure to have a current certificate of occupancy does not preclude the use and operation of the Property for its use as an office building and ancillary uses, adversely affect the Leases and would not reasonably be expected to result in, and does not result in, a Material Adverse Effect. To Borrower’s knowledge, the use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property, except for such non-compliance that would not reasonably be expected to result in, or does not result in, a Material Adverse Effect.
3.1.10    Financial Information. All financial data, including the statements of cash flow and operations, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports in all material respects, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.
3.1.11    Easements; Utilities and Public Access. To Borrower’s knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the utilization of the Improvements for their intended purposes have been obtained and are in full force and effect without default thereunder, except to the extent the failure to obtain such Easements or a default in respect of same would not reasonably be expected to have, and does not have, a Material Adverse Effect. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the existing use of the Property are located in the public right-

of-way abutting the Property or in recorded Easements serving the Property, which Easements are set forth in the Title Insurance Policy.
3.1.12    Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, Borrower’s rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. Borrower has not assigned the Leases or any portion of the Rents due and payable or to become due and payable thereunder to any Person other than Lender, except for the assignment of leases and rents being terminated as of the Closing Date.
3.1.13    Insurance. Borrower has obtained and has delivered to Lender certificates of insurance evidencing all of the Policies, with all premiums that are due and payable paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.
3.1.14    Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area. Borrower acknowledges that it has received from Lender, at least ten (10) days prior to the Closing Date, the Standard Flood Hazard Determination Form, and the Notice to the Borrower of Special Flood Hazards and Availability of Federal Disaster Relief Assistance, with respect to the Property.
3.1.15    Physical Condition. To Borrower’s knowledge and except as may be expressly set forth in the Physical Conditions Report: (i) the Property, including all buildings, improvements, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (ii) there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would reasonably be expected to materially and adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
3.1.16    Intentionally Omitted.
3.1.17    Leases. The Property is not subject to any Leases other than the Leases described on the rent roll certified to Lender on the Closing Date as true, complete and correct in all material respects (the “Rent Roll”). Borrower is the owner and lessor of landlord’s interest in the Leases (excluding any subleases or sub-subleases). No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as set forth on Schedule 3.1 hereto and except as disclosed on the Rent Roll or on any estoppel certificates delivered to Lender in connection with the closing of the Loan, the Leases identified on the Rent Roll are in full force and effect and there are no material defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. Except as set forth on Schedule 3.1 hereto and except as disclosed on the Rent Roll or on any estoppel certificates delivered to Lender in connection with the closing of the Loan, no Rent (other than security deposits or tenant pass-throughs or recoveries for operating expenses, including any amounts contemplated in any Prospective Operating Statement (as defined in the Bloomberg Lease)) has been paid more than one (1) month in advance of its due date. Except as set forth on Schedule 3.1 hereto and except as disclosed on the Rent Roll or on any estoppel certificates delivered to Lender in connection with the closing of the Loan, to Borrower’s knowledge, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant. Except as set forth on Schedule 3.1 hereto and except as disclosed on the Rent Roll or on any estoppel certificates delivered to Lender in connection with the closing of the Loan, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant under a Lease has already been received by such Tenant. Except as set forth on Schedule 3.1 hereto and except as disclosed on the Rent Roll or on any estoppel certificates delivered to Lender in connection with the closing of the Loan, each Tenant under each Lease has accepted possession of and is in occupancy of all of its respective space demised under its Lease and has commenced the payment of full, unabated rent under its Lease. Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements. To Borrower’s knowledge, no Tenant under a Lease is the subject of bankruptcy or reorganization proceedings. Except as set forth on Schedule 3.1 hereto, no Tenant under any Lease (or any sublease) is an Affiliate of Borrower. Except as set forth on Schedule 3.1 hereto and except as disclosed on the Rent Roll or on any estoppel certificates delivered to Lender in connection with the closing of the Loan, there are no brokerage fees or commissions due and payable by Borrower in connection with the leasing of space at the Property, except as has been previously disclosed to Lender in writing, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Lender in writing. Borrower has not sold, transferred, assigned, hypothecated or pledged any Lease or the Rents received therefrom, except for those which are no longer in effect and except to Lender pursuant to the Loan Documents. Except as set forth on Schedule 3.1 hereto and except as disclosed on the Rent Roll or on any estoppel certificates delivered to Lender in connection with the closing of the Loan, to Borrower’s knowledge, no Tenant under any Lease has assigned its Lease or sublet all or any portion of the premises demised thereby and no such Tenant holds its leased premises under assignment or sublease. Except as set forth on Schedule 3.1 hereto and except as disclosed on the Rent Roll or on any estoppel certificates delivered to Lender in connection with the closing of the Loan and except for the rights of Bloomberg described in Section 40 of the Bloomberg Lease in event of a Proposed Competitor Asset Transaction (as defined in the Bloomberg Lease) or a Proposed Competitor Equity Transaction (as defined in the Bloomberg Lease, collectively with a Proposed Competitor Asset Transaction, the “Bloomberg Lease Rights”), no Tenant under any

Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.
3.1.18    Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all material federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all material federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments permitted by the Internal Revenue Service or other applicable tax authority upon audit.
3.1.19    No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed by Borrower and Borrower has not ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.
3.1.20    Federal Reserve Regulations. No part of the proceeds of the Loan will be used by Borrower for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose, that would violate Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
3.1.21    Organizational Chart. The organizational chart attached as Schedule 3.1.21, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof (except as otherwise indicated thereon).
3.1.22    Organizational Status. Borrower’s exact legal name is as set forth in the introductory paragraph to this Agreement. Borrower is a limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s Tax I.D. number is as follows: 06-1716800.
3.1.23    Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
3.1.24    No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.
3.1.25    Purchase Options. Neither Borrower nor, to Borrower’s knowledge, any other Person, has granted any purchase option, right of first refusal (other than pursuant to the Bloomberg Lease Rights), right of first offer or other similar right in favor of third parties with respect to the Property.
3.1.26    FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.
3.1.27    Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
3.1.28    Fiscal Year. Each fiscal year of Borrower commences on January 1.
3.1.29    Other Debt. Borrower has no Indebtedness, other than Permitted Encumbrances and Permitted Indebtedness.
3.1.30    Intentionally Omitted.
3.1.31    Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading, except that the foregoing statement shall be qualified by “to Borrower’s knowledge” to the extent any statements herein are so qualified. There is no material fact presently known to Borrower which has not been disclosed to Lender which would reasonably be expected to result in, or has resulted in, a Material Adverse Effect.
3.1.32    Condominium Representations.
(a)    Borrower has delivered to Lender true, correct and complete copies of each of the Condominium Documents, and there are no other agreements, instruments or other documents to which Borrower is a party or by which Borrower may be bound relating to the creation and/or governance of the Condominium. The Condominium Documents are in full force and effect.

(b)    Neither Borrower, nor, to Borrower’s knowledge, any other party to the Condominium Declaration or the Bylaws is in default thereunder, except to the extent that such default would not reasonably be expected to result in, and has not resulted in, a Material Adverse Effect.
(c)    All Condominium Charges payable by Borrower through the date immediately preceding the Closing Date have been paid, and to Borrower’s knowledge, the Condominium Board has not levied any special assessments that are due and payable on or after the date hereof.
(d)    The Mortgage is a “Permitted Mortgage” and Lender is a “Permitted Mortgagee” within the meaning of, and for all purposes under, the Condominium Documents, and is entitled to all of the rights and remedies granted to Permitted Mortgagees thereunder.
(e)    The Condominium Board consists of five (5) members. As of the date hereof, the members of the Condominium Board are as follows: Jessica Lopez, Thomas Sanelli, Gary Hansen, Barry Langer and Michael Kim. All of such members (other than Michael Kim and Gary Hansen) were appointed by Borrower and are employees of ALX, VRT, VRLP and/or one their respective subsidiaries.
3.1.33    Bloomberg Lease. The Additional Option Space (as defined in the Bloomberg Lease) is entirely located within the Property.
3.1.34    Illegal Activity. No portion of the purchase price for the Property has been or will be paid with proceeds of any illegal activity.
3.1.35    Labor Matters. Borrower has no employees, including any employees who provide any services at or in connection with the Property. To the extent that Borrower is or has been bound by any collective bargaining agreement or other labor-related agreement applicable to the Property, Borrower is, and at all times within the last three years has been, in compliance in all material respects with the same.  There is currently no claim, charge or other action pending or threatened against Borrower alleging unfair labor practices or violation of any collective bargaining or other labor-related agreement or obligation.  To the extent that Borrower is or has been required to comply with any labor laws, Borrower is, and at all times within the last three years has been, in compliance in all material respects with the same, and neither Borrower nor the Property is currently subject to any actual or threatened picketing, lockout, protest, or strike activity by any union, union members, or other labor organization.
Section 3.2.    Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

IV.    BORROWER COVENANTS
Until the end of the Term, Borrower hereby covenants and agrees with Lender that:
Section 4.1.    Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.
Section 4.2.    Due on Sale and Encumbrance; Transfers of Interests. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its Controlling owners, as applicable, and principals of Borrower in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property. Therefore, except as permitted in this Agreement or the other Loan Documents, without the prior written consent of Lender, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, or any interest, direct or indirect, in Borrower, whether voluntarily or involuntarily or enter into or subject the Property to a PACE Loan (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower or any general partner, managing member or controlling shareholder of Borrower is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) if Borrower or any general partner, managing member or controlling shareholder of Borrower is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member or beneficial or other direct or indirect ownership interest or the creation or issuance of new membership or partnership interests or beneficial or other ownership interests; (v) with respect to any limited liability company, the division (whether pursuant to Section 18-217 of the Act or otherwise) of any assets and liabilities of such entity amongst one or more new or existing entities; and (vi) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower. Nothing herein shall restrict Borrower from entering into a purchase and sale agreement for the Property in anticipation of a Transfer and Assumption or prepayment that is permitted hereunder or otherwise approved by Lender, provided that in connection with an anticipated Transfer and Assumption, Borrower’s obligations under such purchase and sale agreement are expressly subject to compliance with the terms and provisions of this Agreement with respect to a Transfer and Assumption.
Section 4.3.    Liens.
(a)    Subject to Borrower’s contest rights as set forth in this Section 4.3, Borrower shall discharge any Lien on any portion of the Property, except for the Permitted Encumbrances and except as otherwise permitted in this Agreement or the other Loan Documents, within sixty (60) days after Borrower receives written notice of the filing of such Lien. Notwithstanding the foregoing, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens on the Property; provided, that, (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in reasonable danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall, as required upon final determination thereof, pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) only if collateral is not required to be posted in connection with such proceeding, in the case of Liens in excess of $10,000,000, individually or in the aggregate (the “Contest Threshold”), to insure the payment of such Liens during the term of such contest, Borrower shall deliver to Lender, subject to the limitations set forth in Section 6.14, either (A) cash, cash equivalents, a Letter of Credit or a guaranty from a Qualified Guarantor, or other security reasonably acceptable to Lender, in an amount equal to one hundred ten percent (110%) of the contested amount over the Contest Threshold plus any deferred fines thereon, or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Lender to any civil liability (other than fines which Borrower promptly pays in full when due, except to the extent the contest defers such payment) or criminal liability, (vii) such contest shall not materially adversely affect the ownership, use or occupancy of the Property, and (viii) Borrower shall keep Lender informed of the status of such proceedings at reasonable intervals and, if requested by Lender, confirm to Lender the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. After five (5) Business Days’ notice to Borrower, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally established by the Governmental Authority authorized to make such determination or the Property (or any part thereof or interest therein) shall be in immediate danger of being sold, forfeited, terminated, cancelled or lost or there shall be any immediate danger of the Lien of the Mortgage being primed by any related Lien.
(b)    With respect to Liens arising out of the acts or omissions of Tenants under Leases, Borrower shall be deemed to be contesting such Lien and, except as set forth in this clause (b) shall not be obligated to discharge the same in order to comply with clause (a) above, so long as (i) no Event of Default has occurred and is continuing, (ii) Borrower is diligently and in a commercially reasonable manner enforcing Borrower’s rights under the applicable Lease in order to cause Tenant to discharge the same of record (whether by payment, deposit, bond, order or a court of competent jurisdiction, release of the Property therefrom or otherwise), subject to any contest rights such Tenant may have under its Lease, (iii) neither the Property, nor any part thereof or interest therein, will be in imminent danger of being sold, forfeited, terminated, canceled or lost as a result of the operation of this clause (b), and (iv) no Material Adverse Effect shall have occurred or be reasonably likely to occur as a result of such Lien as reasonably determined by Lender; provided, however, if (A) the applicable lienor has commenced foreclosure of such Lien arising out of the acts or omissions of a Tenant, or (B) such Lien has not been discharged by the earlier to occur of (I) the date that is one (1) year after the filing of such Lien and (II) the Maturity Date, then, notwithstanding the foregoing or anything herein to the contrary, Borrower shall, in the case of clause (A) above, within ten (10) Business Days after the commencement of such foreclosure proceeding, or in the case of clause (B) above, on the earlier to occur of (1) the date that is one (1) year after the filing of such Lien and (2) the Maturity Date, cause such Lien to be discharged of record (whether by payment, deposit, bond, order of a court of competent jurisdiction, release of the Property therefrom or otherwise).
Section 4.4.    Special Purpose. Without in any way limiting the provisions of this Article 4, Borrower shall at all times comply with the requirements set forth in the definition of “Special Purpose Bankruptcy Remote Entity”. Borrower shall not (i) directly or indirectly make any change, amendment or modification to any of the “Special Purpose Provisions” as defined in and set forth in its organizational documents without the prior written consent of Lender and the receipt of Rating Agency Confirmation, or (ii) otherwise take any action which would result in Borrower not being a Special Purpose Bankruptcy Remote Entity.
Section 4.5.    Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property, except for such failure or noncompliance as would not reasonably be expected to, and does not, result in a Material Adverse Effect. Borrower shall not lease space at the Property to any Person for the purpose of engaging in illegal commercial activities or commercial activities relating to illegal controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority) (a “Controlled Substances Use”) and shall use commercially reasonable efforts to prevent, discourage and/or discontinue any such illegal activities and Controlled Substances Uses by tenants at the Property. Borrower, at Borrower’s sole cost and expense, shall use commercially reasonable efforts to obtain replacement certificates of occupancy for the Property within thirty (30) days after Closing Date and in any event, Borrower shall obtain such replacement certificates of occupancy by the earlier of (i) ninety (90) days after the Closing Date, as the same may be extended by Lender in its reasonable discretion to the extent Borrower is diligently pursuing the issuance of the replacement certificates of occupancy, and (ii) the date required by any Governmental Authority.
Section 4.6.    Taxes and Other Charges. Subject to Borrower’s contest rights as set forth in this Section 4.6, Borrower shall pay all Taxes and Other Charges now or hereafter levied,

assessed or imposed prior to the date the same shall become delinquent (provided, however, that Borrower need not pay Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3). Notwithstanding the foregoing, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in reasonable danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall, as required upon final determination thereof, pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (vi) in the case of Taxes or Other Charges above the Contest Threshold, Borrower shall, subject to the limitations set forth in Section 6.14, deposit with Lender cash, cash equivalents, a Letter of Credit or a guaranty from a Qualified Guarantor or other security reasonably acceptable to Lender, in an amount equal to one hundred ten percent (110%) of the contested amount (together with all interest and penalties thereon) over the Contest Threshold plus any deferred fines thereon, to insure the payment of any such Taxes or Other Charges during such contest, (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil liability (other than fines which Borrower promptly pays in full when due, except to the extent the contest defers such payment) or criminal liability, (viii) such contest shall not materially adversely affect the ownership, use or occupancy of the Property, and (ix) Borrower shall keep Lender informed of the status of such proceedings at reasonable intervals and, if requested by Lender, confirm to Lender the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.6. After five (5) Business Days’ notice to Borrower, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is finally established by the Governmental Authority authorized to make such determination or the Property (or any part thereof or interest therein) shall be in immediate danger of being sold, forfeited, terminated cancelled or lost or there shall be any immediate danger of the Lien of the Mortgage being primed by any related Lien.
Section 4.7.    Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or, to Borrower’s knowledge, threatened in writing against the Property, Borrower or Guarantor which would, if adversely determined, reasonably be expected to result in a Material Adverse Effect.
Section 4.8.    Title to the Property. Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Permitted Encumbrances and (b) the validity and priority of the Liens of the Mortgage, the Assignment of Leases and this Agreement on the Property, subject only to Permitted Encumbrances and other Liens expressly permitted pursuant to the terms of the Loan Documents, in each case against the claims of all Persons whomsoever.
Section 4.9.    Financial Reporting.

4.9.1    Generally. Borrower shall keep and maintain, or will cause to be kept and maintained, on an annual basis, proper and accurate books and records, in accordance with GAAP, reflecting the business and financial affairs of Borrower. Lender shall have the right at reasonable times during normal business hours upon reasonable advance notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender may reasonably request.
4.9.2    Quarterly Reports. Not later than forty-five (45) days following the end of each calendar quarter (commencing with the third (3rd) quarter of 2024), Borrower shall deliver to Lender:
(i)    unaudited financial statements, internally prepared in accordance with GAAP including a balance sheet and statement of operations (and a separate calculation of Gross Income and Operating Expenses) as of the end of such quarter, year-to-date and for the trailing twelve (12) months, together with the results for the same periods of the previous year. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower in all material respects, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default and (C) that as of the date of each Officer’s Certificate, no litigation or governmental proceeding exists or, to Borrower’s knowledge, threatening in writing against the Property or Borrower that would, if adversely determined, reasonably be expected to result in a Material Adverse Effect. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof;
(ii)    a rent roll for the Property, dated as of the last month of such calendar quarter, showing the current annualized rent for the Property (as of the date of such rent roll), and the expiration date of each Lease. Such rent roll shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge that such rent roll is true, correct and complete in all material respects as of its date and stating whether Borrower, within the past three (3) months, has issued a notice of default with respect to any Lease which has not been cured and the nature of such default; and
(iii)    copies of any Lease, or any Lease renewal, modification, amendment or modification executed during such calendar quarter.
4.9.3    Annual Reports. Not later than one hundred twenty (120) days after the end of each Fiscal Year of Borrower’s operations (commencing on the Fiscal Year ending December 31, 2024), Borrower shall deliver to Lender:

(i)    financial statements for Borrower audited by an Independent Accountant in accordance with GAAP, including a balance sheet as of the end of such Fiscal Year, and a statement of operations for the year ended and figures for the previous Fiscal Year. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above;
(ii)    an annual summary of any and all Capital Expenditures made by Borrower at the Property during such Fiscal Year; and
(iii)    calculations of Gross Income and Operating Expenses for such Fiscal Year, which calculations shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above.
4.9.4    Other Reports
(a)    Borrower shall, within ten (10) Business Days after written request by Lender or such longer period as reasonably required to produce the same, furnish or cause to be furnished to Lender and, if applicable, the Rating Agencies in such manner and in such detail as may be reasonably requested by Lender or, if all or part of the Loan is being or has been included in a Securitization, the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Property, at no material, additional out-of-pocket third-party cost to Borrower and provided such information is in Borrower’s possession and Borrower is not under any legal or confidentiality restrictions with respect to the disclosure thereof.
(b)    Borrower shall submit to Lender the financial data and financial statements required, and within the time periods, under clauses (f) and (g) of Section 9.1, if and when available.
4.9.5    Annual Budget.
(a)    Prior to the Closing Date, Borrower has provided to Lender, for informational purposes, an Annual Budget for the 2024 Fiscal Year. Provided no Trigger Period has occurred and is continuing, Borrower shall provide to Lender, for informational purposes, no later than thirty (30) days following the end of the prior Fiscal Year (commencing with the Fiscal Year ending December 31, 2024) the Annual Budget for the current Fiscal Year; provided, however, that, if any Trigger Period commences, Borrower shall deliver to Lender an Annual Budget for Lender’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed, subject to the provisions of Section 4.9.5(b)) within thirty (30) days of the commencement of such Trigger Period. During the continuance of a Trigger Period, Lender shall have the right to approve each Annual Budget, including extraordinary operating expenses and Capital Expenditures (which approval shall not be unreasonably withheld, conditioned or delayed, subject to the provisions of Section 4.9.5(b)). An Annual Budget delivered to Lender (other than during the continuance of a Trigger Period) or approved by Lender (or deemed approved) during the continuance of a Trigger Period shall hereinafter be referred to as an “Approved Annual Budget”, and any such extraordinary operating expenses approved by Lender (or deemed approved) during any Trigger Period pursuant to this Section 4.9.5(a) shall hereinafter be referred to as “Approved Extraordinary Expenses”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Lender (or deemed approved), the prior Approved Annual Budget shall apply for all purposes hereunder, with such adjustments as necessary to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and other non-discretionary items. During the continuance of a Trigger Period, subject to the immediately previous sentence and the immediately following proviso, neither Borrower nor Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed, subject to the provisions of Section 4.9.5(b)); provided, however, upon at least ten (10) Business Days prior written notice to Lender, Borrower or Manager may change or modify the Annual Budget to reflect a Permitted Budget Variance.
(b)    Notwithstanding anything to the contrary contained in this Section 4.9.5, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.9.5, Lender’s consent and approval shall be deemed given upon satisfaction of the Deemed Approval Requirements.
Section 4.10.    Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof during normal business hours upon reasonable advance notice (which may be given by email or telephonically), subject to the rights of Tenants under Leases and Borrower’s usual and customary safety requirements and accompanied by a representative of Borrower.
Section 4.11.    Leases.
4.11.1    Generally. Upon reasonable request, Borrower shall furnish Lender with executed copies of all Leases then in effect.
4.11.2    Approvals.
(a)    Any Major Lease and any renewals, material amendments or material modifications of a Major Lease (other than those which are expressly permitted under such Lease pursuant to a right of the Tenant thereunder not requiring the consent of Borrower) shall be subject to Lender’s approval (which approval shall not be unreasonably withheld, delayed or conditioned, subject to the provisions of Section 4.11.2(g)). Any Lease and any renewals, amendments or modifications of a Lease (other than any Major Lease and any renewal, material amendment or material modification to a Major Lease) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: (i) has an initial term of not more than twenty (20) years, (ii) provides for prevailing market-rate terms, (iii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.11.2, provides that such Lease is subordinate to the Mortgage and that the Tenant thereunder will attorn to Lender and any successor landlord, and (iv) is either (A) written on a form substantially similar to the form attached hereto as Exhibit E or such alternative form of lease as has been reasonably approved by Lender (or deemed approved subject to the satisfaction of the Deemed Approval Requirements) (such forms being hereinafter referred to as the “Standard Form of Lease”), which Standard Form of Lease may be modified to reflect commercially reasonable changes (y) necessary to account for the then-current state of the market, as determined by Borrower in its reasonable discretion, and/or (z) made in the course of commercial negotiations with the applicable Tenant or prospective Tenant or (B) in the case of storage leases, written on a lease with commercially reasonable terms. All other Leases (including Major Leases) and all renewals, material amendments and material modifications thereof executed after the date hereof shall be subject to Lender’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned, subject to the provisions of Section 4.11.2(g)).
(b)    Borrower shall not permit or consent to any assignment or sublease of any Major Lease that has the effect of releasing the assigning or subletting Tenant from its obligations under the Lease, without Lender’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a right of the Tenant thereunder not requiring the consent of Borrower). Lender shall enter into, and, if required by applicable law in order to provide constructive notice or if requested by any Tenant, record in the county where the Property is located, a subordination, non-disturbance and attornment agreement, in form and substance substantially similar to the subordination, non-disturbance and attornment agreement delivered to Lender at the Closing Date (or such other form as shall be reasonably acceptable to Lender) (in either case, with such changes to such form as are commercially reasonable and as otherwise reasonably approved by Lender pursuant to this Section 4.11.2, a “Non-Disturbance Agreement”), with any Tenant entering into a New Lease or a modification of a Lease for which Lender’s prior written consent has been obtained or deemed obtained, or for which Lender’s prior written consent was not required, in any case, within ten (10) Business Days after written request therefor by Borrower. All reasonable third-party costs and expenses incurred by Lender in connection with the negotiation, preparation, execution, delivery and recordation of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower.
(c)    Borrower shall have the right, without the consent or approval of Lender, to terminate or accept a surrender of any Lease (including any Major Lease) so long as (i) such termination or surrender is by reason of a Tenant default beyond any applicable notice and grace periods, or (ii) Borrower is simultaneously replacing such terminated or surrendered Lease with one or more Leases that (A) are Approved Lease Agreements, (B) will produce at least the same Net Operating Income as the Lease being replaced and (C) have at least the same lease term as the Lease being replaced. Notwithstanding anything to the contrary set forth herein or in any of the Loan Documents, Borrower shall not (y) terminate, materially modify or accept a surrender of the Bloomberg Lease or (z) authorize or exercise any Sublease Recapture under the Bloomberg Lease, in each case, without the prior written approval of Lender, not to be unreasonably withheld or delayed (or deemed approval subject to the satisfaction of the Deemed Approval Requirements), which consent may be conditioned on satisfaction by Borrower of requirements and conditions determined by Lender, including without limitation, the requirement to reserve amounts with Lender for Acceptable Leasing Costs, free rent, rent abatements and other obligations anticipated by Lender in connection with such space. Except as expressly set forth in this Section 4.11.2(c) or Section 4.11.2(d) below, Borrower shall not have the right to terminate any Lease without the express written consent of the Lender. Borrower shall notify

Lender within one (1) Business Day following written notice from a Tenant of its intent to terminate, cancel or surrender a Lease.
(d)    So long as no Event of Default has occurred and is continuing, Borrower may, without the prior consent of Lender, terminate one or more Leases demising, and/or amend one or more Leases to reduce the demised premises by, up to 2,000 rentable square feet when aggregating all such terminations and amendments aggregated over the Term; provided, that, in connection with an amendment of a Lease in accordance with the foregoing clause, there shall be no other modifications to such Lease other than a reduction of the demised premises and a corresponding decrease in rent in an amount no greater than the pro rata amount based on the rentable square footage; provided, further, that, any such termination or amendment shall only count towards the 2,000-rentable square foot limit if such termination or amendment would not be allowed hereunder but for the operation of this Section 4.11.2(d).
(e)    To the extent Lender has a right to approve or consent to any Lease, or any amendment, modification or termination of any Lease, Borrower may from time to time submit to Lender a term sheet or summary of terms with respect to such Lease (a “Major Lease Term Sheet”), which Major Lease Term Sheet shall set forth all material terms of the proposed transaction, including, without limitation, the identity of the tenant and any guarantor (including, if requested by Lender or Servicer, any credit and background checks performed by Borrower relating to such tenant and lease guarantor), square footage, term, rent, rent credits, abatements, subordination, work allowances, tenant improvements and such other information as is reasonably requested by Lender relating to the Major Lease Term Sheet. Any Major Lease Term Sheet shall be subject to Lender’s approval, which approval shall not be unreasonably withheld, delayed or conditioned, subject to the deemed approval process set forth in Section 4.11.2(g) hereof. To the extent a Major Lease Term Sheet has been approved or deemed approved by Lender in accordance with the terms hereof, Borrower shall not be required to request or obtain Lender’s further approval or consent to the execution or consummation of the Lease related to such Major Lease Term Sheet. Notwithstanding the foregoing, Lender shall retain the right to disapprove any Major Lease if, subsequent to any approval or deemed approval of a Major Lease Term Sheet, material changes that are adverse to Borrower or Lender are made to the terms previously approved or deemed approved by Lender or additional material terms that are adverse to Borrower or Lender are added to such Major Lease; provided, however, any such disapproval shall be limited to such changed or additional terms.
(f)    In connection with the determination of the Extended Term Rental Value pursuant to the provisions set forth on Exhibit 3(C) of the Ninth Amendment to the Bloomberg Lease, Borrower shall have the right to agree with Bloomberg on the Extended Term Rental Value for the Extended Term without the consent or approval of Lender so long as the Extended Term Rental Value is not less than the Extended Term Collar Rental Amount. Capitalized terms used in this Section 4.11.2(f) shall have the meaning ascribed to such terms in the Ninth Amendment to the Bloomberg Lease.
(g)    Notwithstanding anything to the contrary contained in this Section 4.11.2, whenever Lender’s approval or consent is required pursuant to the provisions of this Section

4.11.2, Lender’s consent and approval shall be deemed given upon satisfaction of the Deemed Approval Requirements.
4.11.3    Covenants. Borrower (i) shall observe and perform the material obligations imposed upon the lessor under the Leases (subject to commercially reasonable deviations therefrom which would not be reasonably expected to result in a termination of a Lease or have a Material Adverse Effect); (ii) shall enforce the material terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits or tenant pass-throughs or recoveries for operating expenses, including any amounts contemplated in any Prospective Operating Statement (as defined in the Bloomberg Lease)); and (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated or permitted by the Loan Documents). Borrower shall promptly notify Lender of any written notice sent or received by Borrower regarding (A) the occurrence or continuance of a default under any Lease that would reasonably be expected to result in a Material Adverse Effect, (B) the early termination, early cancellation or early surrender of the premises demised under any Lease Sweep Lease (or any material portion thereof), and (C) the renewal, replacement, expiration or termination of the Bloomberg Letter of Credit.
4.11.4    Security Deposits; Bloomberg Letters of Credit.
(a)    All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements and shall not be commingled with any other funds of Borrower to the extent required by applicable law. Upon the foreclosure of the Lien of the Mortgage, Borrower shall, in accordance with applicable Legal Requirements, cause all cash security deposits (and any interest theretofore earned thereon) to be transferred to the transferee of the Property following the foreclosure sale or, in the case of a letter of credit, cause physical possession thereof to be delivered to such transferee.
(b)    Borrower acknowledges that the existing Bloomberg Letters of Credit are currently under the possession and control of ALX pursuant to the ALX Letter of Credit Agreement, and Borrower shall cause all Bloomberg Letters of Credit (whether now existing or hereafter issued) to continue to be held by ALX for the entire Term, subject to ALX’s obligation to deliver the same to Lender, or to allow Borrower to draw upon the same, pursuant to the terms of the ALX Letter of Credit Agreement. Borrower further acknowledges that, on the Closing Date, Borrower delivered to Lender a transfer certificate with respect to each Bloomberg Letter of Credit, each duly executed by Borrower in blank (each, an “L/C Transfer Certificate”). Borrower agrees that in the event that any Bloomberg Letter of Credit is replaced or supplemented by a new letter of credit, (i) such new letter of credit shall also constitute a Bloomberg Letter of Credit, (ii) Borrower shall deliver or cause to be delivered such new Bloomberg Letter of Credit to ALX within ten (10) Business Days of the issuance thereof, to be held under the possession and control of ALX in accordance with the ALX Letter of Credit Agreement and (iii) Borrower shall, within ten (10) Business Days of the issuance of such new Bloomberg Letter of Credit, deliver to Lender a new L/C Transfer Certificate for such new

Bloomberg Letter of Credit, in the form required under such new Bloomberg Letter of Credit, duly executed by Borrower in blank. Upon delivery of the Bloomberg Letters of Credit by ALX to Lender pursuant to the terms of the ALX Letter of Credit Agreement, Borrower hereby authorizes Lender, without any further consent of Borrower or any other Person, to fill in the date and complete the transferee information in each L/C Transfer Certificate (naming Lender or its nominee as the transferee therein) and to present each Bloomberg Letter of Credit and corresponding L/C Transfer Certificate to the issuing bank in order to change the beneficiary thereunder, and to transfer all rights of the beneficiary thereunder, from Borrower to Lender or Lender’s nominee, and to draw, wholly or partially, on each such Bloomberg Letter of Credit in accordance with the terms of the Bloomberg Lease.
(c)    If at any time, Borrower is permitted to draw upon any Bloomberg Letter of Credit by reason of the (i) bank issuing such Bloomberg Letter of Credit having delivered to Borrower written notice that such issuing bank will not renew such Bloomberg Letter of Credit or (ii) the failure by Bloomberg to deliver a replacement letter of credit in accordance with the Ninth Amendment to the Bloomberg Lease, then Borrower shall, within three (3) Business Days after Borrower’s right to draw arises, (A) deliver written notice to Lender of the same and (B) unless Borrower receives a replacement Bloomberg Letter of Credit that complies with the terms hereof within fifteen (15) Business Days of the occurrence of such event, draw on such Bloomberg Letter of Credit, in the full available amount thereunder, and cause the proceeds thereof to be deposited directly by the issuing bank, by wire transfer or ACH, into an Eligible Account owned by, and under the possession and control of, ALX, for the benefit of Borrower, pursuant to the terms of the ALX Letter of Credit Agreement.
(d)    If at any time, Borrower is permitted to draw upon any Bloomberg Letter of Credit (or proceeds thereof held by ALX pursuant to clause (c) above), in whole or in part, pursuant to the terms of the Bloomberg Lease by reason of a Bloomberg Lease Default, and Borrower, in the commercially reasonable exercise of its rights and remedies under the Bloomberg Lease, elects to make such a draw, in whole or in part, then Borrower shall, within three (3) Business Days after Borrower has elected to make such draw, (i) deliver written notice to Lender of the same, (ii) draw on such Bloomberg Letter of Credit (or proceeds thereof held by ALX pursuant to clause (c) above), wholly or partially as Borrower has elected up to the amount permitted to be drawn under the Bloomberg Lease and (iii) deposit the proceeds of the Bloomberg Letter of Credit (or proceeds thereof held by ALX pursuant to clause (c) above) into the Lease Sweep Account within one (1) Business Day of receipt of such funds. Following any partial draw on any Bloomberg Letter of Credit, the endorsed Bloomberg Letter of Credit (or any replacement Bloomberg Letter of Credit) at the lower notional amount shall be returned to ALX to be held in escrow by ALX under its possession and control pursuant to the terms of the ALX Letter of Credit Agreement.
4.11.5    Lease Sweep Lease Covenants. Borrower shall notify Lender (i) of receipt of any written notice from any Tenant under a Lease Sweep Lease of its intention to discontinue its business at its Lease Sweep Space at the Property (or any material portion thereof) within five (5) Business Days after receipt by Borrower from the applicable Tenant and (ii) if Borrower has actual knowledge thereof, of any default by Tenant under a Lease Sweep

Lease that continues beyond any applicable notice and cure periods, within five (5) Business Days after the expiration of such applicable notice and cure periods.
Section 4.12.    Repairs; Maintenance and Compliance; Alterations.
4.12.1    Repairs; Maintenance and Compliance. Borrower shall at all times cause the Property to be maintained in a good and safe condition and repair (in accordance with reasonable market practice for properties of similar type and size), subject to ordinary wear and tear, Casualty or Condemnation, and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below or as otherwise permitted in this Agreement). Subject to Borrower’s right to contest the applicability or validity of any Legal Requirement in accordance with this Agreement, Borrower shall comply with all Legal Requirements and cure properly any violation of a Legal Requirement to the extent that such noncompliance or violation would reasonably be expected to result in, or does result in, a Material Adverse Effect.
4.12.2    Alterations.
(a)    Borrower may, without Lender’s consent, perform alterations to the Improvements or Equipment that are in the ordinary course of Borrower’s business (or otherwise in keeping with alterations a similarly situated property owner may undertake from time to time) and that do not constitute a Material Alteration and would not reasonably be expected to result in a Material Adverse Effect. Borrower shall not, without Lender’s consent (such consent not to be unreasonably withheld, conditioned or delayed), perform alterations to the Improvements and Equipment that constitute a Material Alteration or would reasonably be expected to result in a Material Adverse Effect. If at any time the outstanding costs of all alterations then being performed by Borrower at the Property exceed the Alteration Threshold, Borrower shall deliver to Lender security for payment of the cost of such alterations in excess of the Alteration Threshold, as additional security for Borrower’s Obligations under the Loan Documents, which security may be any of the following: (i) cash or cash equivalents, (ii) subject to the limitations set forth in Section 6.14, a Letter of Credit, (iii) subject to the limitations set forth in Section 6.14, an Alteration Deficiency Guaranty or (iv) such other security as may be reasonably approved by Lender (subject to the provisions of Section 4.12.2(b)). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred in order to complete such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold (the amount of such excess, an “Alteration Deficiency”) and Lender may apply such security from time to time at the option of Lender to pay for such alterations if any unpaid amounts are required to be paid pursuant to the Loan Documents and Borrower has not made the applicable payments (subject to Borrower’s right to contest such payments in good faith). Borrower shall be entitled to a reduction or release, as the case may be, of such security being held by Lender from time to time (but not more than once per calendar month, to pay or reimburse Borrower for the payment of amounts incurred or to be incurred with respect to such alterations to the Improvements or otherwise to the extent Lender reasonably determines that the Alteration Deficiency has been reduced or eliminated due to partial, substantial or final completion. Upon substantial completion of any Material Alteration, Borrower shall provide a certificate of substantial completion in form and substance reasonably acceptable to Lender or other evidence reasonably satisfactory to Lender that (1) the Material Alteration was constructed in accordance with applicable Legal Requirements in all material respects (it being agreed that issuance of a temporary or permanent certificate of occupancy shall be deemed to satisfy this clause (1)), (2) subject to the Lien Waiver Accommodation, all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens (or such liens have otherwise been fully bonded over to the reasonable satisfaction of Lender or fully insured by the title company issuing the Title Insurance Policy), and (3) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of Tenant improvement work) have been issued. If Borrower has provided cash security, as provided above, such cash shall be released by Lender to fund such Material Alterations, and if Borrower has provided non-cash security, as provided above, Lender shall, on a ratable basis as the Material Alterations are completed and in full upon substantial completion, release and return such security (or in the case of an Alteration Deficiency Guaranty, terminate such Alteration Deficiency Guaranty); provided, that, the amount of such security held by Lender shall at no time be less than the then remaining Alteration Deficiency, as the same may be reduced due to partial completion.
(b)    Notwithstanding anything to the contrary contained in this Section 4.12.2, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.12.2, Lender’s consent shall be deemed given upon satisfaction of the Deemed Approval Requirements.
Section 4.13.    Insolvency Opinion. Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all material respects.
Section 4.14.    Property Management.
4.14.1    Management Agreement/Leasing Agreement. Borrower shall (i) cause the Property to be managed by a Qualified Manager pursuant to a Management Agreement; (ii) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreements and the Leasing Agreement, except where the same would not reasonably be expected to have a Material Adverse Effect; (iii) promptly notify Lender of any “event of default” under any Management Agreement and the Leasing Agreement of which it is aware, except where the same would not reasonably be expected to have a Material Adverse Effect; and (iv) enforce in a commercially reasonable manner the performance and observance of the material covenants and agreements required to be performed and/or observed by the Manager under the Management Agreements and the Leasing Agreement, except where the same is would not reasonably be expected to have a Material Adverse Effect.
4.14.2    Prohibition Against Termination or Modification. Borrower shall not (i) surrender, terminate or cancel (unless being replaced with a Qualified Manager and a new

Management Agreement) or modify in any material respect, renew or extend (unless the renewal or extension is on substantially the same terms as the previous Management Agreement) any Management Agreement, (ii) surrender, terminate or cancel (unless being replaced with a Qualified Manager and a new Leasing Agreement) or materially modify, renew or extend (unless the renewal or extension is on substantially the same terms as the previous Leasing Agreement) the Leasing Agreement, (iii) enter into any other agreement relating to the management or operation of the Property with Manager, Leasing Agent or any other Person (other than the Management Agreements or the Leasing Agreement or pursuant to the express terms of the Management Agreement and the Leasing Agreement); provided, that, (a) Manager may sub-contract to a Qualified Manager the management responsibilities of Manager under a Management Agreement pursuant to a sub-management agreement, provided, that (1) the fees and charges payable under any such sub-management agreement do not exceed the management fees and charges payable to Manager under such Management Agreement and are the sole obligation of Manager, (2) any sub-management agreement terminates in the event of a termination of the Management Agreement, and (3) Borrower shall have no obligations or liabilities under any such sub-management agreement and (b) Leasing Agent may sub-contract to a Qualified Manager the management responsibilities of Leasing Agent under a Leasing Agreement pursuant to a sub-leasing agreement, provided, that (1) the fees, charges and commissions payable under any such sub-leasing agreement do not exceed the fees, charges and commissions payable to the Leasing Agent under such Leasing Agreement and are the sole obligation of the Leasing Agent, (2) any sub-leasing agreement terminates in the event of a termination of the Leasing Agreement, and (3) Borrower shall have no obligations or liabilities under any such sub-leasing agreement, (iv) consent to the assignment by the Manager of its interest under any Management Agreement or by Leasing Agent of its interest under any Leasing Agreement other than, in each case, to a Qualified Manager, or (v) waive or release any of its rights and remedies in any material respect under any Management Agreement or the Leasing Agreement, except where the same is would not reasonably be expected to have a Material Adverse Effect, in each case, without the express consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, for the appointment by Borrower of a new property manager or leasing agent (other than a Qualified Manager) such consent may also, if all or part of the Loan is being or has been included in a Securitization, be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and its management agreement. Notwithstanding the foregoing, however, provided no Event of Default is continuing, neither the approval of Lender nor a Rating Agency Confirmation shall be required with respect to the appointment of a Qualified Manager. If at any time Lender consents to the appointment of (x) a new property manager or a Qualified Manager is appointed, such new property manager (including a Qualified Manager) and Borrower shall execute (i) a management agreement in form and substance substantially similar to the form and substance of the Management Agreements in effect on the Closing Date or as otherwise reasonably acceptable to Lender, and (ii) a subordination of management agreement in a form substantially similar to the Assignment of Management Agreement entered into on the Closing Date or such other form as is reasonably acceptable to Lender or (y) a new leasing agent, such new leasing agent (including a Qualified Manager) and Borrower shall execute (i) a leasing agreement in, if such new leasing agent is an Affiliate of Borrower, form and substance substantially similar to the form and substance of the

Leasing Agreement in effect on the Closing Date or as otherwise on customary market terms, and (ii) an assignment of leasing agreement in, if such new leasing agent is an Affiliate of Borrower, a form substantially similar to the Assignment of Leasing Agreement entered into on the Closing Date or otherwise such other form as is reasonably acceptable to Lender. The management fee payable to Manager under the Management Agreements shall be subordinate to the Mortgage and the other Loan Documents and to all payments then due and payable under the Loan Documents (including, without limitation, all payments of Debt Service and all required deposits of Reserve Funds) and shall not exceed at any time during the term of the Loan the sum of (a) with respect to the office condominium unit designated Tax Lot 1002 as of the Closing Date, the product of $0.60 and the number of rentable square feet in such unit (i.e., 696,785 square feet) and (b) with respect to the unit designated Tax Lot 1003 as of the Closing Date, two percent (2.0%) of Operating Income on an annual basis.
4.14.3    Replacement of Manager. Lender shall have the right to require Borrower to replace the Manager with (x) an Unaffiliated Qualified Manager (or another Affiliate of the Interstate Parties, VRLP or VRT in the case of clause (ii) below) selected by Borrower or (y) another property manager chosen by Borrower and reasonably approved by Lender (provided, that, such approval may, if all or part of the Loan is being or has been included in a Securitization, be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new property manager and management agreement) under any of the following circumstances: (i) at any time following the occurrence of an Event of Default and an acceleration of the Loan, (ii) if the Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding; provided, however, Borrower shall have ten (10) Business Days, from and after the date of such request, within which to provide evidence reasonably satisfactory to Lender that Manager is no longer insolvent or such proceeding has been dismissed, as applicable, in which case Borrower shall not become so obligated, (iii) if at any time the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, unless Lender receives evidence reasonably acceptable to Lender that the person or persons responsible for such acts or omissions have been permanently removed from working on matters related to the Property and Manager has paid to Lender any out-of-pocket losses actually incurred by Lender as a direct result of such acts or omissions; or (iv) if Manager shall be in default in any material respect under the Management Agreement beyond any applicable notice and cure period.
4.14.4    Termination of Leasing Agreement. Lender shall have the right to require Borrower to replace the Leasing Agent with (x) an Unaffiliated Qualified Manager (or another Affiliate of the Interstate Parties, VRLP or VRT in the case of clause (ii) below) selected by Borrower or (y) another leasing agent chosen by Borrower and reasonably approved by Lender (provided, that such approval may, if all or part of the Loan is being or has been included in a Securitization, be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new leasing agent and leasing agreement) under any of the following circumstances: (i) at any time following the occurrence of an Event of Default and an acceleration of the Loan, (ii) if the Leasing Agent shall become insolvent or a debtor in any bankruptcy or insolvency proceeding; provided, however, Borrower shall have ten (10) Business Days, from and after the date of such request, within which to provide evidence reasonably satisfactory to Lender that

Leasing Agent is no longer insolvent or such proceeding has been dismissed, as applicable, in which case Borrower shall not become so obligated, (iii) if at any time the Leasing Agent has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, unless Lender receives evidence reasonably acceptable to Lender that the person or persons responsible for such acts or omissions have been permanently removed from working on matters related to the Property and the Leasing Agent has paid to Lender any out-of-pocket losses actually incurred by Lender as a direct result of such acts or omissions; or (iv) if Leasing Agent shall be in default in any material respect under the Leasing Agreement beyond any applicable notice and cure period.
Section 4.15.    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document required to be performed, observed or fulfilled by Borrower.
Section 4.16.    Licenses. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as an office and storage property, to the extent the failure to do so would reasonably be expected to or does result in a Material Adverse Effect.
Section 4.17.    Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
(a)    cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary to correct the Loan Documents (without in any way increasing the obligations of Borrower (other than to a de minimis extent) or reducing Borrower’s rights under the Loan Documents (other than to a de minimis extent)), to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and
(b)    do and execute all and such further lawful and reasonable acts, conveyances and assurances necessary to carry out the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time; provided, that, in no event shall Borrower be required to do or execute any act, conveyance or assurance that imposes greater obligations or liabilities on Borrower (other than to a de minimis extent) or reduce Borrower’s rights under the Loan Documents from those otherwise provided for therein (other than to a de minimis extent).
Section 4.18.    Estoppel Statement.
(a)    After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)    Borrower shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days following Lender’s written request, an estoppel certificate from each Tenant under any Lease for space at the property other than from tenants exclusively leasing retail space and/or storage unit space in the form required pursuant to its Lease or otherwise in form and substance reasonably satisfactory to Lender; provided, that, Borrower shall not be required to deliver such certificates more frequently than one (1) time in any six (6) month period.
(c)    Borrower shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days following Lender’s written request, an estoppel certificate from the Condominium Board in the form required pursuant to the Condominium Declaration or otherwise in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver such certificate more than one (1) time in any six (6) month period.
Section 4.19.    Notice of Default. Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower has knowledge.
Section 4.20.    Cooperate in Legal Proceedings. Borrower shall cooperate in a commercially reasonable manner with Lender with respect to any proceedings before any court, board or other Governmental Authority which would, if adversely determined, reasonably be expected to have a Material Adverse Effect and, in connection therewith, permit Lender, at its election, to participate in any such proceedings (other than those proceedings in which Borrower and any Lender are adverse parties).
Section 4.21.    Indebtedness. Borrower shall not directly or indirectly create, incur or assume any Indebtedness other than (i) the Debt and the other Obligations and liabilities specifically provided for in the Loan Documents, (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of five percent (5%) of the Loan Amount and (C) are paid within sixty (60) days of the date incurred (unless being contested in accordance with the terms of the Loan Agreement), (iii) accrued tenant improvement costs, other tenant inducement costs and leasing commissions due pursuant to the terms of any Lease approved or deemed approved hereunder, and (iv) amounts due under equipment leases, so long as such amounts, together the amounts due under clause (ii) do not exceed five percent (5%) of the Loan Amount (collectively, “Permitted Indebtedness”). For avoidance of doubt, and without limiting any other provisions of this Agreement, the immediately preceding sentence shall not restrict the creation, incurrence or assumption of any Indebtedness by any Person owning any direct or indirect interest in Borrower. Nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (1) no Event of Default shall exist and be continuing, (2) adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP, and (3) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this provision to enter into a note (other than the Note and the other Loan Documents) or other instrument for borrowed money.
Section 4.22.    Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the state in which the real property comprising the Property is located and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
Section 4.23.    Dissolution. Borrower shall not (i) cause, permit or suffer the taking of any action, or omitting to take any action, which results in Borrower being dissolved, divided (whether pursuant to Section 18-217 of the Act or otherwise), wound up or liquidated in whole or in part, in each case without obtaining the prior consent of Lender or (ii) dissolve, divide (whether pursuant to Section 18-217 of the Act or otherwise), wind up, liquidate or merge with any other Person, in each case without obtaining the prior consent of Lender.
Section 4.24.    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than the termination of Leases in accordance herewith and the settlement of claims against Tenants and/or service providers in connection with such Persons’ defaults) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
Section 4.25.    Affiliate Transactions. Except for a Qualifying TRS Co-Working Lease entered into in accordance with this Agreement, Borrower shall not enter into, or be a party to, any transaction with a Borrower Affiliate or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such affiliated party.
Section 4.26.    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the portion of the Property which constitutes real property (i) with any other real property constituting a tax lot separate from the Property or (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the portion of the Property which constitutes real property.
Section 4.27.    Condominium Covenants.
(a)    Borrower shall (i) perform all of its obligations under the Condominium Documents, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) subject to its right to contest, if any, under the Condominium Documents, pay, when due and payable, all Condominium Charges.

(b)    If Borrower shall default in the performance or observance of any term, covenant or condition of any of the Condominium Documents on the part of Borrower to be performed or observed and the same would reasonably be expected to have a Material Adverse Effect, then, after the expiration of any applicable notice and cure periods provided for herein and without limiting the generality of the other provisions of the Mortgage and this Agreement and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Condominium Documents on the part of Borrower, to be performed or observed or to be promptly performed or observed on behalf of Borrower. Lender and any person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon the Property at any reasonable time, upon reasonable notice and from time to time for the purpose of taking any such action, and any such amounts so paid by Lender, and the reasonable out-of-pocket cost of such actions by Lender, shall be reimbursed by Borrower within five (5) Business Days of written notice to Borrower from Lender and if not so reimbursed shall be added to the Debt and shall bear interest at the Default Rate until reimbursed.
(c)    Without Lender’s prior consent (which shall not be unreasonably withheld, conditioned or delayed), Borrower shall not vote at any meeting of owners of Units or permit its representatives on the Condominium Board to vote, or take any action whatsoever, respecting (i) any material modification, change, supplement, alteration or amendment to any of the Condominium Documents, (ii) the removal of a Unit from the Condominium, (iii) any partition of all or a part of the property subject to the Condominium Declaration, (iv) any waiver or release of any material rights of Borrower under the Condominium Documents or any material increase in the obligations of Borrower thereunder, (v) any adverse change in the nature of or decrease in the amount of any insurance covering all or a part of the Property and/or the Common Elements and the disposition of any proceeds thereof which would cause a violation of this Agreement or the other Loan Documents, including, without limitation, resulting in any failure to satisfy any of the requirements set forth in Section 5.1 hereof, (vi) the disposition of any excess insurance or Condemnation proceeds, (vii) a response to or action upon any Casualty, Condemnation, Material Alteration or any other matter which requires Lender’s approval hereunder or the other Loan Documents or is, in each case, prohibited hereunder or the other Loan Documents unless Borrower satisfies the relevant conditions under the Loan Documents applicable to the matter for which Lender’s approval is required hereunder or the other Loan Documents, or (viii) the assessment or levy of any special assessment.
(d)    Borrower shall not take (or cause to be taken) any action under the Condominium Documents that would be reasonably expected to result in the Mortgage not being “Permitted Mortgage” and/or Lender not being a “Permitted Mortgagee” of the Property within the meaning of the Condominium Declaration.
(e)    Subject to and in accordance with the terms and conditions of the Condominium Proxy, Borrower has appointed Lender as Borrower’s true and lawful attorney and proxy to vote, consent and otherwise act, on behalf of Borrower under the Condominium Documents, as a unit owner with respect to Borrower’s ownership of the Units, at all annual, special, and other meetings of the unit owners of the Condominium (or by written consent in lieu thereof) and at any other time Borrower is required to vote, consent or act as a unit owner, including without limitation, the right to designate, remove, or replace the members and officers of the Condominium Board that Borrower is entitled to designate, remove or replace. Prior to the occurrence of an Event of Default, Lender’s rights under the Condominium Proxy shall only be exercised in connection with (i) any amendment or modification to a material term or provision of the Condominium Documents which would reasonably be expected to have a Material Adverse Effect, (ii) any casualty and/or condemnation at the Property (including, without limitation, pursuant to Section 6.3.4 of the Bylaws) and/or (iii) any vote to withdraw the Property from the provisions of the Condominium Act of the State of New York or any termination of the Condominium Documents. Borrower shall not revoke any Condominium Proxy so long as the Loan is outstanding.
(f)    Borrower, for and on behalf of itself and its direct and indirect successors and assigns as the owner of the Units which comprise the Property (i) irrevocably waives, to the extent permitted by law, any applicable law which grants to the trustees, members or managers of the Condominium Board and/or the owners of the condominium units rights to Net Proceeds derived from the Condominium Unit(s) owned by Borrower in the event of a Casualty or a Condemnation which are inconsistent with the provisions of this Agreement and (ii) expressly agrees to the application of the Net Proceeds related to the Condominium Unit(s) owned by Borrower in accordance with the provisions of this Agreement.
(g)    On the Closing Date, Borrower shall (or shall cause each member of the Condominium Board appointed by Borrower to) execute and deliver to Lender an undated conditional resignation (a “Conditional Resignation”), whereby Borrower (or the members of the Condominium Board appointed by Borrower) tenders its resignations from the Condominium Board and instructs the Condominium Board that the successor members shall be designated by Lender, effective upon written notice from Lender to the Condominium Board that an Event of Default has occurred and is continuing; it being understood and agreed that such notice from the Lender shall be conclusive evidence that an Event of Default has occurred and is continuing and the Condominium Board may rely on such notice from Lender without any further inquiry or investigation. Upon the occurrence of an Event of Default, Lender may, by notice to Borrower, tender any Conditional Resignation, now or hereafter delivered in connection with the Loan to the Condominium Board, whereupon the resignation of any such member shall become effective and successor members to the Condominium Board shall be designated by Lender for so long as an Event of Default is continuing, provided that upon the waiver or cure which is accepted by Lender of the Event of Default, the members of the Condominium Board appointed by Lender shall immediately resign from the Condominium Board and the members of the Condominium Board appointed by Borrower shall be reinstated. Upon the release of any Condominium Unit from the Lien of the Mortgage, Lender shall promptly return any Conditional Resignation with respect to any Condominium Board member applicable to such Condominium Unit to Borrower and any such member appointed by Lender shall immediately resign from the Condominium Board.

(h)    In the event of any removal or resignation of a member of the Condominium Board appointed by Borrower, Borrower shall promptly appoint a successor member to the Condominium Board who is either (i) approved in writing by Lender (such approval not to be unreasonably withheld, conditioned or delayed) or (ii) a Person employed or Controlled by ALX, VRT, VRLP or any of their respective subsidiaries, and concurrently with such successor’s appointment to the Condominium Board, Borrower shall deliver to Lender a Conditional Resignation executed by such successor member.
(i)    Borrower will do all things reasonably necessary to preserve and to keep unimpaired its material rights, powers and privileges under the Condominium Documents and to prevent the termination or expiration of the Condominium Documents, or the withdrawal of the Property from a condominium form of ownership under applicable law, to the end that Borrower may enjoy all of the material rights granted to it as a party to the Condominium Documents.
(j)    Borrower will:
(i)    promptly notify Lender of the receipt by Borrower of any notice from the Condominium Board or the owner of any other Unit not owned by Borrower, asserting or claiming a default by Borrower under the Condominium Documents or lack of compliance by Borrower with the Condominium Documents, in each case where such assertion or claim, or the alleged default or lack of compliance, would reasonably be expected to result in a Material Adverse Effect;
(ii)    promptly notify Lender of the receipt by Borrower of any notice or request from the Condominium Board or the owner of any other Condominium Unit not owned by Borrower of the termination or purported termination of the Condominium Documents or to withdraw the Property from the Condominium pursuant to applicable law or to seek any action for partition; and
(iii)    promptly cause a copy of each notice or request described in clauses (i) or (ii) above received by Borrower from the Condominium Board or the owner of any other Unit not owned by Borrower, or from a holder of any mortgage or deed of trust on such other Unit, to be delivered to Lender. Borrower will permit Lender to participate in any such partition or withdrawal proceeding to the extent permitted by law and the Condominium Documents (but Lender shall not be obligated so to do). Borrower will promptly deliver to Lender a copy of each notice, pleading, brief and preliminary, interim and final determination or decision and other papers received by it in each such partition or withdrawal proceeding.
Section 4.28.    Change of Name, Identity or Structure. Borrower shall not change Borrower’s name or convert from a single member Delaware limited liability company structure into any other organizational form (including changing to a different jurisdiction other than Delaware) without first obtaining the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Borrower shall at all times be a Delaware single member limited liability company or a Delaware limited partnership with a single limited partner and a single general partner owned by such limited partner. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change reasonably required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein.
Section 4.29.    Costs and Expenses.
(a)    Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements (for which Lender will provide, upon Borrower’s written request, a summary description of the work performed)) actually incurred by Lender in accordance with the terms of this Agreement and the other Loan Documents in connection with (i) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters, in each case requested by Borrower (including the fees of any Rating Agencies payable in connection therewith); (iii) filing and recording of any Loan Documents in connection with the origination of the Loan; (iv) the creation, perfection or protection of Lender’s Liens in the Property and the Accounts (including intangibles taxes, personal property taxes, mortgage recording taxes, and costs of environmental reports contemplated in the Loan Documents); (v) during the continuance of an Event of Default and after and for so long as the Loan is specially serviced, inspections and appraisals (whether by or on behalf of Lender and/or Servicer); (vi) enforcing or preserving any rights or indemnifications granted to Lender or other indemnified parties hereunder in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (vii) fees charged by Servicer, subject to the limitations set forth in Section 10.21; (viii) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (but subject, with respect to the servicing fees, to the limitations set forth in Section 10.21 hereof); (ix) any actual losses, reasonable out-of-pocket costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person (other than any loss, damage or expense which constitutes a diminution in value of Lender’s interest in the Loan); and (x) after the occurrence and during the continuance of an Event of Default, any costs incurred by Lender to examine such books, records and accounts as Lender shall determine to be reasonably necessary or appropriate in the protection of Lender’s interests; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses (A) to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of

Lender or any servicer of the Loan, (B) to the extent the same are the costs of the actual Securitization of the Loan, (C) to the extent the same arise by reason of Lender’s monitoring of Borrower’s ongoing performance and compliance of its agreements and covenants contained in the Loan Documents, including confirming compliance with the insurance, environmental and financial reporting covenants, (D) to the extent the same are incurred by Lender with respect to a claim or adjudication brought by Borrower pursuant to Section 10.12 hereof in which it is finally determined that Lender acted in bad faith or the relief sought by Borrower is granted pursuant to a final judgment and (E) in any other instance herein or in any other Loan Document that provides that the matter in question is to be “at Lender’s expense” or “at no cost to Borrower” or words of similar import.
(b)    In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested by Borrower or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization, and any ongoing monitoring of the Loan in connection with such Securitization), Borrower shall pay all of the reasonable out-of-pocket costs and expenses of Lender and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.
(c)    Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) Business Days after written demand therefor may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.
Section 4.30.    Indemnity. Subject to Section 10.1, Borrower shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses but specifically excluding any Lender or Servicer fees), imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents (other than any loss, damage or expense which constitutes a diminution in value of the Lender’s interest in the Loan); (ii) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (iii) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iv) any use, nonuse or condition in or of the Property; (v) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (vi) any failure of the Property to comply with any Legal Requirement; (vii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto (other than any broker or agent retained by or on behalf of Lender in connection with the Loan and other than any claim arising from Lender’s misrepresentation in Section 10.19); and (viii) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities (x) arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender, (y) relate to the period subsequent to (1) the acceptance by Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property or (2) the foreclosure of the Mortgage, or (z) from any claims and/or actions by, between or among holders of the Note and/or any servicer hereunder. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay under applicable law toward the Indemnified Liabilities.
Section 4.31.    ERISA.
(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(b)    Throughout the Term, (i) Borrower shall not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, or a “plan” within the meaning of Section 4975 of the Code, (ii) none of the assets of Borrower will constitute “plan assets” of one or more such employee benefit plans or plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and (iii) Borrower will not be a “governmental plan” within the meaning of Section 3(32) of ERISA.
(c)    Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that one or more of the following circumstances is true with respect to each of Borrower: (i) equity interests in Borrower are “publicly-offered securities,” within the meaning of 29 C.F.R. §2510.3-101(b)(2); (ii) less than twenty-five percent (25%) of the value of each outstanding class of equity interests in Borrower is held by "benefit plan investors" within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by Section 3(42) of ERISA; or (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
(d)    Except for obligations to contribute to any Multiemployer Plan maintained by any ERISA Affiliate, Borrower shall not maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate to maintain or contribute to or agree to maintain or contribute to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. During the Term, Borrower shall not, without the Lender’s prior written consent, permit any ERISA Affiliate to take any action that would cause an ERISA Affiliate to incur “Withdrawal Liability” as defined in ERISA.
Section 4.32.    Patriot Act Compliance.

(a)    Borrower will comply with the Patriot Act, Anti-Money Laundering Laws and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism.
(b)    Neither Borrower nor any owner of a direct or indirect interest in Borrower (i) is or will be a Person listed on any Government Lists, (ii) is or will be a Person listed in the annex to, or otherwise subject to the prohibitions of, Presidential Executive Order No. 13224 (Sept. 23, 2001) (“Executive Order 13224”), or subject to any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other executive orders in respect thereof, (iii) is a Person that has been previously or will be indicted for or convicted for any Patriot Act Offense, or (iv) is a Person that is currently or will be under investigation by any Governmental Authority for any Patriot Act Offence (any Person described in any of the foregoing clauses (i)-(iv), a “Proscribed Person”). For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under any Anti-Money Laundering Laws. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists and any replacement or other lists maintained by the Office of Foreign Assets Control or by any successor thereto (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, (3) any Sanctions Laws-related list of restricted Persons maintained by the U.S. Government or any instrumentality thereof, including without limitation the United States Department of State, the United States Department of Commerce or any other Governmental Authority, or pursuant to any Executive Order of the President of the United States of America, and (4) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Sanctions Authority or pursuant to any Executive Order of the President of the United States of America.
(c)    At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (i) none of the funds or other assets of Borrower or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to or targeted by any Sanctions such that the entry into this Agreement or the performance of the obligations contemplated hereby would be prohibited, or subject to or targeted by trade restrictions under United States law such that the entry into this Agreement or the performance of the obligations contemplated hereby would be prohibited, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., as amended, The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), the Patriot Act (including the anti-

terrorism provisions thereof), Executive Order 13224, and any legislation, executive orders and rules and regulations, enabling or promulgated under any of the foregoing, or targeted by any economic sanctions regime administered or enforced by the U.S. Government (including those administered by OFAC, the U.S. Department of State and the U.S. Department of Commerce) or any Sanctions Authority (each, an “Embargoed Person”), with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law, or the Loan made by Lender would be in violation of law, (ii) no Embargoed Person or other Prohibited Person shall have any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (iii) none of the funds of Borrower or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.
(d)    Nothing in this Section 4.32 shall apply with respect to a Public Equity Holder.
Section 4.33.    Anti-Corruption Obligations. Borrower represents and warrants that, in connection with this Agreement, Borrower and, to Borrower’s knowledge, each Person that has an economic interest in Borrower, has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 (the “Anti-Corruption Obligation”). Borrower shall, at all times throughout the Term, use commercially reasonable efforts to maintain and enforce appropriate policies, procedures and controls to ensure compliance with the Anti-Corruption Obligation. Nothing in this Section 4.33 shall apply with respect to (i) any public equity holder of any Person (solely in such public equity holder’s capacity as a public equity holder) by virtue of such public equity holder being a holder of publicly traded shares or other publicly traded equity interests in any Person which is listed on the New York Stock Exchange or another nationally or internationally recognized stock exchange or is quoted on a national quotation system or (ii) any owner of a direct or indirect interest in a public equity holder described in clause (i) (solely in such owner’s capacity as an owner of such interests).
Section 4.34.    Employees. Borrower shall not have any employees.
Section 4.35.    Co-Working Lease Provisions. Notwithstanding anything to the contrary herein, Borrower shall have the right, with the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, to enter into, amend, modify, terminate or accept a surrender of any Qualifying TRS Co-Working Lease; provided, that, Borrower in its prudent business judgment determines that the same is on commercially reasonable arms-length terms and is necessary to facilitate the ability of Member REIT to qualify as, and/or maintain its status as, a “real estate investment trust” under Sections 856-860 of the Code and applicable regulations relating thereto and/or avoid or minimize unrelated business taxable income under Sections 511-514 of the Code to Member REIT or any direct or indirect owner of Member REIT (and no Qualifying TRS Co-Working Lease consented to by Lender under this Section 4.35 shall be subject to any of the restrictions set forth in Section 4.11) and/or avoid any excise taxes being imposed on Member REIT. As a condition precedent to the execution of any Qualifying TRS Co-Working Lease consented to by Lender hereunder, Borrower shall, at Lender’s request, (i) cause the applicable Affiliated Taxable REIT Subsidiary to collaterally assign to Lender, and grant to Lender a first priority security interest in, any service contracts or subleases to which the Affiliated Taxable REIT Subsidiary is a party with respect to the Property, and all amounts payable to the Affiliated Taxable REIT Subsidiary thereunder, with such collateral assignment and grant to be in form and substance substantially similar to the instruments executed by Borrower with respect to the Property in connection with this Agreement, (ii) cause all amounts payable to the Affiliated Taxable REIT Subsidiary to be either (A) deposited directly into the Clearing Account, to be held and applied in accordance with Article 6 hereof, or (B) made by credit card, ACH transfer or through a third party payment processor and, in each case, deposited to one or more separate accounts administered by Borrower (or, in the case of certain membership agreements, Affiliated Taxable REIT Subsidiary); provided, that, such payments are deposited by Borrower, Manager or Affiliated Taxable REIT Subsidiary into the Clearing Account within one (1) Business Day of receipt thereof; and (iii) cause the Affiliated Taxable REIT Subsidiary to join as a party to the Clearing Account Agreement, or enter into a new deposit account control agreement, in order to perfect the security interest granted under clause (i) above. As a condition to Lender’s granting of its consent to any Qualifying TRS Agreement, Borrower shall represent to Lender that, after giving effect to such new Qualifying TRS Agreement, the anticipated aggregate Gross Revenues payable to the all Affiliated Taxable REIT Subsidiaries under all Qualifying TRS Co-Working Leases is not greater than two percent (2.0%) of the Gross Revenues generated by the Property; provided, that, (A) at no time may the Gross Revenue payable to all Affiliated Taxable REIT Subsidiaries under all Qualifying TRS Co-Working Leases be greater than two percent (2.0%) of the Gross Revenues at the Property and (B) if at any time the Gross Revenue payable to all Affiliated Taxable REIT Subsidiaries under all Qualifying TRS Agreements is greater than two percent (2.0%) of the Gross Revenues at the Property, Borrower shall work in good faith with Lender to determine what steps may be taken to ameliorate the same, including determining whether it is still necessary or advisable to provide all services then being provided under the Qualifying TRS Co-Working Leases. In addition, to the extent necessary, in Borrower’s prudent business judgment, in order to facilitate the ability of Member REIT to qualify as, and/or maintain its status as, a “real estate investment trust” under Sections 856-860 of the Code and applicable regulations relating thereto and/or avoid or minimize unrelated business taxable income under Sections 511-514 of the Code to Member REIT or any direct or indirect owner of Member REIT, Borrower may, with the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, assign any then existing service contract or Lease to an Affiliated Taxable REIT Subsidiary; provided, that, Borrower causes such Affiliated Taxable REIT Subsidiary to comply with the requirements of this Section 4.35.
V.    INSURANCE, CASUALTY AND CONDEMNATION
Section 5.1.    Insurance.
5.1.1    Insurance Policies.

(a)    Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, with respect to the Property and the Condominium Property (collectively, the “Insured Property”) insurance policies providing at least the following coverages:
(i)    Property insurance against loss or damage by fire, lightning, wind (including named storms) and such other perils as are included in a standard “special form” or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by the acts of “Terrorists” (as defined by TRIPRA) (or, subject to Section 5.1.1(h) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Insured Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) have deductibles no greater than $100,000, with the exception of windstorm or earthquake, which may have deductibles not to exceed five percent (5%) of the total insurable value of the Insured Property per occurrence; (C) to be written on a no co-insurance basis or containing an agreed-amount endorsement with respect to the Improvements and personal property of Borrower or any personal property Borrower is required to insure under a Lease at the Insured Property waiving all co-insurance provisions; and (D) containing an “Ordinance or Law Coverage” if any of the Improvements or the use of the Insured Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building (with a limit equal to replacement cost), the cost of demolition and the increased cost of construction each in amounts not less than ten (10%) of the Full Replacement Cost. In addition, Borrower shall obtain: (y) if any portion of the Improvements or Personal Property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance for all such Improvements and/or Personal Property located in the SFHA in an amount equal to the (1) the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (the “Flood Insurance Acts”), plus (2)such additional coverage as Lender shall require , subject to a deductible not to exceed an amount equal to the maximum available through the Flood Insurance Acts; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender if the property is located in seismic zone 3 or 4; provided, that, the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
(ii)    commercial general liability insurance including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Insured Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of $1,000,000.00, with an aggregate limit per policy year, excluding umbrella coverage, of not less than $2,000,000.00, with limits applying per location when covering more than one location; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; and (3) contractual liability for all insured contracts to the extent the same is available;
(iii)    rental loss and/or business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above, subsection (vi) below and Section 5.1.1(h) below; (C) covering a period of restoration of twenty-four (24) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from the Property for a period of twenty-four (24) months from the date that the Property is damaged or destroyed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue from the Property for the succeeding thirty-six (36) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income or commercial rents insurance;
(iv)    at all times during which structural construction, structural repairs or structural alterations are being made with respect to the Improvements, and only if the property or liability coverage forms, do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy as set forth in Section 5.1.1(a)(ii) and (a)(vii), and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed-value form (1) on a non-reporting basis, (2)

against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
(v)    worker’s compensation subject to the statutory limits of the state in which the Insured Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate, in respect of any work or operations on or about the Insured Property or in connection with the Insured Property or its operation (if applicable);
(vi)    comprehensive boiler and machinery/equipment breakdown insurance, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(vii)    umbrella liability insurance in addition to primary coverage in an amount not less than $100,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above, commercial automobile coverage (if applicable) in subsection (viii) below, and employers’ liability (if applicable) in subsection (v) above;
(viii)    commercial automobile liability coverage, if applicable, for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with combined single limits of not less than $1,000,000 (if applicable);
(ix)    intentionally left blank;
(x)    so called “dramshop” insurance and liquor liability insurance required if liquor is sold or distributed on the Insured Property in amounts acceptable to Lender and on terms consistent with the commercial general liability insurance policy required under Section 5.1.1(a)(ii) above (if applicable);
(xi)    crime coverage with respect to any employees of Borrower in an amount not less than one (1) month of Gross Revenue from the Insured Property and with a deductible acceptable to Lender (if applicable); and
(xii)    upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Insured Property located in or around the region in which the Insured Property is located.
(b)    All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds (such approval not to be unreasonably withheld). Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.
(c)    Any blanket insurance Policy shall be subject to Lender approval (not to be unreasonably withheld) and shall otherwise provide the same protection as would a separate Policy insuring only the Insured Property in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Insured Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in Section 5.1.1(h) for the Insured Property and any other locations combined within the Radius that are all covered by such blanket policy calculated on a total insured value basis. Provided further that, any material changes to such Acceptable Blanket Policy shall be subject to Lender’s review and reasonable approval by Lender based on information as reasonably requested by Lender, and where, for the purposes of this paragraph, material change shall mean any change or aggregation of the insured values covered under such blanket policies, including the reduction or erosion of flood, windstorm / named storm and earthquake limits or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake, or any other modification of the policy which would otherwise bring the policy out of compliance with this Agreement. Further, any changes to the limits under the policy as of Closing Date or an aggregation of the insured values covered under the blanket policy, including the reduction or erosion of flood, windstorm / named storm and earthquake limits or the addition of locations that are subject to the perils of flood, windstorm / named storm and earthquake, shall, if such changes would decrease coverage available or the Property, be subject to Lender’s approval and Rating Agency Confirmation (which shall be provided at the Rating Agency’s sole discretion).
(d)    All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured and, with respect to the Policies of liability insurance, except for the Policies referenced in Sections 5.1.1(a)(v), (a)(viii) and (xi), shall name Lender and its successors and/or assigns as additional insured, as its interests may appear, and in the case of Policies of property insurance outlined in Section 5.1.1(a), shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. All policies shall include a waiver of subrogation in favor or Lender when permitted by law.
(e)    All Policies of insurance provided for in Section 5.1.1(a) shall:

(i)    with respect to the Policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned (2) the Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium and (3) the issuer(s) of the Policies shall give written notice to Lender if the issuers elect not to renew the Policies prior to its expiration;
(ii)    with respect to all Policies of liability insurance, contain clauses or endorsements to the effect that, (1) Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as additional insured (other than in the case of non-payment in which case only ten (10) days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice and (2) the issuers thereof shall give notice to Lender if the issuers elect not to renew such Policies prior to its expiration; and
(iii)    not contain any clause or provision that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with notice to Borrower to take such action as Lender deems reasonably necessary to protect its interest in the Insured Property, including the obtaining such insurance coverage as Lender in its sole discretion deems appropriate and required hereunder, and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.
(g)    In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Insured Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
(h)    The property insurance, commercial general liability insurance, umbrella liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism, (or at least not specifically exclude same) Borrower shall maintain property insurance, commercial general liability insurance, umbrella liability and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts and deductibles) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above (or at least not specifically excluding same) at all times during the term of the Loan. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and by the Terrorism Risk Insurance Program Reauthorization Act of 2015, is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), Lender shall accept terrorism insurance which covers against “covered acts” as defined by TRIPRA (or such other program as described above) as full compliance with this Section 5.1.1(h) as it relates to the risks that are required to be covered hereunder but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism. Notwithstanding the foregoing sentence, Borrower shall not be obligated to expend an amount that is more than two times the amount of the annual insurance premium that is payable at such time with respect to the Policies described in Section 5.1.1(a)(i) and (iii) above (without giving effect to the cost of earthquake insurance or Terrorism Insurance components of such Policies) and allocable to the Property based on market rates (the “Terrorism Insurance Cap”) in any policy year on the insurance premiums for insurance required pursuant of this Section 5.1.1(h) (“Terrorism Insurance”) and if the cost of the required Terrorism Insurance exceeds the Terrorism Insurance Cap, Borrower shall purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap. Notwithstanding anything to the contrary contained herein, Fifty Ninth Street Insurance Company, a licensed captive insurance company (“FNSIC”), shall be an acceptable insurer of perils of terrorism with coverage against acts which are “certified” within the meaning of TRIPRA, so long as (i) the policy issued by FNSIC has (A) no aggregate limit, and (B) a deductible of no greater than $250,000 or such other amount as is mandated by law or regulation, and (ii) the following conditions are met and continue to be satisfied:
(i)    FNSIC shall obtain reinsurance with a cut through endorsement acceptable to Lender and the Rating Agencies from an insurance company meeting the rating requirements set forth in Section 5.1.2 for the remaining portion of such coverage not subject to the Applicable Federal Backstop Percentage. As used herein, the “Applicable Federal Backstop Percentage” shall mean the then applicable federal share of compensation for insured losses of an insurer under TRIPRA;
(ii)    TRIPRA or a similar federal statute shall be in full force and effect;
(iii)    the terrorism Policy issued by FNSIC, together with any other terrorism Policy then in effect which is issued by one or more insurance companies, if applicable, which satisfy the requirements of Section 5.1.1(b) above, provides a limit satisfying the requirements of Section 5.1.1(a)(i) and (iii) above;

(iv)    except with respect to the deductible permitted herein, those covered losses which are not reinsured by the federal government under TRIPRA and paid to FNSIC shall be reinsured with a cut through endorsement acceptable to Lender and the Rating Agencies by insurance companies that are Qualified Insurers or maintain such higher rating as may be required by a Rating Agency, not to exceed [***] with S&P and [***] with Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company;
(v)    all re-insurance agreements between FNSIC and all such re-insurance companies providing the referenced re-insurance shall be subject to the reasonable approval of Lender, and Borrower shall use commercially reasonable efforts to cause such re-insurance agreements to provide for direct access to such re-insurers by all named insureds, loss payees and mortgagees which such insurance benefits;
(vi)    FNSIC shall not be subject to a bankruptcy or similar insolvency proceeding;
(vii)    FNSIC shall be prohibited from conducting other business unrelated to the operation of the captive (the operation of the captive being the issuance of policies and purchase of reinsurance and other like services for properties in which Borrower or affiliates of Borrower have a management and/or ownership interest);
(viii)    FNSIC shall be licensed in Vermont and any other jurisdiction that it is required to be licensed in to provide the policies hereunder, is qualified to issue the policies hereunder in accordance with all applicable Legal Requirements, and is operating in good standing within the applicable captive domicile and in compliance with all Legal Requirements;
(ix)    FNSIC shall qualify for the reinsurance and other benefits afforded insurance companies under TRIPRA in accordance with the regulations as currently constituted;
(x)    no law or regulation, or formal written opinion, statement, or decree binding on a Governmental Authority, shall have been issued by any Governmental Authority providing that any insurance company or program which is similar to FNSIC or its program does not qualify for such benefits;
(xi)    Lender shall have received each of the following, each of which shall be subject to the reasonable approval of the Lender:
(A)    the organizational documents of FNSIC;
(B)    any regulatory agreements of FNSIC;

(C)    the license for Vermont or other jurisdiction approved by Lender as provided in clause (vii) above for FNSIC;
(D)    the form of the Policy to be used by FNSIC to provide the insurance coverage described above; and
(E)    financial statements for FNSIC, together with a description of the structure and amount of reserves and capitalization of FNSIC;
(xii)    the organizational documents of FNSIC shall not be materially amended without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed;
(xiii)    except as otherwise expressly set forth above, all such insurance provided by FNSIC to Borrower with respect to the Insured Property shall otherwise comply with all other terms and conditions of this Section 5.1.1;
(xiv)    in the event that an official written Interpretive Letter or Interim Guidance (as such terms are used on the official website of the United States Treasury Department) is published by the United States Treasury Department with respect to TRIPRA binding on a Governmental Authority with respect to Borrower and which provides that any insurance company or program which is similar to FNSIC or its program does not qualify for the benefits under TRIPRA, then Borrower shall be required to procure a terrorism Policy otherwise complying with the above provisions in Section 5.1.1(a) above. If any such Interpretive Letter or Interim Guidance referred to in this paragraph provides (x) for a period during which the Treasury Department will defer or suspend enforcement of the provisions of such Interpretive Letter or Interim Guidance, then Borrower shall have the right to defer procurement of a replacement terrorism Policy until the expiration of such deferral or suspension period or (y) that existing programs would be exempt from the Interpretive Letter or Interim Guidance, then Borrower shall not be required to procure a replacement terrorism Policy; and
(xv)    in the event that an official written Interpretive Letter or Interim Guidance (as such terms are used on the official website of the United States Treasury Department) is published by the United States Treasury Department with respect to the TRIPRA which is not binding on a Governmental Authority with respect to Borrower and which provides that any insurance company or program which is similar to FNSIC or its program does not qualify for the benefits under TRIPRA, then Borrower shall have the right to challenge such official written Interpretive Letter or Interim Guidance, as the case may be, by appropriate proceedings and in the event that such challenge is not successfully concluded within two hundred and seventy (270) days after the publication of such Interpretive Letter or Interim Guidance, then Borrower shall have an additional period of ninety (90) days to procure a terrorism Policy otherwise complying with the provisions of this Section 5.1.1(a). In addition, if any Interpretive Letter or Interim Guidance provides that any insurance company or program which is similar to FNSIC or its program does not qualify for the benefits under TRIPRA and provides, further, (x) for a period during which the Treasury Department will defer or suspend enforcement of the provisions of such Interpretive Letter or Interim Guidance which is greater than 270 days, then Borrower shall have the right to defer procurement of a replacement terrorism Policy until the expiration of such deferral or suspension period or (y) that existing programs would be exempt from the Interpretive Letter or Interim Guidance, then Borrower shall not be required to procure a replacement terrorism Policy.
In the event that FNSIC is providing insurance coverage (i) to other properties in close proximity to the Property, and/or (ii) to other properties owned by a Person(s) who is not an affiliate of Borrower, and such insurance is not subject to the same reinsurance and other requirements of this Section 5.1, then Lender may reasonably re-evaluate the limits and deductibles of the insurance required to be provided by FNSIC hereunder. In the event any of the foregoing conditions are not satisfied, FNSIC shall not be deemed an acceptable insurer of terrorism losses. Borrower represents, warrants, and covenants to Lender to the extent of its knowledge, on behalf of FNSIC, that the insurance premiums for the insurance coverages provided to Borrower by FNSIC are fair market value insurance premiums.
5.1.2    Insurance Company. All Policies required pursuant to Section 5.1.1 shall (i) be issued by companies licensed to do business in the state where the Insured Property is located, with a financial strength and claims paying ability rating of (1) [***] or better by S&P and [***] or better by Fitch, to the extent that Fitch rates the insurance company and is rating the Securities ((provided, however, for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least seventy-five percent (75%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of [***] or better by S&P and [***] or better by Fitch, to the extent Fitch rates the Securities with no carrier below [***] by S&P and [***] by Fitch, to the extent Fitch rates the insurance companies and the Securities, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of [***] or better by S&P and [***] or better by Fitch, to the extent Fitch rates the Securities, with no carrier below [***] by S&P and [***] by Fitch, to the extent Fitch rates the Securities and (2) a rating of [***] or better in the current Best’s Insurance Reports. Notwithstanding the foregoing, Borrower shall be permitted to maintain a portion of the coverage required hereunder with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) Borrower shall replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth hereinabove and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, Borrower shall replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth hereinabove; (ii) shall, with respect to all property insurance policies, name Lender and its successors and/or assigns as their interest may appear as the Lender and Mortgagee; (iii) shall, with respect to all property insurance policies and rental loss and/or business income insurance policies, contain a Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid; (iv) shall with respect to all liability policies, name Lender and its successor and/or assigns as an additional insured; (v) shall contain a waiver of subrogation against Lender; (vi) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies (B) in addition to complying with any other requirements expressly set forth in Section 5.1, for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Insured Property, but in no event in excess of an amount reasonably acceptable to Lender and; (v) shall be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. In addition to the insurance coverages described in Section 5.1.1 above, Borrower shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests. Complete copies of the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrower) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:
GERMAN AMERICAN CAPITAL CORPORATION
1 Columbus Circle, 15th Floor
New York, New York 10019
Attn: Joanne Marcino
Borrower shall pay the Insurance Premiums in full as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). Within ninety (90) days after request by Lender, at Lender’s reasonable request, Borrower shall obtain such other insurance with respect to the Property against loss or damage from time to time of the kinds customarily insured in such amounts as are generally required by institutional lenders on loans secured by properties comparable to buildings similar to the Property in nature, use, location, height and type of construction, taking into consideration changes in liability laws and changes in prudent customs and practices, and otherwise currently being required with respect to properties similar to the Property with mortgage loans similar to the Loan.
As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 5.1, Borrower will not be in default under this Section 5.1 if Borrower maintains

(or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.
5.1.3    Condominium Board Policies. Pursuant to Section 12.5 of the Bylaws, Borrower shall cause the Condominium Board to designate Lender (or its nominee) as the “Insurance Trustee” (as defined in the Bylaws) to hold the insurance proceeds maintained by the Condominium Board in accordance with the terms of the Condominium Documents, provided that Lender shall (or shall cause its nominee to) comply with the obligations of the “Insurance Trustee” under the Condominium Declaration.
5.1.4    Bloomberg Insurance Policies. Pursuant to Section 9.2 of the Bloomberg Lease, Borrower shall (i) cause Bloomberg to name Lender as a mortgagee under the Tenant’s Property Policy (as defined in the Bloomberg Lease), and (ii) require that Lender (or its designee) be designated as the “Proceeds Depository” (as defined in the Bloomberg Lease) with respect to the insurance proceeds payable under Tenant’s Property Policy (as defined in the Bloomberg Lease) and loss payee under Tenant’s Property Policy (as defined in the Bloomberg Lease), in each case, in accordance with the terms of the Bloomberg Lease, provided that Lender shall (or shall cause its designee to) comply with the obligations of the Proceeds Depository under the Bloomberg Lease and that Lender constitutes an “Institutional Lender” (as defined in the Bloomberg Lease).
Section 5.2.    Casualty. If the Property or the Condominium Property shall be damaged or destroyed, in whole or in part, by fire or other casualty resulting in damage exceeding $2,000,000 (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall proceed to diligently restore, repair, replace or rebuild the Property and shall cause the Condominium Board to diligently restore, repair, replace or rebuild the Condominium Property in accordance with the Condominium Documents, in each case, in accordance with Legal Requirements to be of substantially equal quality and rentable square footage and of substantially the same character as prior to such damage or destruction, with such changes as may be reasonably approved by Lender. Borrower shall cause the Condominium Board to, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claims with respect to the Condominium Property. Lender may, but shall not be obligated to, make a claim if not made by Borrower (or the Condominium Board with respect to the Condominium Property) within fifteen (15) Business Days after Borrower’s actual knowledge of the occurrence of such Casualty. In addition, Lender may participate in any settlement discussions with any insurance companies, and any final settlement shall be subject to Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Lender fails to approve or deny (stating the reason for such denial) such final settlement within five (5) Business Days after approval is requested by Borrower, (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $20,000,000, and Borrower shall deliver to Lender all instruments reasonably required by Lender to permit such participation. Except as set forth in the foregoing sentence or in the Condominium Documents, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim (if permitted hereunder) or Borrower settles such claim) shall be due and payable to Lender and held and disbursed by Lender in accordance with the terms of this Agreement. In the event Borrower or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to, upon five (5) Business Days prior notice to Borrower or during the continuance of an Event of Default, endorse any such check payable to the order of Lender. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.
Section 5.3.    Condemnation. Borrower shall give Lender ten (10) Business Days’ notice of the actual or threatened (in writing) commencement of any proceeding for the Condemnation of all or any portion of the Property or the Condominium Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings (i) if an Event of Default is continuing or (ii) with respect to any Condemnation in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $20,000,000, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and, if Lender is permitted to participate in such proceedings pursuant to the foregoing sentence, shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of reasonable out-of-pocket expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall commence and diligently prosecute the Restoration of the Property (and shall cause the Condominium Board to commence and diligently prosecute the Restoration of any Condominium Property affected by such Condemnation in accordance with the Condominium Documents) and, subject to the terms of the Condominium Documents (with respect to the Condominium Property), otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If the Property is sold, through foreclosure or otherwise, prior to the receipt by

Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Section 5.4.    Restoration. The following provisions shall apply in connection with the Restoration, subject to the requirements of the Condominium Documents (but subject to the rights of Lender under the Condominium Documents and the Condominium Proxy):
(a)    If the Net Proceeds shall be $20,000,000 or less and provided no Event of Default is continuing, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 5.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    If the Net Proceeds are greater than $20,000,000, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 5.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.1.1 (a)(i), (iv), (vi), (ix) and (xi) as a result of a Casualty, after deduction of Lender’s reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of Lender’s reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be, but in each case, Net Proceeds shall be net of Borrower’s reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same if and to the extent that the Net Proceeds are being used for Restoration in accordance with this Section 5.4.
(i)    The Net Proceeds shall be made available to Borrower for Restoration upon the determination of Lender, in its reasonable discretion, that the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the rentable square footage of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the rentable area of the Property is taken;
(C)    Leases demising in the aggregate a percentage amount equal to or greater than sixty-seven and one half percent (67.5%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;
(D)    Borrower shall commence the preparation of plans and specifications for the Restoration and the filing of an application for required building permits as soon as reasonably practicable after such Casualty or Condemnation (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall thereafter diligently pursue the Restoration to completion.
(E)    Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrower or any collateral provided by Borrower;
(F)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date which is six (6) months prior to the Stated Maturity Date, (2) such time as may be required under applicable Legal Requirements or (3) if the insurance coverage referred to in Section 5.1.1(a)(iii) runs out prior to the completion of Restoration pursuant to its terms, three (3) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii); provided, however, that if less than three (3) months remains prior to the expiration of such coverage, Borrower may satisfy this condition by depositing with Lender an amount equal to such insurance proceeds to be held and disbursed by Lender to Borrower in equal monthly installments over such three (3) month period;
(G)    the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements to the extent that noncompliance would reasonably be expected to or does result in a Material Adverse Effect;
(H)    in the case of a Condemnation, such Condemnation does not result in the loss of access to the Property or the related Improvements in a manner that would reasonably be expected to or does result in a Material Adverse Effect;
(I)    the Restoration DSCR, after giving effect to the Restoration, shall be equal to or greater than 3.50:1.00;
(J)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender;
(K)    the Net Proceeds together with any cash, cash equivalents or other security deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration; and
(L)    the Condominium Documents shall remain in full force and effect during and after the completion of the Restoration, (2) the Condominium Board shall not have elected not to (or shall have elected to) restore the Condominium Property damaged or destroyed in connection with such Casualty and Lender shall be reasonably satisfied that sufficient funds exist from insurance proceeds or funds or other security reasonably acceptable to Lender has been deposited by the owners of the Units to restore the Condominium Property, and (3) the Condominium is not terminated as a result of such Casualty.
(ii)    The Net Proceeds shall be held by Lender in the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed to date (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property (other than Permitted Encumbrances) which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.
(iii)    All plans and specifications required in connection with a Restoration shall be subject to the prior reasonable approval of Lender, subject to review of an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s reasonable fees and disbursements, shall be paid by Borrower.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration less the Casualty Retainage (except to the extent the amount reasonably requested takes into account a retainage equal to the Casualty Retainage). “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, (A) an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing fifty percent (50%) of the required Restoration have been disbursed and (B) an amount equal to five percent (5%) of the costs actually incurred for work in place as part of the Restoration thereafter. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that the Restoration has been completed in accordance with the provisions of this Section 5.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, and (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration (policy deductible amounts being considered as Net Proceeds for the purposes of this clause (vi)), Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) or, subject to Section 6.14, provide to Lender a Letter of Credit in the amount of such deficiency, before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.4(b) shall constitute additional security for the Obligations.
(vii)    The excess, if any, of the Insurance Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing. The excess, if any, of the Condemnation Proceeds after Borrower certifies to Lender in an Officer’s Certificate and Lender confirms and approves (Borrower acknowledges that Lender may rely on the Casualty Consultant in connection with such confirmation and approval) that the Restoration has been completed in accordance with the provisions of this Section 5.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted to Lender to prepay the Note subject to and in accordance with Section 2.4.5 of this Agreement.
(c)    Notwithstanding anything to the contrary set forth above in this Section 5.4, in the event of any Casualty to the Landlord Restoration Items (as defined in the Bloomberg Lease), it shall be a condition to Lender disbursing any Net Proceeds to or on behalf of Borrower that either (I) a completion guaranty from a Qualified Guarantor in favor of Lender in form substantially identical to the form of guaranty attached hereto as Exhibit H (the “Completion Guaranty”) has been executed and delivered to Lender, along with opinions of counsel from the law firms providing comparable opinions on the Closing Date (or their applicable successors) or one or more other nationally recognized law firms (x) regarding the due organization and authority of such Qualified Guarantor and enforceability of the Completion Guaranty and (y) that the Completion Guaranty does not alter the conclusion reached in the Insolvency Opinion or a new non-consolidation opinion, in each case, in form and substance reasonably acceptable to Lender and acceptable to the Rating Agencies or (II) Borrower shall deliver a Letter of Credit or cash collateral in an amount equal to the difference between the amount necessary to pay in full the costs of completing the Restoration of the Landlord Restoration Items (as defined in the

Bloomberg Lease), as reasonably determined by Lender, and the portion of the Net Proceeds allocable to the Restoration of the Landlord Restoration Items (but without duplication of any Net Proceeds Deficiency delivered to Lender pursuant to Section 5.4(b)(vi) above), provided, that in the case of a Letter of Credit, such Letter of Credit is accompanied by a contribution agreement in the form attached hereto as Exhibit D and the law firm providing the Insolvency Opinion on the Closing Date (or its successor) or any other nationally recognized law firm delivers an opinion that the Letter of Credit does not alter the conclusion reached in the Insolvency Opinion or a new non-consolidation opinion, in each case, in form and substance reasonably acceptable to Lender and acceptable to the Rating Agencies. Within five (5) Business Days after the earlier to occur of (i) any election by the Tenant under the Bloomberg Lease not to terminate the Bloomberg Lease in accordance with the terms of Section 10.1(B)(1) thereof (if the Tenant has the right to terminate the Bloomberg Lease) and (ii) the date Borrower delivers to the Tenant under the Bloomberg Lease a Casualty Statement (as defined in the Bloomberg Lease) pursuant to Section 10.1(B)(1) of the Bloomberg Lease, Borrower shall cause a Qualified Guarantor to deliver to Lender a duly executed Completion Guaranty (or shall deliver a Letter of Credit or cash collateral in an amount necessary to pay the costs of completing the Landlord Restoration Items in lieu thereof); provided, that, in the event thirty-five percent (35%) or more of rentable square footage of the Property is subject to such Casualty, then in lieu of delivering such Completion Guaranty, Borrower may repay the Loan in full within such five (5) Business Day period, which repayment shall not be subject to any Prepayment Fee.
(d)    Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 5.4, or in the Condominium Documents, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than one hundred twenty-five percent (125%) (such value to be determined by Lender in any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the Outstanding Principal Balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Lender’s costs and expenses and any other fees and expenses that have been approved by Lender) or the net Insurance Proceeds (after payment of Lender’s actual out-of-pocket costs and expenses and any other fees and expenses that have been reasonably approved by Lender), as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award or net Insurance Proceeds (as applicable), if any, in excess of the amount required to pay down the Outstanding Principal Balance may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.4.
(e)    All Net Proceeds (i) not required to be made available for the Restoration hereunder or (ii) so long an Event of Default has occurred and is continuing, not required to be returned to Borrower as excess Net Proceeds pursuant to Section 5.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.5 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its reasonable discretion. Additionally, throughout the term of the Loan if an Event of Default is continuing, then Borrower shall pay to Lender, with respect to any payment of the Debt pursuant to this Section 5.4(e) made prior to the Open Prepayment Date, an additional amount equal to the Prepayment Fee; provided, however, that if an Event of Default is not continuing, then no Prepayment Fee shall be payable.
(f)    Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance company makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance company as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower has demonstrated to Lender’s reasonable satisfaction that the remaining Net Proceeds that have been received from the property insurance companies are sufficient to pay 100% of the cost of the Restoration or, if such Net Proceeds are to be applied to repay the Obligations in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to satisfy the Obligations in full.
VI.    CASH MANAGEMENT AND RESERVE FUNDS
Section 6.1.    Cash Management Arrangements. Borrower shall cause all Rents to be transmitted directly by Tenants of the Property into a trust account (the “Clearing Account”) established and maintained by Borrower at Clearing Bank as more fully described in the Clearing Account Agreement. Clearing Bank shall at all times during the term of the Loan be an Eligible Institution. Without in any way limiting the foregoing, if Borrower or Manager receive any Gross Revenues from the Property (other than amounts released from the Deposit Account to Borrower or as designated by Borrower in accordance with Section 6.12.1), then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (iii) Borrower or Manager shall deposit such amounts in the Clearing Account within two (2) Business Days of receipt. Funds deposited into the Clearing Account shall be swept by Clearing Bank on each Business Day into the Deposit Account and applied and disbursed in accordance with this Agreement. Funds in the Deposit Account and the Accounts (including all Reserve Funds) shall be invested in Permitted Investments as directed by Borrower, as more particularly set forth in the Cash Management Agreement; provided, however, if an Event of Default has occurred and is continuing, Lender shall then have the right to direct how funds in the Deposit Account and the Accounts shall be invested in Permitted Investments, subject to Lender’s right to apply such funds in accordance with the terms of this Agreement. Lender shall also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”), as contemplated herein and in the Cash Management Agreement. To the extent Lender elects to replace the then-existing Deposit Bank or Borrower or Lender receives notice from the then-existing Deposit Bank that it intends to terminate the Cash Management Agreement, Borrower shall establish, and cooperate with Lender in Lender’s establishment of, a new Deposit Account at an Eligible Institution selected by Lender and enter into a new Cash Management Agreement that is substantially similar to then-existing Cash Management Agreement (with such changes as are reasonably required or approved by Lender and Borrower) on or prior to the date such then-existing Cash Management Agreement is terminated; provided, that, Lender may from time to time elect unilaterally to select the Deposit Bank and enter into a Cash Management Agreement with such Deposit Bank, and Borrower shall cooperate with Lender and such Deposit Bank in connection therewith in order to facilitate the creation of the Deposit Account and execution of the Cash Management Agreement. The Clearing Account, the Deposit Account and all Accounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom except as expressly provided herein. Borrower shall pay for all expenses of opening and maintaining the Clearing Account, the Deposit Account and all Accounts. Funds deposited into the Deposit Account shall be swept on each Business Day into an operating account as identified by Borrower, unless a Trigger Period is continuing, in which event such funds shall be held in the Deposit Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement.
Section 6.2.    Condominium Funds.
6.2.1    Deposits of Condominium Funds. During the continuance of a Trigger Period, Borrower shall, subject to Sections 6.2.3 hereof, deposit with Lender on each Monthly Payment Date an amount equal to one-twelfth (1/12th) of the Condominium Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months by Borrower for Condominium Common Charges and any special assessments and any other amounts which may become due and payable under the Condominium Documents for the Property (collectively, the “Condominium Charges”) in order to accumulate with Lender sufficient funds to pay all sums billed to Borrower by the Condominium or Condominium Board for Condominium Charges at least ten (10) Business Days prior to the dates due, which amounts shall be transferred into an Account established to hold such funds (the “Condominium Account”). Amounts deposited from time to time into the Condominium Account pursuant to this Section 6.2.1 are referred to herein as the “Condominium Funds”. If at any time Lender reasonably determines that the Condominium Funds will not be sufficient to pay the Condominium Charges, Lender shall notify Borrower of such determination and the succeeding monthly deposits for Condominium Charges shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective dates that such Condominium Charges become delinquent; provided, that, if Borrower receives notice from Lender of any deficiency after the date that is ten (10) days prior to the date that Condominium Charges become delinquent, Borrower will deposit with or on behalf of Lender the amount of such deficiency within three (3) Business Days after its receipt of such notice (provided, that, if the Condominium Charges will become delinquent in less than three (3) Business Days, Borrower will deposit the required amounts within one (1) Business Day).

6.2.2    Release of Condominium Funds. Provided no Event of Default shall exist and remain uncured, Lender shall apply Condominium Funds in the Condominium Account to the timely payment of Condominium Charges. In making any payment relating to Condominium Charges, Lender may do so according to any bill, statement or estimate procured from the Condominium Board or its agent. If the amount of the Condominium Funds shall exceed the amounts due for Condominium Charges, Lender shall return any excess to Borrower or credit such excess against future monthly payments of Condominium Funds to be made. Provided no Event of Default has occurred and remains uncured, any Condominium Funds remaining in the Condominium Account after the Obligations have been paid in full or at such time as there is no Trigger Period continuing, shall be returned, within five (5) Business Days, to Borrower (or, in connection with the repayment of the Obligations in full, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).
6.2.3    Letter of Credit. In lieu of depositing the full amount of Condominium Funds required hereunder in cash, subject to the limitations set forth in Section 6.14, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Condominium Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Condominium Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Condominium Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Condominium Account, Borrower shall be responsible for paying directly all Condominium Charges subject to and in accordance with this Agreement. If Borrower fails to provide evidence reasonably satisfactory to Lender that the Condominium Charges have been paid in accordance with and subject to the terms of this Agreement, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay the Condominium Charges then due. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.2.3 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Condominium Account, taking into account deposits and disbursements from the Condominium Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Condominium Account under Section 6.2.1.
Notwithstanding anything to the contrary in the foregoing provisions of this Section 6.2 or otherwise herein, provided no Event of Default has occurred and is continuing, (i) deposits into the Condominium Account for Condominium Charges pursuant to Section 6.2.1 shall not be required and funds on deposit in the Deposit Account shall not be deposited or applied to the Condominium Account and (ii) to the extent a Trigger Period is continuing (other than due to an Event of Default continuing), the amounts to pay the monthly budgeted Condominium Charges to the extent set forth in the Approved Annual Budget shall be deemed Operating Expenses and disbursed pursuant to Section 6.10.1(vi) of this Agreement.
Section 6.3.    Tax Funds.
6.3.1    Deposits of Tax Funds. During the continuance of a Trigger Period, Borrower shall, subject to Sections 6.3.3 hereof, deposit with Lender on each Monthly Payment

Date an amount equal to one-twelfth (1/12th) of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to the respective dates the same shall become delinquent, which amounts shall be transferred into an Account established to hold such funds (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes (taking into account the monthly deposits of Tax Funds to be made above), Lender shall notify Borrower of such determination and the succeeding monthly deposits for Taxes shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective dates that such Taxes become delinquent; provided, that, if Borrower receives notice from Lender of any deficiency after the date that is ten (10) days prior to the date that Taxes become delinquent, Borrower will deposit with or on behalf of Lender the amount of such deficiency within three (3) Business Days after its receipt of such notice (provided, that, if the Taxes will become delinquent in less than three (3) Business Days, Borrower will deposit the required amounts within one (1) Business Day).
6.3.2    Release of Tax Funds. Provided no Event of Default shall exist and remain uncured, Lender shall apply Tax Funds in the Tax Account to the timely payment of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall return any excess to Borrower or credit such excess against future monthly payments of Tax Funds to be made. Provided no Event of Default has occurred and remains uncured, any Tax Funds remaining in the Tax Account after the Obligations have been paid in full or at such time as there is no Trigger Period continuing, shall be returned, within five (5) Business Days, to Borrower (or, in connection with the repayment of the Obligations in full, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).
6.3.3    Letter of Credit. In lieu of depositing the full amount of Tax Funds required hereunder in cash, subject to the limitations set forth in Section 6.14, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Tax Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Tax Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Tax Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Tax Account, Borrower shall be responsible for paying directly all Taxes subject to and in accordance with this Agreement. If Borrower fails to provide evidence reasonably satisfactory to Lender that the Taxes have been paid in accordance with and subject to the terms of this Agreement, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay the Taxes then due. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.3.3 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Tax Account, taking into account deposits and disbursements from the Tax Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Tax Account under Section 6.3.1.
Notwithstanding anything to the contrary in the foregoing provisions of this Section 6.3 or otherwise herein, provided no Event of Default has occurred and is continuing, the Bloomberg Lease is not in default and Bloomberg pays Taxes directly or reimburses Borrower for Taxes under the Lease, Borrower shall not be required to deposit Tax Funds pursuant to Section 6.3.1 of this Agreement and Borrower shall directly pay Taxes on or before the date such Taxes are due. To the extent Bloomberg remits funds for the payment of unpaid Taxes to Borrower, Borrower shall remit such amounts to Lender within two (2) Business Days of receipt for deposit in the Tax Account or to the extent Bloomberg remits funds for the payment of unpaid Taxes to the Clearing Account, Borrower shall use commercially reasonable efforts to provide written notice to Lender that Bloomberg is depositing funds for the payment of Taxes into the Clearing Account in advance thereof, or reasonably promptly after Borrower becomes aware of such deposit, and Lender shall transfer such amounts to the Tax Account following notice and receipt thereof (in either event such funds are the “Bloomberg Tax Deposit”). Lender shall remit an amount equal to the Bloomberg Tax Deposit from amounts on deposit in the Tax Account to Borrower within two (2) Business Days of receipt of an Officer’s Certificate from Borrower requesting disbursement of the Bloomberg Tax Deposit and certifying that (a) Bloomberg (or Borrower) has deposited the Bloomberg Tax Deposit into the Clearing Account (or that Bloomberg or Borrower are simultaneously with delivery of the Officer’s Certificate making such deposit into the Clearing Account) and (b) Borrower has paid Taxes (or will use the funds to pay Taxes) in the amount of the Bloomberg Tax Deposit.
Section 6.4.    Insurance Funds.
6.4.1    Deposits of Insurance Funds. During the continuance of a Trigger Period, Borrower shall, subject to Sections 6.4.3, and 6.4.4 hereof, deposit with Lender on each Monthly Payment Date, an amount equal to one-twelfth (1/12th) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof, in order to accumulate sufficient funds to pay all such Insurance Premiums at least ten (10) days prior to the expiration of the Policies, which amounts shall be transferred into an Account established to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums (taking into account the monthly deposits of Insurance Funds to be made above), Lender shall notify Borrower of such determination and the succeeding monthly deposits for Insurance Premiums shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to expiration of the Policies.
6.4.2    Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Lender shall apply Insurance Funds in the Insurance Account to the timely payment of Insurance Premiums, provided Borrower shall furnish Lender with all bills, invoices and statements for the Insurance Premiums for which such funds are required at least ten (10) Business Days prior to the date on which such charges first become payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate provided by Borrower pursuant to the foregoing sentence. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall return any excess to Borrower or credit such excess against future monthly payments of Insurance Funds to be made. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full or at such time as there is no Trigger Period continuing, shall be returned, within five (5) Business Days, to Borrower (or, in connection with the repayment of the Obligations in full, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).
6.4.3    Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.4.1, in the event that an Acceptable Blanket Policy is in effect with respect to any of the Policies required pursuant to Section 5.1, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.4.1 above shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. Lender acknowledges that, as of the Closing Date, an Acceptable Blanket Policy is in effect with respect to the Policies required as of the Closing Date pursuant to Section 5.1.
6.4.4    Letter of Credit. In lieu of depositing the full amount of Insurance Funds required hereunder in cash, subject to the limitations set forth in Section 6.14, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Insurance Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Insurance Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Insurance Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Insurance Account, Borrower shall be responsible for paying directly all Insurance Premiums subject to and in accordance with this Agreement. If Borrower fails to provide evidence reasonably satisfactory to Lender that the Insurance Premiums have been paid in accordance with and subject to the terms of this Agreement, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay the Insurance Premiums then due. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.4.4 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Insurance Account, taking into account deposits and disbursements from the Insurance Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Insurance Account under Section 6.4.1.
Section 6.5.    Intentionally Left Blank.
Section 6.6.    Rollover Funds.
6.6.1    Deposits of Rollover Funds.

(a)    Lender shall establish an Account for purposes of holding any Lease Termination Payments (the “Rollover Account”). Amounts deposited from time to time into the Rollover Account pursuant to this Section 6.6.1 are referred to herein as the “Rollover Funds”.
(b)    The following items shall be deposited into the Rollover Account and held as Rollover Funds, and Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Rollover Account pursuant to the Cash Management Agreement: other than Lease Sweep Lease Termination Payments (which shall be deposited into the Lease Sweep Account in accordance with Section 6.8.1 hereof), all sums actually paid by a Tenant under a Lease with respect to (A) a modification of such Lease that materially reduces the Rent paid thereunder or the space demised thereunder, and (B) any rejection, termination, surrender or cancellation of such Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions) (collectively, “Lease Termination Payments”); provided, however, for the avoidance of ambiguity, the reduction in the Tenant Fund (as defined in the Ninth Amendment to the Bloomberg Lease) upon Borrower’s exercise of its Recapture Right (as defined in the Bloomberg Lease) pursuant to the Bloomberg Lease shall not constitute a Lease Termination Payment; provided, however, that, provided no Trigger Event is continuing, any portion of any individual Lease Termination Payment remaining in the Rollover Account (the “Remaining Lease Termination Payments”) after (x) substantially all of the applicable space has been relet or such lesser amount of the applicable space has been relet for not less than the same amount of aggregate rent and recoveries as the terminating tenant and (y) all associated costs have been paid (including, without limitation, brokerage commissions, tenant allowances and improvements, and rent abatements, but specifically excluding any Unpaid TI/LC Obligation Amount which constitutes a “Guaranteed Obligation” as defined in the Guaranty of Bloomberg Obligations), shall be disbursed promptly to Borrower.
6.6.2    Release of Rollover Funds
. Provided no Event of Default shall exist and remain uncured, Lender shall disburse Rollover Funds to Borrower out of the Rollover Account, within five (5) Business Days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Rollover Account is less than $10,000, in which case only one (1) disbursement of the amount remaining in the account shall be made); provided, that, (i) such disbursement is for Acceptable Leasing Expenses; and (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Acceptable Leasing Expenses, and a description thereof, (2) if such work is being performed by Borrower, stating that any tenant improvements at the Property to be funded by the requested disbursement (or the relevant portion thereof as to which such request for funds relates) have been substantially completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements in all material respects, (3) stating that the Acceptable Leasing Expenses (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement, and (4) stating that all previous disbursements of Rollover Funds have been used to pay previously identified Acceptable Leasing Expenses, (B) if requested by Lender, a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender; provided, however, if Borrower is not performing the tenant improvements, then, at Lender’s request, Borrower shall use commercially reasonable efforts to cause the Tenant to deliver the foregoing to the extent required under such Tenant’s Lease, (C) subject to the Lien Waiver Accommodation, copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender; provided, however, that if Borrower is not performing the tenant improvements, then Borrower shall use commercially reasonable efforts to cause the Tenant to deliver the foregoing to the extent required under such Tenant’s Lease, (D) after disbursing amounts in increments of $2,000,000 or more, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not permitted hereunder or under the other Loan Documents, (E) for tenant improvements performed by Borrower with respect to a single demised premises under a Lease in an aggregate amount of $1,000,000 or more, if requested by Lender, with respect to the final disbursement from the Rollover Account for such tenant improvement costs, Borrower shall use commercially reasonable efforts to obtain a current Tenant estoppel certificate in form and substance required under such Tenant’s Lease and otherwise reasonably acceptable to Lender (provided, that, in lieu of such estoppel, Borrower may provide an Officer’s Certificate in form and substance reasonably acceptable to Lender, which Officer’s Certificate must state that all such tenant improvements have been completed or substantially completed (as required under the Lease)) and (F) to the extent in Borrower’s possession or reasonable control (at none but a de minimis cost to Borrower), such other evidence as Lender shall reasonably request to demonstrate that the Acceptable Leasing Expenses to be funded by the requested disbursement have been complete and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower). Any Rollover Funds remaining in the Rollover Account after the Obligations have been paid in full shall be returned, within five (5) Business Days, to Borrower (or, at Borrower’s request, if and as applicable, credited against the payoff amount of the outstanding Obligations on the payoff statement).
6.6.3    Letter of Credit. In lieu of depositing the full amount of Rollover Funds required hereunder in cash, subject to the limitations set forth in Section 6.14, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Rollover Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Rollover Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Rollover Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Rollover Account, Borrower shall be responsible for paying directly all tenant improvement costs, leasing commissions and other leasing costs (without limiting Borrower’s right to receive disbursements in accordance herewith from any cash reserves that are also held by Lender therefor) subject to and in accordance with this Agreement. If Borrower fails to provide evidence reasonably satisfactory to Lender of the payment of any tenant improvement costs, leasing commissions or other leasing costs in accordance with this Agreement or the applicable Lease, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay such leasing costs. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.6.3 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Rollover Account, taking into account deposits and disbursements from the Rollover Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Rollover Account.
Section 6.7.    Bloomberg Reserves.
6.7.1    Bloomberg Tenant Fund Account.
(a)    Borrower shall deposit with Lender (i) on the Closing Date, an amount equal to $10,000,000.00 and (ii) on each Monthly Payment Date during a Bloomberg Lease Sweep Period, provided no Event of Default is continuing, an amount equal to all Available Cash as of such Monthly Payment Date in accordance with Section 6.12.1(x)(A) hereof, in order to accumulate sufficient funds to satisfy certain obligations of Borrower pursuant to Section 6 of the Ninth Amendment to the Bloomberg Lease. All such amounts shall be transferred into an Account (the “Bloomberg Tenant Fund Account”). Amounts deposited from time to time into the Bloomberg Tenant Fund Account pursuant to this Section 6.7.1 are referred to herein as the “Bloomberg Tenant Funds”. Funds in the Bloomberg Tenant Fund Account shall be invested in Permitted Investments in accordance with Section 6.1 hereof. Any income or interest earned on the Bloomberg Tenant Funds on deposit in the Bloomberg Tenant Fund Account shall be deposited into the Bloomberg Tenant Fund Account and count toward the Bloomberg Tenant Fund Required Amount.
(b)    Provided no Event of Default shall exist and remain uncured, Lender shall from time to time disburse Bloomberg Tenant Funds to Borrower out of the Bloomberg Tenant Fund Account, within five (5) Business Days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Bloomberg Tenant Fund Account is less than $10,000, in which case only one (1) disbursement of the amount remaining in the account shall be made); provided, that, the following conditions are satisfied: (i) if such disbursement is for Bloomberg Eligible Alteration Costs, then the request for such disbursement shall be accompanied by (A) an Officer’s Certificate from Borrower (1) describing such Bloomberg Eligible Alteration Costs, (2) stating that Tenant has satisfied all of the requirements pursuant Section 6 of the Ninth Amendment to the Bloomberg Lease to receive such disbursement, (B) a copy of the Disbursement Request (as defined in the Bloomberg Lease) delivered by Bloomberg to Borrower in accordance with the Bloomberg Lease, (C) subject to the Lien Waiver Accommodation, copies of appropriate lien waivers, conditional lien waivers or other evidence of payment reasonably satisfactory to Lender; provided, however, that if Borrower is not performing the applicable work, then Borrower shall use commercially reasonable efforts to cause Bloomberg to deliver the foregoing to the extent required under the Bloomberg Lease (Borrower hereby acknowledges and agrees that the Disbursement Request (as defined in the Bloomberg Lease) required to be delivered by Bloomberg pursuant to the Bloomberg Lease requires delivery such lien waivers), (D) after disbursing amounts in increments of $2,000,000 or more, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not permitted hereunder or under the other Loan Documents, (E) to the extent in Borrower’s possession or reasonable control (without any but a de minimis administrative expense to Borrower) such other documentation or evidence as Lender shall reasonably request to demonstrate that such costs and expenses are being made in accordance with the Bloomberg Lease, and (F) if requested by Lender, after disbursing amounts in increments of $10,000,000, Borrower shall use commercially reasonable efforts to deliver an estoppel certificate from Bloomberg in form and substance reasonably acceptable to Lender (but no more than twice per year, unless an Event of Default is continuing hereunder), or (ii) if such disbursement is for any credit or offset taken by Bloomberg in accordance with Section 6 of the Ninth Amendment to the Bloomberg Lease, then the request for such disbursement shall be accompanied by (A) an Officer’s Certificate from Borrower (1) describing such credit or offset, and (2) stating that Tenant has satisfied all of the requirements pursuant to Section 6 of the Ninth Amendment to the Bloomberg Lease to receive such credit or offset and (B) if requested by Lender, after disbursing amounts in increments of $10,000,000, Borrower shall use commercially reasonable efforts to deliver an estoppel certificate from Bloomberg in form and substance reasonably acceptable to Lender (but no more than twice per year, unless an Event of Default is continuing hereunder).
(c)    For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, the termination of any Trigger Period, including a Bloomberg Lease Sweep Period, shall not result in the release or disbursement of any Bloomberg Tenant Funds on deposit in the Bloomberg Tenant Fund Account to Borrower, but such Bloomberg Tenant Funds shall, subject to the terms hereof, remain available for disbursement to Borrower or Bloomberg in accordance with Section 6.7.1(b), (d) or (e) hereof.
(d)    If (i) the Bloomberg Lease is terminated, and (ii) Bloomberg Tenant Funds are then on deposit in the Bloomberg Tenant Fund Account, then such Bloomberg Tenant Funds shall remain on deposit in the Bloomberg Tenant Fund Account and (A) such Bloomberg Tenant Funds shall be counted as deposits into the Lease Sweep Lease Account for purposes of determining if the Occupancy Conditions have been satisfied and (B) Borrower may request disbursement of such funds, and Lender shall disburse such funds, to pay for Approved Lease Sweep Space Leasing Expenses in accordance with Section 6.8 hereof and otherwise be subject to disbursement as if same were unapplied or unspent Lease Sweep Funds, ceteris paribus, in accordance with Section 6.8.2(b).
(e)    If (i) a Sublease Recapture has occurred under the Bloomberg Lease, (ii) as a result of the occurrence of such Sublease Recapture the Bloomberg Tenant Fund Required Amount is reduced (the difference between the Bloomberg Tenant Fund Required Amount before and after the occurrence of a Sublease Recapture being hereinafter referred to as the “Sublease Recapture Tenant Fund Reduction Amount”), and (iii) Bloomberg Tenant Funds are then on deposit in the Bloomberg Tenant Fund Account on account of such Sublease Recapture Tenant Fund Reduction Amount, then such Sublease Recapture Tenant Fund Reduction Amount shall remain on deposit in the Bloomberg Tenant Fund Account and Borrower may request disbursement of such funds, and Lender shall disburse such funds, to pay for Approved Lease Sweep Space Leasing Expenses in accordance with Section 6.8 hereof.
(f)    Any Bloomberg Tenant Funds remaining in the Bloomberg Tenant Fund Account after the Obligations have been paid in full shall be returned, within five (5) Business Days, to Borrower (or, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).
6.7.2    Bloomberg Capital Upgrade Account.
(a)    On the Closing Date, Borrower shall deposit with Lender an amount equal to $10,000,000.00, which amount shall be available to pay certain obligations of Borrower pursuant to Section 7(F) of the Ninth Amendment to the Bloomberg Lease. All such amounts shall be transferred into an Account (the “Bloomberg CapEx Account”). Amounts deposited from time to time into the Bloomberg CapEx Account pursuant to this Section 6.7.2 are referred to herein as the “Bloomberg CapEx Funds”.
(b)    Provided no Event of Default shall exist and remain uncured, Lender shall disburse Bloomberg CapEx Funds to Borrower out of the Bloomberg CapEx Account, within five (5) Business Days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Bloomberg CapEx Account is less than $10,000, in which case only one (1) disbursement of the amount remaining in the account shall be made); provided, that, the following conditions are satisfied: (i) if such disbursement is for Bloomberg Eligible Capital Upgrade Costs, then the request for disbursement shall be accompanied by (A) an Officer’s Certificate from Borrower (1) describing such Bloomberg Eligible Capital Upgrade Costs, (2) stating that Tenant has satisfied all of the requirements pursuant to Section 7 of the Ninth Amendment to the Bloomberg Lease to receive such disbursement, (3) stating that any work performed at the Property and to be funded by the requested disbursement has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (4) stating that the Bloomberg Eligible Capital Upgrade Costs to be funded from the disbursement in question have not been the subject of a previous disbursement, and (5) stating that all previous disbursements of Bloomberg CapEx Funds have been used to pay previously identified Bloomberg Eligible Capital Upgrade Costs, (B) if requested by Lender, a copy of any license, permit or other approval required by any Governmental Authority in connection with such work and not previously delivered to Lender, (C) subject to the Lien Waiver Accommodation, copies of appropriate lien waivers, conditional lien waivers, or other evidence of payment reasonably satisfactory to Lender, (D) after disbursing amounts in increments of $2,000,000 or more, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not permitted hereunder or under the other Loan Documents, (E) to the extent in Borrower’s possession or reasonable control (without any but a de minimis administrative expense to Borrower) such other documentation or evidence as Lender shall reasonably request to demonstrate that such costs and expenses are being made in accordance with the Bloomberg Lease, (F) if requested by Lender, after disbursing amounts in increments of $10,000,000, Borrower shall use commercially reasonable efforts to deliver an estoppel certificate from Bloomberg in form and substance reasonably acceptable to Lender (but no more than twice per year, unless an Event of Default is continuing hereunder); provided, that, if such disbursement request is for $1,000,000 or more, Lender shall have (if it desires) verified (by an inspection conducted at Borrower’s reasonable out-of-pocket expense) performance of the work associated with such capital improvements or (ii) if such disbursement is for any credit or offset taken by Bloomberg in accordance with Section 7 of the Ninth Amendment to the Bloomberg Lease, then the request for such disbursement shall be accompanied by (A) an Officer’s Certificate from Borrower (1) describing such credit or offset, and (2) stating that Tenant has satisfied all of the requirements pursuant to Section 7 of the Ninth Amendment to the Bloomberg Lease to receive such credit or offset and (B) if requested by Lender, after disbursing amounts in increments of $10,000,000, Borrower shall use commercially reasonable efforts to deliver an estoppel certificate from Bloomberg in form and substance reasonably acceptable to Lender (but no more than twice per year, unless an Event of Default is continuing hereunder).
(c)    For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, the termination of any Trigger Period shall not result in the release or disbursement of any Bloomberg CapEx Funds on deposit in the Bloomberg CapEx Account to Borrower, but such Bloomberg CapEx Funds shall remain available for disbursement to Borrower or Bloomberg in accordance with Section 6.7.2(b) hereof.
(d)    If (i) the Bloomberg Lease is terminated, and (ii) Bloomberg CapEx Funds are then on deposit in the Bloomberg CapEx Account, then such Bloomberg CapEx Funds shall remain on deposit in the Bloomberg CapEx Account and (A) such Bloomberg CapEx Funds shall be counted as deposits into the Lease Sweep Lease Account for purposes of determining if the Occupancy Conditions have been satisfied and (B) Borrower may request disbursement of such funds, and Lender shall disburse such funds, to pay for Approved Lease Sweep Space Leasing Expenses in accordance with Section 6.8 hereof and otherwise be subject to disbursement as if same were unapplied or unspent Lease Sweep Funds, ceteris paribus, in accordance with Section 6.8.2(b).
(e)    If (i) a Sublease Recapture has occurred under the Bloomberg Lease, (ii) as a result of the occurrence of such Sublease Recapture the Landlord’s Portion (as defined in the Bloomberg Lease) is reduced (the difference between the Landlord’s Portion before and after the occurrence of a Sublease Recapture being hereinafter referred to as the “Sublease Recapture Landlord’s Portion Reduction Amount”), and (iii) Bloomberg CapEx Funds are then on deposit in the Bloomberg CapEx Account on account of such Sublease Recapture Landlord’s Portion Reduction Amount, then such Sublease Recapture Landlord’s Portion Reduction Amount shall remain on deposit in the Bloomberg CapEx Account and Borrower may request disbursement of such funds, and Lender shall disburse such funds, to pay for Approved Lease Sweep Space Leasing Expenses in accordance with Section 6.8 hereof.
(f)    Any Bloomberg CapEx Funds remaining in the Bloomberg CapEx Account after the Obligations have been paid in full shall be returned, within five (5) Business Days, to Borrower (or, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).

Section 6.8.    Lease Sweep Funds.
6.8.1    Deposit of Lease Sweep Funds.
(a)    In accordance with Section 6.12.1(x)(B), on each Monthly Payment Date during a Lease Sweep Period, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account established to hold such amounts (the “Lease Sweep Account”). Amounts deposited from time to time into the Lease Sweep Account shall collectively be referred to herein as the “Lease Sweep Funds”.
(b)    In addition to the deposits set forth in clause (a) above, all Lease Sweep Lease Termination Payments shall be deposited into the Lease Sweep Account and held as Lease Sweep Funds and shall be disbursed and released as set forth in Section 6.8.2 below, and Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Deposit Bank to deposit and hold such amounts in the Lease Sweep Account.
6.8.2    Release of Lease Sweep Funds.
(a)    Provided no Event of Default is continuing, Lender shall direct Servicer to disburse Lease Sweep Funds to Borrower out of the Lease Sweep Account, within five (5) Business Days after the delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000 (or a lesser amount if the total amount in the Lease Sweep Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made); provided, that, (i) such disbursement is for Approved Lease Sweep Space Leasing Expenses for the Lease Sweep Space applicable to such Lease Sweep Funds; (ii) the request for disbursement is accompanied by (A) an Officer’s Certificate from Borrower (1) stating that the items to be funded by the requested disbursement are Approved Lease Sweep Space Leasing Expenses, and a description thereof, (2) if such work is being performed by Borrower, stating that any tenant improvements at the Property to be funded by the requested disbursement (or the relevant portion thereof as to which such request for funds relates) have been substantially completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements in all material respects, (3) intentionally left blank, and (4) if such work is being performed by Borrower, stating that the Approved Lease Sweep Space Leasing Expenses to be funded by the requested disbursement have been paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower), less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (5) stating that the Approved Lease Sweep Space Leasing Expenses (or the relevant portions thereof) to be funded from the disbursement in question have not been the subject of a previous disbursement from any Account or included in any previous disbursement of Operating Expenses or Capital Expenditures, (6) stating that all previous disbursements of Lease Sweep Funds have been used to pay the previously identified Approved Lease Sweep Space Leasing Expenses, and (7) if such work is being performed by Borrower, stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full other than any applicable retention amount, (B) if requested by Lender, a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements and not previously delivered to Lender, (C) subject to the Lien Waiver Accommodation, copies of appropriate lien waivers, conditional lien waivers or other evidence of payment satisfactory to Lender, (D) after disbursing amounts in increments of $2,000,000 or more, at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not permitted hereunder or under the other Loan Documents, (E) for tenant improvements performed by Borrower with respect to a single demised premises under a Lease in an aggregate amount of $1,000,000 or more, if requested by Lender, with respect to the final disbursement from the Lease Sweep Account for such tenant improvement costs, Borrower shall use commercially reasonable efforts to obtain a current Tenant estoppel certificate in form and substance required under such Tenant’s Lease and otherwise reasonably acceptable to Lender (provided, that, in lieu of such estoppel, Borrower may provide an Officer’s Certificate in form and substance reasonably acceptable to Lender, which Officer’s Certificate must state that all such tenant improvements have been completed or substantially completed (as required under the Lease)), and (F) to the extent in Borrower’s possession or reasonable control (at none but a de minimis cost to Borrower), such other evidence as Lender shall reasonably request to demonstrate that the Approved Lease Sweep Space Leasing Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower (or the portion thereof as to which such request for disbursement has been submitted has been completed and is paid for (other than any retention amount which is not a part of such disbursement request) or will be paid upon such disbursement to Borrower).
(b)    Provided no Event of Default is continuing, funds on deposit in the Lease Sweep Account with respect to a Lease Sweep Space not previously disbursed or applied shall be disbursed (x) provided no Trigger Period is continuing, to Borrower (which disbursement shall be made within five (5) Business Days of the termination of any continuing Trigger Period) or (y) if a Trigger Period is continuing, on the next occurring Monthly Payment Date in accordance Section 6.12.1; provided, however:
(i)    if the Lease Sweep Period for such Lease Sweep Space ceased as described by clause (ii)(A) of the definition of Lease Sweep Period, any such remaining Lease Sweep Funds applicable to the Lease Sweep Space in question will be disbursed once all Occupancy Conditions are satisfied with respect to such Lease Sweep Space; provided, however, Lender shall retain in the Lease Sweep Account an amount equal to (y) any Unpaid TI/LC Obligations Amount (but specifically excluding any Unpaid TI/LC Obligations Amount which constitutes a “Guaranteed Obligation” as defined in the Guaranty of Bloomberg Obligations; provided, that, such Unpaid TI/LC Obligation Amount shall only be excluded if the Bloomberg Lease has not been amended or modified in a manner that Lender reasonably determines would require such Unpaid TI/LC Obligation Amount to be reserved during the Term), as reasonably determined by Lender, which amount will be periodically disbursed for Approved Lease Sweep Space Leasing Expenses in accordance with Section 6.8.2(a) and (z) any Remaining Rent

Abatement Amount, as reasonably determined by Lender, which amount will be disbursed on each Monthly Payment Date in amounts sufficient to replicate full contractual rents under each applicable Lease in accordance with a schedule to be delivered to, and reasonably approved by, Lender; or
(ii)    if the Lease Sweep Period for such Lease Sweep Space ceased as described by clause (ii)(B), (ii)(C) or (ii)(D) of the definition of Lease Sweep Period, all remaining Lease Sweep Funds applicable to the Lease Sweep Space in question will be disbursed once the applicable conditions described in clause (ii)(B), (ii)(C) or (ii)(D) of the definition of Lease Sweep Period have been met.
(c)    During the continuance of a Lease Sweep Period and so long as no Event of Default is continuing, to the extent that there are insufficient funds on deposit in the Deposit Account on any Monthly Payment Date, Borrower shall be permitted, within two (2) Business Days of Borrower’s written request to Lender, to use amounts on deposit in the Lease Sweep Account to make the disbursements for the Permitted Operating Shortfall Disbursements on such Monthly Payment Date; provided, however, (A) in no event shall Permitted Operating Shortfall Disbursements on account of Debt Service exceed $10,000,000 in the aggregate during the entire Term, and (B) any such Permitted Operating Shortfall Disbursement shall be made in the order of priority set forth in Section 6.12.1 hereof.
6.8.3    Letter of Credit. In lieu of depositing the full amount of Lease Sweep Funds required hereunder in cash, subject to the limitations set forth in Section 6.14, Borrower may deliver to Lender a Letter of Credit for all or any portion of such Lease Sweep Funds. The aggregate amount of any Letter of Credit and/or cash on deposit with respect to the Lease Sweep Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit at such time in the Lease Sweep Account pursuant to this Agreement. If Borrower delivers to Lender a Letter of Credit in lieu of depositing cash into the Lease Sweep Account, Borrower shall be responsible for paying directly all tenant improvement costs, leasing commissions and other leasing costs (without limiting Borrower’s right to receive disbursements in accordance herewith from any cash reserves that are also held by Lender therefor) subject to and in accordance with this Agreement. If Borrower fails to provide evidence reasonably satisfactory to Lender of the payment of any tenant improvement costs, leasing commissions or other leasing costs in accordance with this Agreement or the applicable Lease, Lender shall have the right without prior notice to Borrower to draw on the Letter of Credit in an amount sufficient to pay such leasing costs. Provided that no Event of Default has occurred and is continuing, the amount of any Letter of Credit delivered pursuant to this Section 6.8.3 may, at Borrower’s discretion, from time to time be decreased to an amount equal to the then outstanding amounts required to be on deposit in the Lease Sweep Account, taking into account deposits and disbursements from the Lease Sweep Account that would have been made subject to and in accordance with this Agreement if cash had been deposited into the Lease Sweep Account.
Section 6.9.    Intentionally Left Blank
.

Section 6.10.    Casualty and Condemnation Account. Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3 (but subject to Section 5.4), which amounts shall be transferred into an Account established to hold such funds (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.10 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Sections 5.2, 5.3 and 5.4 hereof.
Section 6.11.    Cash Collateral Funds.
(a)    If a Trigger Period is continuing (other than a Trigger Period continuing because of the continuance of a Bloomberg Lease Sweep Period or a Lease Sweep Period), all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into an Account established to hold such amounts (the “Cash Collateral Account”) to be held by Lender as cash collateral for the Debt. Amounts on deposit from time to time in the Cash Collateral Account pursuant to this Section 6.11 are referred to as the “Cash Collateral Funds”. Any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall be (i) if a Bloomberg Lease Sweep Period or a Lease Sweep Period is continuing, added to the funds deposited into the Deposit Account and disbursed on the next Monthly Payment Date pursuant to Section 6.12.1 hereof or (ii) if no Trigger Period is then continuing, disbursed to Borrower within five (5) Business Days of the termination of such Trigger Period.
(b)    During the continuance of a Low Debt Yield Period and so long as no Event of Default is continuing, to the extent that there are insufficient funds on deposit in the Deposit Account on any Monthly Payment Date, Borrower shall be permitted, within two (2) Business Days of Borrower’s written request to Lender, to use amounts on deposit in the Cash Collateral Account (other than Low Debt Yield Avoidance Collateral) (i) to make the disbursements set out in Section 6.12.1(i) through (vii) on such Monthly Payment Date (collectively, the “Permitted Operating Shortfall Disbursements”) and (ii) to pay Approved Capital Expenditures and Acceptable Leasing Expenses; provided, however, (A) in no event shall Permitted Operating Shortfall Disbursements on account of Debt Service exceed $10,000,000 in the aggregate during the entire Term, (B) any such Permitted Operating Shortfall Disbursement shall be made in the order of priority set forth in Section 6.12.1 hereof or as otherwise acceptable to Lender, and (C) notwithstanding the foregoing, during the continuance of an Event of Default, if the Loan has not been accelerated, the Maturity Date has not occurred and Lender has not commenced enforcement of its remedies pursuant to the Loan Documents, upon Borrower’s written request, Cash Collateral Funds (other than Low Debt Yield Avoidance Collateral) shall be made available to Borrower to make the disbursements set out in Section 6.12.1(i), (ii) and (iv) and expenses included in the Approved Annual Budget that are non-discretionary Operating Expenses reasonably incurred by Borrower.
(c)    If no Event of Default or Low Debt Yield Period is continuing, any Cash Collateral Funds on deposit in the Cash Collateral Account not previously disbursed or applied shall be (i) added to the funds deposited into the Deposit Account and disbursed on the next

Monthly Payment Date pursuant to Section 6.12.1 hereof, if a Bloomberg Lease Sweep Period or a Lease Sweep Period is continuing, or (ii) disbursed to Borrower, if no Trigger Period is continuing (which disbursement shall be made within five (5) Business Days of the termination of any continuing Trigger Period).
(d)    So long as no other Trigger Period is continuing, (i) the Low Debt Yield Avoidance Collateral, whether in the form of cash or Letter of Credit, shall be released to Borrower if the Debt Yield without adjustment on account of the Low Debt Yield Avoidance Collateral is equal to or exceeds eleven percent (11%) for two (2) consecutive Calculation Dates, as reasonably determined by Lender, and/or (ii) if as of any Calculation Date the amount of the Low Debt Yield Avoidance Collateral on deposit with Lender exceeds the Low Debt Yield Avoidance Amount calculated by Lender as of such Calculation Date, upon written request by Borrower, (A) if the Low Debt Yield Avoidance Collateral is in the form of cash, the amount of such Low Debt Yield Avoidance Collateral on deposit with Lender in excess of the Low Debt Yield Avoidance Amount calculated by Lender as of such Calculation Date, shall be released to Borrower, and (B) if the Low Debt Yield Avoidance Collateral is in the form of a Letter of Credit, Lender shall reasonably cooperate with Borrower, at Borrower’s sole cost and expense, to permit a reduction in the notional amount of such Letter of Credit to an amount that equals or exceeds to the Low Debt Yield Avoidance Amount calculated by Lender as of such Calculation Date. At any time during the continuance of an Event of Default, Lender shall have the right, without prior notice to Borrower, to draw on any Letter of Credit delivered to Lender as Low Debt Yield Avoidance Collateral and deposit the proceeds thereof in the Cash Collateral Account, which amount may be applied by Lender in accordance with Section 6.12.3 hereof.
Section 6.12.    Property Cash Flow Allocation.
6.12.1    Order of Priority of Funds in Deposit Account. Provided no Trigger Event has occurred and is continuing, on each Business Day all funds deposited in the Deposit Account shall be disbursed to or as directed by Borrower by wire transfer. During the continuance of any Trigger Period, on each Monthly Payment Date during the Term, except upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Deposit Account shall be applied on such Monthly Payment Date in the following order of priority (after the transfer to the Casualty and Condemnation Account of any Net Proceeds required to be deposited therein pursuant to Section 6.10):
(i)    First, to the Tax Account, to make the required payments of Tax Funds as required under Section 6.3 (subject, for the avoidance of doubt, to the last paragraph of Section 6.3);
(ii)    Second, to the Insurance Account, to make any required payments of Insurance Funds as, and to the extent, required under Section 6.4;
(iii)    Third, to Lender, funds sufficient to pay interest due on such Monthly Payment Date, together with any other amounts then due to Lender for late payment charges, including, without limitation, interest at the Default Rate

(other than those required to be paid pursuant to the other clauses of this Section 6.12);
(iv)    Fourth, to the Condominium Account, to make the required payments of Condominium Funds as required under Section 6.2;
(v)    Fifth, to Lender, of any other amounts then due and payable under the Loan Documents;
(vi)    Sixth, subject to the terms of the Cash Management Agreement, to Borrower, funds in an amount equal to the Monthly Operating Expense Budgeted Amount (excluding Insurance Premiums);
(vii)    Seventh, to Borrower, payments for Approved Extraordinary Expenses, if any; and
(viii)    Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (ix) above (the “Available Cash”) to:
(A)    if a Bloomberg Lease Sweep Period is continuing (regardless of whether a Lease Sweep Period or a Low Debt Yield Period is continuing; provided, however, if a Lease Sweep Period is continuing as a result of the surrender, cancellation or termination of the Bloomberg Lease as described in clause (i)(b) of the definition of Lease Sweep Lease, then Available Cash shall be deposited in accordance with clause (B) below), to the Bloomberg Tenant Fund Account to be held and disbursed in accordance with Section 6.7.1 hereof;
(B)    if a Lease Sweep Period is continuing (provided that no Bloomberg Lease Sweep Period is continuing, but regardless of whether a Low Debt Yield Period is continuing; provided, however, if a Bloomberg Lease Sweep Period is continuing and a Lease Sweep Period is continuing as a result of the surrender, cancellation or termination of the Bloomberg Lease as described in clause (i)(b) of the definition of Lease Sweep Lease, then Available Cash shall be deposited in accordance with this clause (B)), to the Lease Sweep Account to be held or disbursed in accordance with Section 6.8 hereof, or
(C)    if a Low Debt Yield Period is continuing (provided that no Bloomberg Lease Sweep Period or Lease Sweep Period is continuing), to the Cash Collateral Account to be held or disbursed in accordance with Section 6.11 hereof.
6.12.2    Failure to Make Payments. Notwithstanding anything to the contrary contained herein, the failure of Borrower to make all of the payments (whether to Lender to any other applicable payee) required under clauses (i) through (v) of Section 6.12.1 in full on each

Monthly Payment Date (subject to any applicable cure period expressly set forth herein) shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account (as opposed to subaccounts thereof) for such payments, and Borrower is not otherwise in Default hereunder, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.
6.12.3    Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, during the continuance of an Event of Default and following the acceleration of all or any portion of the Debt or the occurrence of the Maturity Date, Lender may, at its option, in its sole and absolute discretion, at any time and from time to time, withdraw the Reserve Funds, including without limitation, all Cash Collateral Funds (including any Low Debt Yield Avoidance Collateral) then on deposit in the Cash Collateral Account, and/or any other funds of Borrower that are from time to time in the possession of Lender, Servicer or Deposit Bank (including, without limitation, any Gross Revenue and Reserve Funds on deposit in any Cash Management Account) and apply such funds to (i) the payment of the items for which the Reserve Funds were established, (ii) the payment of Lender’s costs and expenses and/or to any other amounts owed by Borrower to any Person and/or to any other Property-related costs and expenses (including without limitation, operating expenses, capital expenditures, tenant improvements, tenant allowances and leasing commissions), and (iii) following the acceleration of all or any portion of the Debt or the occurrence of the Maturity Date, the payment of the Obligations (including, without limitation, to make a prepayment of principal (together with the Prepayment Fee, if any, applicable thereto) or any other amounts due hereunder), which application of funds shall be in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender may make any such application without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise its other rights under the Loan Documents. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.
Section 6.13.    Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all Other Obligations, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all of Borrower’s right, title and interest in and to all payments to or monies held in the Clearing Account, the Deposit Account and Accounts (collectively, the “Cash Management Accounts”). Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Rents to Lender or (ii) deposit of such Rents into the Deposit Account. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto (other than the Liens created pursuant to the Loan Documents and the Permitted Encumbrances). This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. The Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender; provided, however, Reserve Funds shall not be commingled. Provided no Event of Default has occurred and is continuing, all interest and income which accrues on the funds on deposit in the Accounts (including, without limitation, the Rollover Account, the Bloomberg Tenant Fund Account, the Bloomberg CapEx Account, the Lease Sweep Account, the Casualty and Condemnation Account, the Cash Collateral Account and the Deposit Account) shall accrue for the benefit of Borrower and shall be taxable to Borrower and, provided no Event of Default has occurred and is continuing, shall be added to the applicable Account and disbursed in the same manner and under the same conditions as the principal sum on which said interest or income accrued. Notwithstanding anything to the contrary contained herein, upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall, within five (5) Business Days, be disbursed to Borrower (or, at Borrower’s request, credited against the payoff amount of the outstanding Obligations on the payoff statement).
Section 6.14.    Limitations on Letters of Credit/Guarantees. The aggregate amount of all Letters of Credit, Alteration Deficiency Guaranties and other guaranties provided by Borrower pursuant to this Agreement (excluding, however, the Completion Guaranty, the Guaranty of Bloomberg Obligations and the Guaranty of Recourse Obligations), shall not exceed ten percent (10%) of the Outstanding Principal Balance, in each case to the extent outstanding at the time of determination, unless (i) Borrower delivers to Lender an opinion of counsel to the effect that delivery of such Letter of Credit, Alteration Deficiency Guaranty or other guaranty does not alter the conclusion reached in the Insolvency Opinion or a new non-consolidation opinion, in each case which opinion and any counsel delivering such opinion (if not counsel who delivered the Insolvency Opinion) shall be reasonably acceptable to Lender and to the Rating Agencies (as evidenced by receipt of Rating Agency Confirmation; provided, that, to the extent any Rating Agency refuses to review such matter, such Rating Agency Confirmation requirement shall be deemed waived with respect to such Rating Agency), or (ii) in the case of a Letter of Credit, Borrower shall have no reimbursement obligations with respect to such Letter of Credit and such Letter of Credit shall be a capital contribution to Borrower and shall be accompanied by the execution and delivery of a contribution agreement in the form attached hereto as Exhibit D.
VII.    PERMITTED TRANSFERS
Section 7.1.    Permitted Transfer of the Entire Property.
(a)    Notwithstanding the provisions of Section 4.2, Borrower shall have, following the earlier to occur of (i) a Securitization of the Loan or (ii) the date that is six (6) months subsequent to the Closing Date (the “Permitted Transfer Date”), the right to (x) convey the entire Property in its entirety to any Person (a “Transferee Borrower”), and have such Transferee Borrower assume all of Borrower’s obligations under the Loan Documents (a “Property Sale”), or (y) transfer (but not pledge) direct or indirect equity interests in Borrower to a Transferee Borrower which would not be a Permitted Transfer hereunder (an “Equity Sale”), subject to the terms and full satisfaction of all of the conditions precedent set forth in Section 7.1(b) (each, a “Transfer and Assumption”).
(b)    Each Transfer and Assumption shall be subject to the following conditions:

(i)    Borrower shall have provided Lender with not less than thirty (30) days prior written notice, which notice shall contain sufficient detail to enable Lender to reasonably determine that the Transferee Borrower complies with the requirements set forth herein;
(ii)    no Event of Default shall have occurred and be continuing;
(iii)    if such Transfer and Assumption is a Property Sale, the Transferee Borrower shall be a Special Purpose Bankruptcy Remote Entity in accordance with Section 4.4, and if such Transfer and Assumption is an Equity Sale, Borrower will continue to be a Special Purpose Bankruptcy Remote Entity;
(iv)    Transferee Borrower or Borrower, as the case may be, shall be Controlled by a Person (an “Eligible Control Person”) who (x) is a Qualified Transferee owning, directly or indirectly, not less than fifteen percent (15%) of the equity interests in Transferee Borrower or Borrower, as applicable, (y) prior to a Securitization, whose identity and experience is reasonably acceptable to Lender (it being acknowledged and agreed that Bloomberg is reasonably acceptable to Lender for purposes hereof) and (z) is an Eligible Qualified Owner (provided, that, for purposes of this clause (z), such Eligible Qualified Owner need not satisfy the Experience Threshold if such Eligible Qualified Owner engages an Unaffiliated Qualified Manager to operate and manage the Property);
(v)    immediately following such Transfer and Assumption, the Property shall be managed by (x) a Qualified Manager, (y) an Affiliate of the Transferee Borrower (in the case of a Property Sale) or Borrower (in the case of an Equity Sale) or (z) any other property manager acceptable to Lender;
(vi)    in the case of a Property Sale, Transferee Borrower shall have executed and delivered to Lender an assumption agreement in form and substance reasonably acceptable to Lender;
(vii)    intentionally left blank;
(viii)    one or more Approved Replacement Guarantors (each, a “Transferee Guarantor”) shall deliver to Lender (A) a guaranty of recourse obligations (in the same form as the Guaranty of Recourse Obligations delivered to Lender by Guarantor on the Closing Date), (B) a guaranty of certain obligations under the Bloomberg Lease (in the same form as the Guaranty of Bloomberg Obligations delivered to Lender by Guarantor on the Closing Date) and (C) an environmental indemnity agreement (in the same form as the Environmental Indemnity delivered to Lender by Guarantor on the Closing Date), pursuant to which, in each case, the Transferee Guarantor(s) agree(s) to be liable under each such guaranty or indemnity agreement from and after the date of such Transfer and Assumption (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations for acts that arise from and after the date of such Transfer and Assumption) and such Transferee Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement);
(ix)    Transferee Borrower or Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the organization and existence of Transferee Borrower, Transferee Guarantor or Borrower;
(x)    (A) Transferee Borrower and Transferee Guarantor, (B) any Person that Controls Transferee Guarantor, Transferee Borrower or Borrower or owns an equity interest in Transferee Guarantor, Transferee Borrower or Borrower or any Person that Controls Transferee Borrower or Borrower which equals or exceeds (i) prior to a Securitization, ten percent (10%) or, (ii) following a Securitization, twenty percent (20%) and (C) any other Person reasonably required by Lender in order for Lender to fulfill Patriot Act compliance guidelines required by the Patriot Act in connection with such Transfer and Assumption shall, in each case, be a Qualified Transferee;
(xi)    Lender shall have received a Rating Agency Confirmation from each of the applicable Rating Agencies; provided, that, to the extent any Rating Agency refuses to review such matter, such Rating Agency Confirmation requirement shall be deemed waived with respect to such Rating Agency;
(xii)    counsel to Transferee Borrower, Transferee Guarantor and/or Borrower shall deliver to Lender opinions, from the same law firms that provided similar opinions on the Closing Date (or their applicable successors) or other nationally recognized law firms, in form and substance reasonably satisfactory to Lender as to such matters as Lender shall reasonably require, which may include opinions as to substantially the same matters as were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion);
(xiii)    Transferee Borrower or Borrower shall deliver to Lender, upon such conveyance, a transfer fee equal to $350,000; provided, however, the transfer fee with respect to the first Transfer and Assumption subject to and in accordance with this Section 7.1 shall be $250,000;
(xiv)    Transferee Borrower shall (I) remake the representations contained herein relating to ERISA matters (and, upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters;

(xv)    Transferee Borrower (in connection with a Property Sale) and Borrower (in connection with an Equity Sale) must be able to satisfy, at the time of consummation of the Transfer and Assumption, the representations and covenants set forth in Sections 3.1.8, 3.1.26, 4.31 and 4.32;
(xvi)    if the consummation of such Transfer and Assumption causes Borrower and Tenant to become Affiliates (i.e., Bloomberg or an Affiliate of Bloomberg owns directly or indirectly fifty percent (50%) or more of the ownership interests in Borrower or Control Borrower), then (A) Lender and Tenant shall enter into a new subordination, non-disturbance and attornment agreement, which agreement shall provide Lender with the right to enforce the Bloomberg Lease directly against Bloomberg and which shall otherwise be in form and substance acceptable to Lender, (B) any Bloomberg Letter of Credit or other credit support provided by Bloomberg in connection with the Bloomberg Lease shall be transferred to Lender and Lender shall be entitled to all of the rights and remedies of the “Landlord” under the Bloomberg Lease with respect to such Bloomberg Letter of Credit, (C) the definition of Springing Recourse Event hereunder (and the Guaranteed Obligations as defined in the Guaranty of Recourse Obligations) shall be revised to provide that the Obligations shall be fully recourse to Borrower and the applicable Approved Replacement Guarantor in the event of any termination, rejection or cancellation of the Bloomberg Lease by or on behalf of Borrower in violation of the terms of this Agreement, or any consent granted by Borrower to terminate, reject or cancel the Bloomberg Lease in violation of the terms of this Agreement without the prior written consent of Lender, or if Borrower shall consent to any assignment or sublease of the Bloomberg Lease in violation of the terms of this Agreement without the prior written consent of Lender; and
(xvii)    Transferee Borrower and/or Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements) in connection with the Transfer and Assumption (which amount shall be in addition to any Assumption fees payable hereunder).
Section 7.2.    Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder without any consent or approval of Lender and without the requirement to satisfy any other conditions and without the payment of any fee:
(a)    all Leases and all equipment leases that satisfy the requirements of Section 4.21;
(b)    any Transfer and Assumption entered into in compliance with Section 7.1;
(c)    all Permitted Encumbrances;

(d)    the transfer of publicly traded shares, units or other publicly traded interests in any indirect equity owner of Borrower; provided, that, the Control and Ownership Condition is satisfied;
(e)    an Approved Upper-Tier Pledge;
(f)    Following the Permitted Transfer Date, a Transfer (other than a mortgage, pledge, hypothecation, encumbrance, grant of a security interest in, or any creation or issuance of Debt-Like Preferred Equity) of any direct or indirect beneficial interests in Borrower; provided, that:
(i)    Lender receives thirty (30) days’ prior written notice thereof, unless such Transfer is between or among the direct or indirect beneficial owners of Borrower, and/or the Affiliates of the direct or indirect beneficial owners of Borrower, as of the Closing Date;
(ii)    subsequent to such Transfer, not less than fifteen percent (15%) of the equity interests in Borrower are owned (directly or indirectly) and Borrower is Controlled by ALX and the ALX Ownership Condition is satisfied or its permitted successor pursuant to a prior merger, consolidation or sale in connection with a ALX/EQO Transfer or an Eligible Control Person pursuant to a prior Transfer and Assumption in accordance with Section 7.1 above;
(iii)    immediately prior to such Transfer, no Event of Default shall have occurred and be continuing;
(iv)    subsequent to such Transfer, Borrower will continue to be a Special Purpose Bankruptcy Remote Entity;
(v)    such Transfer does not result in a violation of any Legal Requirements, including, without limitation, ERISA and the Patriot Act;
(vi)    if such Transfer would cause the transferee, together with its Affiliates, to Control Borrower or Guarantor or to acquire or to increase its direct or indirect interest in Borrower or Guarantor or any Person that Controls Borrower to an amount that exceeds, (i) prior to a Securitization, ten percent (10%) or (ii) following a Securitization, twenty percent (20%), such transferee shall be a Qualified Transferee;
(vii)    if such Transfer results in any Person acquiring more than forty-nine percent (49%) of the direct or indirect equity interest in Borrower and such Person did not own more than forty-nine percent (49%) of the direct or indirect equity interest in Borrower on the Closing Date, Borrower shall have delivered to Lender with respect to such Person a new non-consolidation opinion from the law firm that provided the Insolvency Opinion on the Closing Date (or its successor) or another nationally recognized law firm, in form and substance reasonably satisfactory to Lender that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies; and
(viii)    the Property shall continue to be managed by a Qualified Manager or any other property manager in accordance with the requirements of Section 4.14.2;
(g)    all Permitted 731 Transfers; provided, that, if any ALX/EQO Transfer results in any Person (together with such Person’s Affiliates) acquiring more than forty-nine percent (49%) of the direct or indirect equity interest in Borrower and such Person (together with its Affiliates) did not own more than forty-nine percent (49%) of the direct or indirect equity interest in Borrower on the Closing Date, Borrower shall have delivered to Lender with respect to such Person a new non-consolidation opinion from the law firm that provided the Insolvency Opinion on the Closing Date (or its successor) or another nationally recognized law firm, in form and substance reasonably satisfactory to Lender that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies;
(h)    Transfers or disposal of building equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Mortgage; provided, that, such Transfer or disposal would not reasonably be expected to and does not have a Material Adverse Effect on the value of the Property taken as a whole, will not materially impair the utility or condition of the Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under any Lease, in any such case as a result thereof, and provided, further, that any new building equipment acquired by Borrower shall be subject to the Lien of the Mortgage, it being agreed that Lender shall, from time to time, upon receipt of a written request from Borrower in which Borrower represents and warrants that the conditions set forth above are satisfied, execute a written instrument in form reasonably satisfactory to Lender to confirm that such building equipment which is to be, or has been, sold or disposed of is free from the Lien of the Mortgage. Borrower shall execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect Lender’s security interest in any such new building equipment, as Lender may reasonably require; and
(i)    (i) immaterial Transfers of portions of the Property to Governmental Authorities for dedication and (ii) granting of easements, restrictions, covenants, reservations and rights-of-way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided in each case that no such grant shall materially impair the utility and operation of the Property, result in a breach or violation of the Condominium Documents or would reasonably be expected to or does result in a Material Adverse Effect, it being agreed that, in connection with any Transfer permitted pursuant to this clause (h), Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Property affected by such Transfer from the Lien of the Mortgage or, in the case of clause (ii) above, to subordinate the Lien of the Mortgage to such easements, restrictions, covenants, reservations and rights-of-way or other similar grants upon receipt by Lender of: (A) thirty (30) days’ prior written notice thereof; (B) a copy of the instrument or instruments of Transfer; (C) an Officer’s Certificate stating (I) with respect to any Transfer, the consideration, if any, being paid for the Transfer, (II) that such Transfer does not materially impair the utility, condition and operation of the applicable Individual Property or materially reduce the value of the Property, and (III) that such Transfer complies with all Legal Requirements and the Condominium Documents and would not reasonably be expected to, and does not result in, a Material Adverse Effect and (D) reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred in connection with such Transfer. Notwithstanding the foregoing, if the Loan is included in a REMIC Trust and, immediately following a release of a portion of the Lien of the Mortgage pursuant to this Section 7.2(i), if the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than one hundred twenty-five percent (125%) (such value to be determined by Lender by any commercially reasonable method permitted to a REMIC Trust, and which shall exclude the value of personal property and going concern value, if any), the Outstanding Principal Balance must be paid down by a “qualified amount” as that term is defined in IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of such release.
Notwithstanding anything to the contrary contained in this Section 7.2, if, as a result of any Transfer, Guarantor no longer Controls Borrower and owns any direct or indirect interest in Borrower (or if there were two or more Guarantors immediately prior to such Transfer, no Guarantor any longer Controls Borrower or any such Guarantor no longer has a direct or indirect interest in Borrower), it shall also be a condition for such Transfer to be a Permitted Transfer that one or more Approved Replacement Guarantors shall execute and deliver a guaranty of recourse obligations (in the same form as the Guaranty of Recourse Obligations delivered to Lender by Guarantor on the Closing Date), a guaranty of certain obligations under the Bloomberg Lease (in the same form as the Guaranty of Bloomberg Obligations delivered to Lender by Guarantor on the Closing Date), and an environmental indemnity agreement (in the same form as the Environmental Indemnity delivered to Lender by Guarantor on the Closing Date) on or prior to the date of such Transfer, pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty and indemnity agreement from and after the date of such Transfer (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations from acts that arise from and after the date of such Transfer other than the acts or actions of the released Guarantor or any Affiliate thereof (or any Person acting on behalf thereof) and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement); provided, however, that the previous guarantors shall have the burden of proof with respect to any events or acts that such guarantors allege to have occurred after the date of any such release in accordance with the terms hereof and the replacement guarantors shall have the burden of proof with respect to any events or acts that such replacement guarantors allege to have occurred prior to the date such guarantors became replacement guarantors hereunder).

Section 7.3.    Cost and Expenses; Searches; Copies.
(a)    Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees, if applicable.
(b)    Borrower shall provide Lender with copies of all revised and/or new organizational documents (if any) relating to any Permitted Transfer (excluding Transfers of interests in ALX, VRT or VRLP) and provide an updated, certified organizational chart.
(c)    In connection with any Permitted Transfer (excluding Transfers of interests in ALX or VRT), to the extent a transferee, together with its Affiliates, shall obtain Control of Borrower or Guarantor or own (i) if prior to a Securitization, ten percent (10%) or more, or (ii) if following a Securitization, twenty percent (20%) or more, in either case, of the direct or indirect ownership interests in Borrower, Guarantor or any Person that Controls Borrower immediately following such transfer (provided such transferee, together with its Affiliates, owned, (i) if prior to Securitization, less than ten percent (10%) or (ii) if following a Securitization, less than twenty percent (20%), in either case, of the direct or indirect ownership interests in Borrower or Guarantor or each Person that Controlled Borrower as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out-of-pocket costs and expenses in connection therewith), the information necessary for Lender to obtain Satisfactory Search Results with respect to such transferee and its direct and indirect owners who will Control Borrower or Guarantor and/or (i) if prior to a Securitization, own a ten percent (10%) or greater ownership interest or (ii) if following a Securitization, own a twenty (20%) or greater ownership interest, in either case, in Borrower, Guarantor or any Person that Controls Borrower as a result of such proposed transfer.
VIII.    DEFAULTS
Section 8.1.    Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)    if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, except to the extent that aggregate sums are on deposit in the Clearing Account, Deposit Account and/or in the Cash Collateral Account sufficient to make any such payment and all other payments required to be made pursuant to clauses (i), (ii) and (iii) of Section 6.12.1 and Lender’s access to such sums is not restricted or constrained in any manner, or (D) the Prepayment Fee is not paid when due;

(ii)    if any amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower, except to the extent that either (x) sums sufficient to make such payments are on deposit in the Account established to hold funds for making such payment or (y) aggregate sums are on deposit in the Clearing Account, the Deposit Account and/or in the Cash Collateral Account sufficient to make such payment and all other payments required to be made in advance of such payment pursuant to Section 6.12.1 and, in either case, Lender’s access to such sums is not restricted or constrained in any manner;
(iii)    subject to Borrower’s right to contest pursuant to the terms of this Agreement, if any of the Taxes or Other Charges are not paid when due, except to the extent that either (x) sums sufficient to make such payments are on deposit in the Tax Account or (y) aggregate sums are on deposit in the Clearing Account, the Deposit Account and/or in the Cash Collateral Account sufficient to make such payment and, in either case, Lender’s access to such sums is not restricted or constrained in any manner;
(iv)    (x) if the Policies are not kept in full force and effect, except to the extent that such Policies lapse due to the nonpayment of Insurance Premiums and either (a) sums sufficient to make such payments are on deposit in the Insurance Account or (b) aggregate sums are on deposit in the Clearing Account, the Deposit Account and/or in the Cash Collateral Account sufficient to make such payment and the other payments required to be made pursuant to clause (ii) of Section 6.12.1 and, in either case, Lender’s access to such sums is not restricted or constrained in any manner; or (y) (A) if Lender has not received evidence of the insurance required hereunder being renewed at least three (3) Business Days prior to expiration of the Policies or (B) copies of the Policies (or other evidence of required insurance reasonably acceptable to Lender) are not delivered to Lender on or prior to the date the same are to be delivered hereunder and such failure specified in this clause (B) continues for ten (10) days following written notice from Lender to Borrower thereof;
(v)    if, except as permitted under this Agreement (including all Permitted Transfers), a Transfer occurs;
(vi)    if any representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material adverse respect as of the date such representation or warranty was made; provided, however, that with respect to any such breach which is susceptible of being cured, such breach shall not be deemed an Event of Default hereunder unless and until it shall remain uncured for thirty (30) days after Borrower receives notice of such breach and, if such breach cannot reasonably be cured within such thirty (30) day period and Borrower commences to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure same, Borrower shall have such additional time as is reasonably necessary to cure such breach, but not in excess of sixty (60) days from the date the original notice from Lender was received by Borrower plus time necessary for Excusable Delay; provided, that, Borrower acknowledges and agrees that the representations and warranties set forth in Sections 3.1.4, 3.1.5 (the last sentence only), 3.1.7(d), 3.1.8, 3.1.10, 3.1.17, 3.1.19, 3.1.20, 3.1.23, 3.1.26, 3.1.31, 3.1.32(a) and 3.1.34 are not capable of being cured; provided, further, however, that in the case of a breach of Section 3.1.1, such breach shall not constitute an Event of Default in the event that such breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of Lender’s request and within thirty (30) days following the request of Lender, Borrower delivers to Lender a new non-consolidation opinion or an opinion of counsel to the effect that such breach does not impair, negate or adversely change the opinions rendered in the Insolvency Opinion, in each case, from the law firm that provided the Insolvency Opinion on the Closing Date (or its successor) or another nationally recognized law firm, in form and substance that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies;
(vii)    if Borrower or Guarantor shall make a general assignment for the benefit of creditors;
(viii)    if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor or if Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted, or if Borrower or Guarantor is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days following its filing;
(ix)    if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(x)    if any of the assumptions contained in the Insolvency Opinion (except for those pertaining to Lender), or in any other non-consolidation opinion delivered to Lender in connection with the Loan, is or shall become untrue unless such matter is cured in a timely manner and in a manner that would not cause an impairment or a material negative or adverse change in the Insolvency Opinion or such other non-consolidation opinion so delivered; provided, however, that in the case of a breach pursuant to this Section 8.1(x), such breach shall not constitute an Event of Default in the event that such breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of Lender’s request and within thirty (30) days following the request of Lender, Borrower delivers to Lender a new non-consolidation opinion or an opinion of counsel to the effect that such breach does not impair, negate or adversely change in any material respect the opinions rendered in the Insolvency Opinion, in each case, from the law firm that provided the Insolvency Opinion on the Closing Date (or its successor) or another nationally recognized law firm, in form and substance that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies;
(xi)    a breach of the covenants set forth in Sections 4.4, 4.23 or 4.31 hereof; provided, however, that in the case of a breach of Section 4.4, such breach shall not constitute an Event of Default in the event that such breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of Lender’s request and within thirty (30) days following the request of Lender, Borrower delivers to Lender a new non-consolidation opinion or an opinion of counsel to the effect that such breach does not impair, negate or adversely change in any material respect the opinions rendered in the Insolvency Opinion, in each case, from the law firm that provided the Insolvency Opinion on the Closing Date (or its successor) or another nationally recognized law firm, in form and substance that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies;
(xii)    subject to Borrower’s right to contest set forth in Section 4.3 of this Agreement, if the Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance or a Lien for Taxes not then due and payable and such liens are not discharged or bonded within sixty (60) days after Lender’s written notice to Borrower;
(xiii)    the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender, other than in accordance with this Agreement and the Leases at the Property entered into in accordance with the Loan Documents and such alteration, improvement, demolition or removal would be reasonably expected to or does have a Material Adverse Effect on Borrower’s use or operation of the Property; provided, however, that with respect to any such breach which is susceptible of being cured, such breach shall not be deemed an Event of Default hereunder unless and until it shall remain uncured for thirty (30) days after Borrower receives notice of such breach and, if such breach cannot reasonably be cured within such thirty (30) day period and Borrower commences to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure same, Borrower shall have such additional time as is reasonably necessary to cure such breach, but not in excess of one hundred twenty (120) days from the date the original notice from Lender was received by Borrower plus time necessary for Excusable Delay;
(xiv)    if (A) any Management Agreement is terminated and a Qualified Manager, or any other property manager reasonably approved by Lender, is not appointed as a replacement manager pursuant to the provisions of this Agreement within thirty (30) days following such termination, (B) Borrower has received notice that it is in material default under any Management Agreement and such default is not waived by Manager or cured by Borrower within sixty (60) days or (C) Borrower materially amends, modifies or otherwise changes without the prior written consent of Lender any Management Agreement in a manner materially adverse to Borrower and/or Lender such amendment is not revoked within ten (10) Business Days following notice from Lender to Borrower thereof;
(xv)    if Borrower or any Person owning a direct or indirect ownership interest in Borrower (other than any holders of publicly traded stock, units or other securities) shall be convicted of a Patriot Act Offense by a court of competent jurisdiction and such conviction subjects Lender to action and/or liability by any Governmental Authority; provided, however, that with respect to any such breach which is susceptible of being cured, such breach shall not be deemed an Event of Default hereunder if (A) such breach is cured within ten (10) days after Borrower becomes aware or receives notice of such breach and (B) such cure fully absolves Lender from any and all civil and criminal actions and liabilities by any Governmental Authority with respect to such breach;
(xvi)    if Borrower breaches any covenant contained in Section 4.9 hereof and fails to cure such breach within ten (10) days after Lender’s written notice to Borrower;
(xvii)    subject to Borrower’s contest rights in the Condominium Documents, if any, if any of the Condominium Charges to be paid by Borrower pursuant to the Condominium Documents are not paid by Borrower when the same are due and payable (after the expiration of any applicable notice and grace periods under the Condominium Documents), except to the extent that either (x) sums sufficient to make such payments are on deposit in the Condominium Account or (y) aggregate sums are on deposit in the Clearing Account, the Deposit Account and/or in the Cash Collateral Account sufficient to make such payment and, in either case, Lender’s access to such sums is not restricted or constrained in any manner;
(xviii)    (A) any material modification or amendment to any of the terms or provisions of the Condominium Documents, (B) the termination of the Condominium or the removal of any Unit from the Condominium, or (C) any partition of all or part of the Property subject to the Condominium Declaration, in each case, in violation of the terms of this Agreement, and, in the case of clause

(A), such modification or amendment is not rescinded within ten (10) Business Days following written notice from Lender to Borrower;
(xix)    if (A) the Bloomberg Lease is surrendered or terminated by Borrower, or (B) any of the terms, covenants or conditions of the Bloomberg Lease are materially amended or modified, in each case, in violation of Section 4.11 hereof, and, in the case of clause (B), such modification or amendment is not rescinded within ten (10) Business Days following written notice from Lender to Borrower;
(xx)    Guarantor breaches any of the Guarantor Financial Covenants; or
(xxi)    if Borrower fails to comply with the second sentence of Section 5.4(c) within the time periods set forth therein; or
(xxii)    if Borrower or Guarantor shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxi) above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Lender, in the case of any such other Default; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower and/or Guarantor shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower and/or Guarantor in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days plus time necessary for Excusable Delay.
Section 8.2.    Remedies.
8.2.1    Acceleration. Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vii) or (viii) of Section 8.1 above), Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii) or (viii) of Section 8.1 above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2    Remedies Cumulative. Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon. In addition to the covenants contained in Section 4.29(a)(v), during the continuance of an Event of Default, Borrower shall pay for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with inspections and appraisals.
8.2.3    Severance.
(a)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect; provided, that, any Prepayment Fee due and payable as a result of such acceleration shall only be due with respect to the portion of the Outstanding Principal Balance of the Loan as has been accelerated. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.
(b)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender, provided that no such agreement shall increase Borrower’s obligations or decrease Borrower’s rights under the Loan Documents. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute such severance agreement to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such severance agreement under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.
(c)    Any amounts recovered from the Property or any other collateral for the Loan following the acceleration of the Loan upon an Event of Default or an Event of Default arising as a result of the failure to pay the Obligations in full on the Maturity Date may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.
8.2.4    Lender’s Right to Perform. Upon the occurrence and during the continuance of an Event of Default only, if Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of ten (10) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure except as otherwise expressly provided for herein, but such notice shall be a precondition to Lender exercising the rights set forth in the immediately preceding sentence.
IX.    SALE AND SECURITIZATION OF MORTGAGE
Section 9.1.    Sale of Mortgage and Securitization. Subject to Section 9.4 hereof:
(a)    Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization and (iv) to otherwise sell, assign, participate or transfer the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise. Upon such assignment, all references to Lender and Co-Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. The transactions referred to in clauses (i), (ii), (iii) and (iv) are each hereinafter referred to as a “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities or similar instruments issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”. At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.
(b)    If reasonably requested by Lender, Borrower shall use commercially reasonable efforts to assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace, by prospective investors, the Rating Agencies and/or by applicable Legal Requirements in connection with any Secondary Market Transactions, including to:
(i)    (A) provide reasonably requested, non-confidential financial and other information (other than projections) with respect to the Property, the business operated at the Property, Borrower, Guarantor and Manager, including, without limitation, the information set forth on Exhibit B attached hereto, in each case, to the extent reasonably available to Borrower or Manager, (B) provide budgets and rent rolls relating to the Property (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant), (C) provide such financial information and statements as are required pursuant to this Section 9.1(b)(i) (the information described in clauses (A) through (C), the “Provided Information”) and (D) cooperate with Lender in obtaining updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase IIs), property condition reports and other due diligence investigations of the Property, subject to Borrower’s reasonable and customary safety requirements and the rights of Tenants under Leases;
(ii)    use commercially reasonable efforts to provide customary updates or customary modifications to the opinions of counsel provided by Borrower on the Closing Date, as may be reasonably requested by Lender in order to effect the related Securitization, including without limitation updates or modifications requested by or for the benefit of the Rating Agencies, underwriters, placement agents, the trustee or other customary Securitization parties (it being agreed that in no event shall Borrower be obligated to deliver an opinion of counsel with respect to “true sale”, “fraudulent conveyance” or “10b-5” matters); and

(iii)    provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require (which, in each case, may be given subject to any additional exceptions thereto).
(c)    If, at the time a Disclosure Document is being prepared for a Securitization, Lender reasonably expects that Borrower alone or Borrower and one or more Affiliates of Borrower, collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon reasonable request the following financial information, in each case, to the extent reasonably available to Borrower or Manager:
(i)    if Lender reasonably expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties as required under Item 1112(b)(1) of Regulation AB (it being understood that such information shall be deemed “required” whether or not the Securities are being offered in a registered offering), or
(ii)    if Lender reasonably expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (it being understood that such information shall be deemed “required” whether or not the Securities are being offered in a registered offering).
(d)    In the event all or a portion of the Loan is included in a securitization involving a registered public offering of Securities pursuant to the Securities Act (a “Public Securitization”), and if Lender determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.
(e)    Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(i)    with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, as promptly as reasonably practicable following notice from Lender; and
(ii)    with respect to ongoing information required under Section 9.1(d) above, (1) not later than forty-one (41) days after the end of each calendar quarter of Borrower and (2) not later than eighty-five (85) days after the end of each fiscal year of Borrower.
Any reasonable incremental costs and expenses incurred by Borrower in connection with the delivery to Lender of any financial data or financial statements within the time periods set forth in Section 9.1(e)(ii) rather than the time periods provided in Section 4.9 and/or in the form required pursuant to Section 9.1(d) rather than in the form required in Section 4.9, shall be paid by Lender.
(f)    If reasonably requested by Lender, Borrower shall provide Lender, as promptly as reasonably practicable following Lender’s request therefor, and in any event, within the time periods required to comply with Regulation AB or other Legal Requirements relating to a Securitization with any other or additional financial statements (excluding projections or other forward-looking statements or any mid-quarter financials), or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Lender.
(g)    All financial statements provided by Borrower pursuant to this Section 9.1 shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All annual financial statements shall be audited by Independent Accountants in accordance with GAAP, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements and shall be accompanied by a manually executed written consent of the Independent Accountants, in form and substance reasonably acceptable to Lender and the Independent Accountants, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other data and financial statements provided by Borrower pursuant to this Section 9.1 shall be accompanied by an Officer’s Certificate of Borrower stating that such financial statements meet the requirements set forth in the first sentence of this Section 9.1(g).
(h)    Lender or its designee, which may include (1) any Co-Lender or Servicer, as a non-fiduciary agent of Borrower, or (2) Borrower (such Lender or its designee, the “Registrar”), shall maintain a copy of each Loan assignment agreement delivered to Registrar and a register for the recordation of the name and address of each Co-Lender, and each Co-Lender’s rights to principal and stated interest of the Loan owing to such Co-Lender (the

“Register”). The entries in the Register shall be conclusive absent manifest error (which, for the avoidance of doubt, shall include a failure to record, or error in recording, any assignment of the Loan of which Registrar is given notice), and Borrower and each Co-Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Co-Lender hereunder for all purposes of this Agreement. The parties intend for the Loan to be in registered form for tax purposes under U.S. Department of Treasury Regulation Section 5f.103-1(c). If the Registrar is not Borrower, then upon the request of Borrower, Lender shall inform Borrower as to which Co-Lender or other designee is the Registrar. Upon request of a Co-Lender or a Borrower and reasonable prior notice, the Registrar shall provide to such requesting person any information reasonably requested by such person that is recorded on such Register.
(i)    Each Co-Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Co-Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Co-Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Borrower shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.9.1 and 2.9.2 (subject to the requirements and limitations therein) to the same extent as if it were a Co-Lender under this Agreement.
Section 9.2.    Securitization Indemnification.
(a)    Borrower understands that certain of the Provided Information may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b)    In connection with each of (x) a preliminary and final private placement memorandum, or (y) a preliminary and final prospectus, as applicable, Borrower agrees to provide, at Lender’s reasonable request, an indemnification certificate:
(i)    certifying that Borrower has carefully examined those portions of such memorandum or prospectus, as applicable, reasonably designated in writing by Lender for Borrower’s review pertaining to Borrower, Manager, the Property and/or the Provided Information (such portions, the “Relevant Portions”), the Relevant Portions do not, as of the date of such certificate, contain any untrue statement of a material fact required to be stated therein or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading;
(ii)    indemnifying Lender (and for purposes of this Section 9.2, Lender shall include the initial lender, its successors and assigns, and their respective officers and directors) and each Person who controls Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, directors and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual out-of-pocket losses, third-party claims, damages or liabilities arising out of third party claims (excluding lost profits, diminution in value and other consequential damages, collectively, the “Liabilities”) to which Lender, the Underwriter Group, the Lender Group or the Issuer may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the Relevant Portions or in the Provided Information provided to Lender by Borrower and its agents, counsel and representatives, except to the extent that such untrue statement is subsequently superseded or corrected prior to its inclusion in the Disclosure Document or (B) the omission or alleged omission to state in the Relevant Portion, a material fact required to be stated in such Relevant Portion or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading. Borrower shall have no responsibility for the failure of Lender (or its agents) to accurately transcribe written information (including information sent by e-mail) provided by Borrower or its agents. Borrower also agrees to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other out-of-pocket expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrower’s liability under this Section 9.2(b)(ii) will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reasonable reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the Relevant Portions or the Provided Information and shall not include any Liability that arises out of the willful misconduct, gross negligence or fraud of the indemnified party. This indemnification provision will be in addition to any liability which Borrower may otherwise have.
(c)    Borrower shall indemnify the Lender, the Underwriter Group, the Lender Group, and the Issuer for Liabilities to which any such indemnified party may become subject insofar as the Liabilities are in connection with any indemnification to the Rating Agencies in connection with the issuing, monitoring or maintaining ratings on the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by Borrower or Borrower’s agents or representatives (but expressly excluding Lender and its agents and representatives) to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained herein, (i) Borrower shall not be responsible for any Liabilities relating to untrue statements or omissions in any Covered Rating Agency Information which Borrower provided notice to Lender in writing prior to the pricing of any Securities; and (ii) Borrower shall not be liable for any misstatements or omissions in the Covered Rating Agency Information resulting from Lender’s failure to accurately transcribe written information by or on behalf of Borrower to Lender unless Borrower was provided a reasonable opportunity to review such Covered Rating Agency Information (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions.
(d)    Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2 of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or in conflict with those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses available to it that are different from or additional to those available to the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings with no admission of fault by or on behalf of any indemnified party.
(e)    In order to provide for just and equitable contribution in circumstances in which the indemnity provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; (iii) the limited responsibilities and obligations of Borrower as specified herein; and (iv) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(f)    The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
Section 9.3.    Severance. Subject to Section 9.4 hereof:
9.3.1    Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder but subject to the other provisions of this Section 9.3.1, in its sole and absolute discretion, shall have the right, at any time, by written notice to Borrower (a “Componentization Notice”), to require Borrower to execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes (“Note Components”), reduce the number of Note Components, revise the interest rate for each Note Component, reallocate the principal balances of the Notes and/or the Note Components, increase or decrease the monthly debt service payments for each Note Component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments); provided, that, (a) the Outstanding Principal Balance of all components immediately after the effective date of such modification equals the Outstanding Principal Balance immediately prior to such modification, (b) the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification (provided, that, such weighted average interest rate may subsequently change only as a result of any voluntary prepayment of the Loan by Borrower, any prepayment required by Lender in connection with a casualty or condemnation, and/or any application to principal after a default under the Loan Documents and the expiration of any appliable notice and cure period, and (c) the other terms and provisions of each of the component notes shall be identical in substance to the terms and provisions of the Loan Documents. Borrower shall be treated as the obligor with respect to each of the Note Components, and Borrower acknowledges that each Note Component may be individually beneficially owned by a separate Person. The Note Components need not be represented by separate physical Notes, but if requested by Lender, each Note Component shall be represented by a separate physical Note, in which case Borrower shall execute and return to Lender each such Note promptly following Borrower’s receipt of an execution copy thereof. Borrower acknowledges and agrees that prepayments of principal on the Loan, including as a result of an Event of Default or an application of Net Proceeds pursuant to Section 2.4.4 of this Agreement, may increase the weighted average interest rate of the Note Components. Notwithstanding the foregoing, in no event shall Lender be entitled to restructure the Loan in a manner that creates any mezzanine loans.
9.3.2    Reserved.
9.3.3    Cooperation; Execution; Delivery. Borrower shall reasonably cooperate with all reasonable requests of Lender in connection with Section 9.3.1. If reasonably requested by Lender, Borrower shall execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any modification pursuant to Section 9.3.1, all in form and substance reasonably satisfactory to Lender and Borrower and satisfactory to any applicable Rating Agency rating Securities secured by the Loans in connection with a Securitization, including the severance of security documents if requested. It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after Borrower’s receipt of notice thereof, together with copies of all documents to be executed and comparison “blacklines” of such documents against the applicable documents executed by Borrower as of the Closing Date. Any documents executed and delivered by Borrower pursuant to the provisions of this Section 9.3.3 shall be subject to the terms, conditions and limitations set forth in Section 9.3.1 hereof.
Section 9.4.    Costs and Expenses. Notwithstanding anything to the contrary contained in this Article IX, Borrower shall be responsible for (a) all of the costs incurred by Borrower in connection with this Article IX, whether incurred prior to or after the Closing and (b) all of the actual out-of-pocket costs incurred by each Lender (including reasonable, out-of-pocket legal fees and expenses) in connection with this Article IX, whether incurred prior to or after the Closing.
X.    MISCELLANEOUS
Section 10.1.    Exculpation.
(a)    Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liabilities and obligations arising hereunder or under the other Loan Documents, or otherwise arising in connection with the Loan or Loan Documents or the enforcement thereof, wherein a money judgment shall be sought against (1) Borrower (except as set forth in this Section 10.1 and the Environmental Indemnity), (2) Guarantor (except as set forth in the Guaranty, the Environmental Indemnity and any other guaranty provided in connection with the Loan), (3) any Affiliate of Borrower (other than ALX to the extent of ALX’s obligations and liabilities under the ALX Letter of Credit Agreement), (4) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower, Guarantor or any Affiliate of Borrower or Guarantor (other than ALX to the extent of ALX’s obligations and liabilities under the ALX Letter of Credit Agreement) or (5) any direct or indirect limited partner, member, principal, officer, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (1) through (5) above (other than ALX to the extent of ALX’s obligations and liabilities under the ALX Letter of Credit Agreement) (collectively, subject to the exceptions in clauses (1) through (5) above, the “Exculpated Parties”), except that Lender may bring a foreclosure action, action for specific performance or other action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Mortgage and the other Loan Documents, and the interest in the Property, the Rents and any other collateral given to Lender pursuant to this Agreement, the Note, the Mortgage and the other Loan Documents; provided, however, that except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower, only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral for the Loan given to Lender. Lender, by accepting this Agreement, the Note, the Mortgage and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 10.1, sue for, seek or demand any deficiency judgment against any Exculpated Party in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Mortgage or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgage or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Mortgage; (iii) affect the validity or enforceability of any indemnity (including the Environmental Indemnity), guaranty, master lease or similar instrument (if any) made in connection with this Agreement, the Note, the Mortgage and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in the Mortgage; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property, including without limitation, any Insurance Proceeds and/or Awards.
(b)    Notwithstanding the provisions of Section 10.1(a) to the contrary, Borrower shall be personally liable to Lender for Losses arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):
(i)    intentional physical waste or arson to the Property committed by Borrower or Guarantor or any Affiliate of Borrower or Guarantor;
(ii)    fraud, willful misconduct or intentional misrepresentation by Borrower or Guarantor or any Affiliate of Borrower or Guarantor in connection with the making of the Loan by Lender or during the term of the Loan;
(iii)    any litigation or other legal proceeding initiated by Borrower or any Affiliate of Borrower in bad faith that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents during the continuance of an Event of Default;
(iv)    (A) the misappropriation or intentional misapplication of funds by or on behalf of Borrower, in violation of the terms of the Loan Documents, including (1) any Insurance Proceeds received by Borrower by reason of any loss, damage or destruction to the Property (it being agreed that Borrower shall not be deemed to have misapplied such proceeds unless the same are received by Borrower and not paid to Lender in a circumstance in which Lender is expressly entitled to receive the same pursuant to the terms of the Loan Documents to be applied toward payment of the Loan), (2) any Awards received by Borrower in connection with the condemnation of all or a portion of the Property (it being agreed that Borrower shall not be deemed to have misapplied such proceeds unless the same are received by Borrower and not paid to Lender in a circumstance in which Lender is expressly entitled to receive the same pursuant to the terms of the Loan Documents to be applied toward payment of the Loan), (3) any Rents or other revenues received by Borrower following the occurrence and during the continuation of an Event of Default (including Lease Sweep Lease Termination Payments and Lease Termination Payments) or (4) any Reserve Funds disbursed to Borrower or (B) the intentional failure to deposit rents into the Clearing Account to the extent in the control of Borrower, unless such rents are otherwise delivered to Lender;
(v)    Borrower’s failure to deliver to Lender any security deposits, advance deposits or any other deposits collected with respect to the Property upon a foreclosure of the Property except to the extent the same were applied or returned to the tenant or other party in accordance with the applicable Lease or other agreement relating to such deposit;

(vi)    Borrower’s failure to pay Taxes or transfer taxes, Condominium Charges, Other Charges, charges for labor or materials or other charges that can create liens on the Property beyond any applicable notice and cure periods specified herein (in each case, except to the extent that (A) sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof or (B) there is insufficient cash flow from the operation of the Property);
(vii)    any failure to pay or maintain the Policies or pay the amount of any deductible required thereunder following a Casualty or other insurance claim, except to the extent that (A) such Policies are not commercially available, (B) sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof or (C) there is insufficient cash flow from the operation of the Property;
(viii)    Borrower’s failure to return or to reimburse Lender for Personal Property destroyed or damaged due to the willful misconduct or gross negligence of Borrower, Guarantor or any Affiliate of Borrower or Guarantor or wrongfully taken from the Property during the continuance of an Event of Default by or on behalf of Borrower, Guarantor or any Affiliate of Borrower or Guarantor and not replaced with Personal Property of at least the same utility (it being agreed that the removal and replacement of Personal Property in the ordinary course of maintenance and operation of the Property shall not be deemed to be wrongful removal);
(ix)    the breach of any representation, warranty, covenant or indemnification obligation set forth in the Environmental Indemnity;
(x)    any voluntary Indebtedness, voluntary Lien or voluntary Transfer, in each case, in violation of the Loan Documents that does not trigger full recourse under clause (d) below (for the avoidance of doubt, the entry into, or amendment of, a Lease of space in the Improvements to a Tenant shall not be a violation of this clause (x));
(xi)    any failure of Borrower to comply with, and at all times have complied with, the requirements of a Special Purpose Bankruptcy Remote Entity that does not trigger full recourse under clause (d) below;
(xii)    any opposition by Borrower or Sponsor to any motion filed by Lender for relief from the automatic stay in any bankruptcy proceeding of Borrower;
(xiii)    the termination of the Condominium or the removal of any Unit from the Condominium, in each case, in violation of the terms of this Agreement, which was voted for or consented to or approved by Borrower (or the members of the Condominium Board appointed by Borrower);

(xiv)    intentionally left blank;
(xv)    the commission of any criminal act by Borrower, Guarantor or any Affiliate of Borrower or Guarantor which results in the forfeiture of the Property; and/or
(xvi)    any termination, rejection or cancellation of the Bloomberg Lease by or on behalf of Borrower in violation of the terms of this Agreement, or any consent granted by Borrower to terminate, reject or cancel the Bloomberg Lease in violation of the terms of this Agreement without the prior written consent of Lender, or if Borrower shall consent to any assignment or sublease of the Bloomberg Lease in violation of the terms of this Agreement without the prior written consent of Lender, except for any assignment or sublease that is permitted pursuant to the Bloomberg Lease (x) “as of right” without any discretionary approval rights on the part of Borrower or (y) with Borrower’s approval or consent not to be unreasonably withheld (and Borrower in good faith believes withholding such approval would not be reasonable) or any amendment or other modification of the Bloomberg Lease entered into by or on behalf of Borrower in violation of the terms of this Agreement without the prior written consent of Lender.
(c)    Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents.
(d)    The Obligations shall be fully recourse to Borrower in the event that any of the following occur (each, a “Springing Recourse Event”):
(i)    any voluntary Transfer of all or substantially all of the Property or any voluntary Transfer of a direct or indirect controlling equity interest in Borrower, in each case, in violation of the Loan Agreement and the other Loan Documents; provided, that, there shall be no liability under this clause (i) for (A) any Transfer with respect to which Borrower or any other Person has failed to provide notice to Lender or the opportunity to review any documentation in connection with such Transfer or copies of the documentation relating to any Transfer, for which the related Transfer would otherwise be permitted under the Loan Agreement if such notice or documentation had been provided to Lender or (B) the entry into, or amendment of, a Lease of space in the Improvements to a Tenant;
(ii)    Borrower fails to obtain Lender’s prior written consent to any voluntary Indebtedness in the nature of mortgage or mezzanine debt, in each case, in violation of the Loan Documents;

(iii)    Borrower or any Borrower Affiliate, officer, director or representative which Controls Borrower consents to or files a voluntary petition with respect to Borrower for bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
(iv)     Borrower, Guarantor or any Affiliate of Borrower or Guarantor or any officer, director, or representative which Controls, directly or indirectly, Borrower or Guarantor files or joins in or colludes with others in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower;
(v)    Borrower files an answer consenting to or joining in any involuntary petition filed against it, by any other person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; provided that Borrower shall not be deemed to have consented to an involuntary petition by reason of filing an answer which admits that Borrower is insolvent if Borrower in good faith believes the same is true;
(vi)    Borrower, Guarantor or any Affiliate, officer, director, or representative which Controls Borrower consents to or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property (except in response to a request from Lender); provided that Borrower shall not be deemed to have consented to any such application by reason of filing an answer which admits that Borrower is insolvent if Borrower in good faith believes the same is true; and
(vii)    any violation of the requirements of a Special Purpose Bankruptcy Remote Entity in any material respect which results in the substantive consolidation of Borrower’s assets with any affiliate in a bankruptcy or similar proceeding.
(e)    Notwithstanding the foregoing, in the event of a foreclosure of the Loan or a deed-in-lieu thereof is accepted by Lender or if Lender obtains a receiver, trustee, liquidator or conservator with respect to the Property, Borrower shall not be subject to liability under Section 10.1(b), Section 10.1(c) or Section 10.1(d) or the Environmental Indemnity (and Guarantor shall not be liable under the Guaranty or the Environmental Indemnity) with respect to (1) actions taken by the successor owner or such receiver, trustee, liquidator or conservator or (2) events or conditions first occurring or introduced upon the Property after such foreclosure or deed-in-lieu or the appointment of such receiver, trustee, liquidator or conservator, in each case, to the extent not caused by the actions of Borrower, Guarantor or their respective Affiliates following such foreclosure, deed-in-lieu or appointment.

Section 10.2.    Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal successors and assigns of Lender.
Section 10.3.    Lender’s Discretion; Rating Agency Review Waiver.
(a)    Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the reasonable discretion of Lender and shall be final and conclusive. Prior to all or any portion of the Loan being included in a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.
(b)    Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.
Section 10.4.    Governing Law.
(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND

CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY AGREE DESIGNATE AND APPOINT:
VORNADO REALTY TRUST
888 SEVENTH AVENUE, 44TH FLOOR
NEW YORK, NEW YORK 10106
ATTENTION: CORPORATION COUNSEL
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER

MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.
Section 10.5.    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.
Section 10.6.    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required or permitted to be given hereunder shall be given in writing and shall be (i) sent by registered or certified mail, postage prepaid, return receipt requested, or (ii) delivered by hand or by reputable overnight courier, or (iii) electronically transmitted by e-mail with hard copy delivered by hand or by reputable overnight courier, in each case, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered prior to 5:00 P.M. (New York time) on a Business Day (otherwise on the next Business Day), (c) on the next Business Day if sent by a reputable courier for delivery on the next Business Day, and (d) if transmitted by e-mail, (1) if such e-mail was sent prior to 5:00 P.M. (New York time) on a Business Day, then on the date such e-mail was sent; provided, that, a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the immediately succeeding Business Day, or (2) if such e-mail was sent on a day that is not a Business Day or after 5:00 P.M. (New York time) on a Business Day, then on the Business Day immediately succeeding the date such e-mail was sent; provided, that, a hard copy of such e-mail (and any and all attachments) is delivered by hand or reputable overnight courier on the second Business Day immediately following the date on which such e-mail was sent, in each case addressed to the parties as follows:

If to Lender:    GERMAN AMERICAN CAPITAL CORPORATION
US Commercial Real Estate
1 Columbus Circle, 15th Floor
Mail Stop: NYC01-1530
New York, New York 10019
Attention:
    David Goodman
    Email: David.Goodman@db.com
    Robert W. Pettinato, Jr.
    Email: Robert.Pettinato@db.com
    Donna A. Corrigan
    Email: Donna-A.Corrigan@db.com
    Theresa Ellel
    Email: Theresa.Ellel@db.com
and to:    GERMAN AMERICAN CAPITAL CORPORATION
Legal Department
1 Columbus Circle, 19th Floor
Mail Stop: NYC01-1954
New York, New York 10019
Attention: General Counsel
and to:    JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179-0001
Attention: Simon B. Burce
Email: simon.burce@jpmchase.com
and to:    JPMorgan Chase Bank, National Association
SPG Middle Office/CIB
383 Madison Avenue, 8th Floor
New York, New York 10179-0001
Attention: Gisella Leonardis
Email: cmbs.loans.mo@jpmorgan.com
and to:    Wells Fargo Bank, National Association
c/o Wells Fargo Commercial Mortgage Servicing
401 South Tryon Street, 8th Floor
Charlotte North Carolina 28202
Facsimile No.: 844-879-5855
with a copy to:    Alston & Bird LLP
321 N. Clark Street
Chicago, Illinois 60654
Attention: Erin Felchner
Email: Erin.Felchner@alston.com

If to Borrower:    731 Office One LLC
c/o Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: President and Chief Financial Officer
Email: mfranco@vno.com
and to:    Alexander’s, Inc.
210 Route 4 East
Paramus, New Jersey 07652
Attention: Chief Financial Officer
Email: ghansen@VNO.com
and to:    Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: Counsel
Email: sborenstein@vno.com
with a copy to:     Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Ralston W. Turbeville, Jr., Esq.
Email: turbeviller@sullcrom.com
Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel, provided that it is given in accordance with this Section 10.6 as set forth above. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.
Section 10.7.    Waiver of Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8.    Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 10.9.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10.    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11.    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 10.12.    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages (unless it is determined pursuant to a final judgment that Lender acted in bad faith) and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 10.13.    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 10.14.    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Borrower acknowledges and agrees that Lender is not and shall not be deemed to be a fiduciary of Borrower and Lender shall owe no fiduciary duties to Borrower, and nothing in this Agreement or the Loan Documents creates or is intended to create a joint venture, partnership, tenancy-in-common, joint tenancy, fiduciary or other special relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)    The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.
Section 10.15.    Publicity. All news releases, publicity or advertising by any party hereto or their respective Affiliates through any media intended to reach the general public (but excluding, for clarity, any filings or news releases necessary or appropriate under applicable Legal Requirements, including securities laws and regulations) which refers to the Loan Documents or the financing evidenced by the Loan Documents shall be subject to the prior consultation between Borrower and Lender; provided, that, no such news release, publicity or advertising by Borrower or any of its Affiliates, regardless of whether same is necessary or appropriate under applicable Legal Requirements, shall mention or refer to (i) any Securities or Securitization or to any prospective securitization or securities related to the Loan, or to any Lender or any Affiliate of Lender that acts as depositor, initial purchaser or underwriter with respect to a Securitization of all or any portion of the Loan, or (ii) until the date occurring ninety (90) days after the closing date of a Securitization, to Lender or any of its Affiliates; provided, further, that, Borrower or its Affiliates may, to the extent necessary or appropriate under the applicable Legal Requirements, file a Form 8-K, Form 10-K or Form 10-Q which discloses the financing obtained pursuant to the Loan Documents and attaches the Loan Agreement and one or more other Loan Documents as an exhibit thereto so long as such filing does not disclose any of the information set forth in clause (i) (it being agreed that the inclusion of the Loan Agreement and one or more Loan Documents as exhibits to such filing alone shall not be deemed to disclose any information set forth in clause (i)).
Section 10.16.    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the

Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 10.17.    Certain Waivers. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, each of Borrower and Lender hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against the other party in any legal action or proceeding any special, exemplary, punitive or consequential damages.
Section 10.18.    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 10.19.    Brokers and Financial Advisors. Borrower and Lender each hereby represent to each other that they have not dealt with any brokers or finders in connection with the transactions contemplated by the Loan Documents or made any agreements or promises which will in any way create or give use to any obligation or liability for payment by it for any brokerage fee or commission or any other similar compensation to any other Person with respect to the transactions contemplated herein. Borrower shall be solely responsible for all costs, finders’ fees, commissions, concessions, remuneration or similar fees or compensation relating to the Loan.
Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.
Section 10.20.    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.21.    Servicer.
(a)    At the option of Lender, the Loan may be serviced by a servicer and special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the initial set-up fees and the monthly master servicing fee due to the Servicer under the Servicing Agreement.
(b)    Except as otherwise expressly set forth in this Agreement and subject to Section 9.4 hereof, Borrower shall pay any customary fees, costs and expenses of the Servicer and any reasonable third-party fees and expenses incurred in each case in connection with a prepayment, release of the Property, approvals under the Loan Documents requested by Borrower, assumption of Borrower’s obligations or amendment or modification of the Loan requested by Borrower subject to and in accordance with any servicing agreement or similar agreement entered into in connection with a Securitization, as well as (i) any amounts payable in respect of advances (including protective advances, special servicer fee advances and advances of delinquent debt service payments), together with interest thereon, made pursuant to the servicing agreement, in each case, as a result of Borrower’s default hereunder beyond any applicable grace period (or, with respect to special servicer fee advances, as a result of the Loan becoming a specially serviced loan pursuant to the servicing agreement) to the extent late charges and default interest actually paid by Borrower in respect of such payments are insufficient to pay the same, (ii) either (but not both) (A) “liquidation fees” related to the Loan in the amounts set forth in the servicing agreement, which amounts shall not exceed a rate of one-half percent (0.50%) of liquidation proceeds, or (B) “workout fees” in the amounts set forth in the servicing agreement, which amounts shall not exceed a rate of one-half percent (0.50%) of principal and interest (other than default interest) made on the mortgage loan following written agreement to amend the mortgage such that the mortgage loan is no longer a specially serviced mortgage loan for so long as another special servicing loan event does not occur, (iii) “special servicing fees” for the Loan upon the Loan becoming a specially serviced loan pursuant to the servicing agreement in the amounts set forth in the servicing agreement, which amounts shall not exceed a rate of one-quarter of one percent (0.25%) of the Loan amount per annum and (iv)

customary operating advisor fees. At no time shall Borrower be required to deal with or pay for more than one master servicer and one special servicer in connection with the Loan.
Section 10.22.    No Fiduciary Duty.
(a)    Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the transaction described herein, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender, its affiliates and its and their respective equityholders and employees (for purposes of this Section, the “Lending Parties”) have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Borrower or any other Person or any of its affiliates or to advise or opine on any related solvency or viability issues.
(b)    It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, (ii) the transaction described herein is an arm’s-length commercial transaction, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower or its affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the transaction described herein or otherwise shall be deemed to create (A) a fiduciary duty (or other implied duty) on the part of any Lending Party to Borrower, any of its affiliates, stockholders, employees or creditors, or any other Person or (B) a fiduciary or agency relationship between Borrower or any of its affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor any of its affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower or its affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower) any rights or remedies by reason of any fiduciary or similar duty.
(c)    Borrower acknowledges that it has been advised that the Lending Parties are full service financial services firms engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of affiliates of Borrower as well as of other Persons that may (i) be involved in transactions arising from or relating to the transaction described herein, (ii) be customers or competitors of Borrower and/or its affiliates, or (iii) have other relationships with Borrower and/or its affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower or such other Persons. The transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although the Lending Parties in the course of such other activities and relationships may acquire information about the transaction described herein or other Persons that may be the subject of such transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower or any of its affiliates or to use such information on behalf of Borrower or any of its affiliates.
(d)    Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the transaction described herein and the process leading thereto.
Section 10.23.    Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
Section 10.24.    Assignments and Participations. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.
Section 10.25.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
Section 10.26.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
(a)    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;
(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
(b)    As used in this Section 10.26 the following terms have the following meanings ascribed thereto: (i) “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution; (ii) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution; (iii) “Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings); (iv) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (y) any entity established in an EEA Member Country that is a parent of an institution described in clause (x) of this definition, or (z) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (v) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway; (vi) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vii) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; (viii) “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority; (ix) “UK Financial Institution”

means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms; (x) “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution and (xi) “Write-Down and Conversion Powers” means (x) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (y) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 10.27.    Co-Lenders.
(a)    Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, each of Borrower and any guarantor shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of Borrower and any guarantor required hereunder shall be delivered by Borrower or any guarantor to each Co‑Lender, provided that, notwithstanding anything herein that may be construed to the contrary, from and after any Secondary Market Transaction with respect to any portion of the Loan, all decisions with respect to the Loan shall be made by a single servicer, agent or lead lender (such party to be designated from time to time by the Co-Lenders in their sole and absolute discretion, and the identity of which party may differ depending upon the decision), either directly, or by contractual agreement that holders of other portions of the Loan will make the same decision as such single party. Each Co-Lender agrees it shall promptly reply to Borrower’s inquiries regarding whether it has completed Securitization of its Ratable Share of the Loan.
(b)    Each Co-Lender agrees that, prior to the Securitization of the entire Loan, (i) any Letter of Credit delivered to Lender in accordance with the terms of this Agreement shall name GACC as the sole beneficiary thereunder for the benefit of the Co-Lenders, and (ii) each Co-Lender authorizes GACC to, and GACC hereby agrees to, act as its agent with regard to the servicing and administration of all such Letters of Credit, and in the event GACC draws upon any such Letter of Credit, each Co-Lender authorizes GACC to, and GACC hereby agrees to, deposit the proceeds into the Cash Management Account (or into one or more of the Accounts) in the manner set forth herein. Upon the Securitization of the entire

Loan, each Co-Lender authorizes GACC to, and GACC hereby agrees to, assign to the Trustee all of GACC’s right, title and interest in and to each Letter of Credit issued in accordance with the terms of this Agreement that is then in GACC’s possession, whereupon without any further action by any of the Co-Lenders GACC shall be released from any and all liability relating in any way to such Letter(s) of Credit.
(c)    (i) The liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for its respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.
(d)    Each Co-Lender agrees that it has, independently and without reliance on any other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon any other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.
(e)    With respect to the enforcement of the rights and remedies of the Lender under the Loan Documents, including upon the occurrence and during the continuance of an Event of Default, if at such time there are multiple Co-Lenders holding the Loan, then either:
(i)    the Co-Lenders shall exercise such rights and remedies jointly together, or
(ii)    the Co-Lenders shall designate from time to time, such designations to be made from time to time in the Co-Lenders’ sole and absolute discretion, one or more servicers or agents (which may be a Co-Lender, applicable servicer or other agent designated by the Lender) that shall exercise such rights and remedies under the Loan Documents on behalf of the Lender (and all Co-Lenders) such that, with respect to any exercise of applicable rights and remedies at any given time, there shall be a single servicer or agent exercising such rights and remedies as or on behalf of the Lender notwithstanding that there may be multiple Co-Lenders holding the Loan.
Section 10.28.    Appraisals. Lender may, at its option, commission one or more new and/or updated appraisals from time to time after the Closing Date; provided, however, that Borrower shall only be required to reimburse Lender for the out-of-pocket cost such of new and/or updated appraisal if (A) an Event of Default is continuing or (B) such appraisal is required by applicable law or regulatory requirements.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
LENDER:

GERMAN AMERICAN CAPITAL CORPORATION

By:	/s/ Paul K Richardson
Name: Paul K Richardson
Title: Director

By:	/s/ Darrell L. Gustafson
Name: Darrell L. Gustafson
Title: Managing Director

[signatures continue on following page]

LENDER:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Jessica Wong
Name: Jessica Wong
Title: Authorized Signatory

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jeff Cirillo
Name: Jeff Cirillo
Title: Managing Director

BORROWER:
731 OFFICE ONE LLC, a Delaware limited liability company
By:    731 OFFICE ONE HOLDING LLC, a Delaware limited liability company, its sole member

By:    ALEXANDER’S, INC., a Delaware corporation, its sole member

By:	/s/ Steven J. Borenstein
Name: Steven J. Borenstein
Title: Authorized Signatory
181